UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BEST BUY CO., INC. 7601 Penn Avenue South Richfield, Minnesota 55423
NOTICE OF 2021 REGULAR MEETING OF SHAREHOLDERS
Time:	9:00 a.m., Central Time, on Wednesday, June 16, 2021
Place:	Online at www.virtualshareholdermeeting.com/BBY2021
Internet:	Submit pre-meeting questions online by visiting www.proxyvote.com and attend the Regular Meeting of Shareholders online at www.virtualshareholdermeeting.com/BBY2021
Items of Business:	1.	To elect the eleven director nominees listed herein to serve on our Board of Directors for a term of one year.
	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022.
	3.	To conduct a non-binding advisory vote to approve our named executive officer compensation.
	4.	To vote on a shareholder proposal, if properly presented at the meeting.
	5.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you were a shareholder of Best Buy Co., Inc. as of the close of business on Monday, April 19, 2021.
Proxy Voting:	Your vote is important. You may vote via proxy as a shareholder of record:
	1.	By visiting www.proxyvote.com on the internet;
	2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or
	3.	By signing and returning your proxy card if you have received paper materials.
For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee.
Regardless of whether you expect to attend the meeting, please vote your shares in one of the ways outlined above.
By Order of the Board of Directors

Richfield, Minnesota	Todd G. Hartman
May 5, 2021	Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE REGULAR MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 16, 2021:
This Notice of 2021 Regular Meeting of Shareholders and Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 30, 2021, are available at www.proxyvote.com.
Help us make a difference by eliminating paper proxy mailings to your home or business. As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily via the internet. On or about May 5, 2021, we mailed or otherwise made available to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report. The Notice of Internet Availability also includes instructions to access your form of proxy to vote via the internet. Certain shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the internet or have been mailed paper copies of our proxy materials and proxy card.
Internet distribution of our proxy materials is designed to expedite receipt by our shareholders, lower the cost of the Regular Meeting of Shareholders and conserve precious natural resources. If you would prefer to receive paper proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive e-mail notification with instructions to access these materials via the internet unless you elect otherwise.
ATTENDING THE REGULAR MEETING OF SHAREHOLDERS
•
Like the past four years, we invite you to attend the 2021 Regular Meeting of Shareholders (the “Meeting”) virtually. There will not be a physical meeting at the corporate campus. You will be able to attend the Meeting virtually, vote your shares electronically, and submit your questions during the Meeting by visiting: www.virtualshareholdermeeting.com/BBY2021 and following the instructions on your proxy card.

•	The Meeting starts at 9:00 a.m. Central Time.
•	You do not need to attend the Meeting online to vote if you submitted your vote via proxy in advance of the Meeting.
•	You can vote via telephone, the internet or by mail by following the instructions on your proxy card or voting instruction form provided by your broker, bank or other nominee.
•	A replay of the Meeting will be available on www.investors.bestbuy.com.

Dear Shareholders,
It’s a sincere honor to share with you my thoughts in my first letter to you as Chairman of the Best Buy Board of Directors. While clearly the COVID-19 pandemic dominated last year for us all, I’d like to use this letter to specifically focus on the role the Board played in supporting the Company’s remarkable response to the events of 2020.
As always, both the Board and management team started with our employees and the customer. As Corie outlines in her letter to shareholders, ensuring we created a safe environment was our first priority. The Board and management had many discussions as the leadership team did a remarkable job in shifting to a safe operating model and effectively addressing employee and customer safety concerns due to the pandemic. Such safety concerns at the level we were dealing with had never been faced by most retailers and, in our view, none responded quite as well as Best Buy. In fact, on the question for “how safe do you feel shopping Best Buy?”, the Company’s Net Promoter Scores were in the high 90s throughout all of last year and, in Barron’s magazine review of how companies responded to the pandemic, Best Buy received the top rating for all public companies in the country. We are proud of the recognition we received for the changes we made, but I am personally even more proud of the fact that making those changes – doing the right thing – was never a debate for the team. It was only a question of the best method for accomplishing that goal and the whole team moved decisively. With that done, we then worked to best fulfill customer needs and wants.
While the pandemic accelerated purchasing cycles and, for many, compelled us to make technology purchases we may have never considered previously, Best Buy demonstrated this past year its distinct and consistent ability to find opportunity in the chaos. More to the point, it did what it has always done: it listened to the consumer and met them exactly where they needed to be met. The Board fully supported management in this regard with the most notable example being the degree to which it freed Company executives to make decisions in the best interests of customers and employees without being unduly worried about how it might affect revenue in the short term. Specifically, the early decision to close stores to customer traffic was something the Board was closely involved in and wholeheartedly supported. Best Buy retained about 80% of revenue during this brief period but, more importantly, it cemented its position as a company that would make the hard decisions.
In support of this approach, the Compensation Committee proactively approved reductions in CEO and executive team salaries, as well as board member retainers, during the initial phases of the crisis. We then worked closely with senior management to craft what we considered to be a “shared success” program (focused on employee and customer safety, financial stability and strategic progress) as our short-term incentive in the second half of the year, after suspending that incentive program in the first half of last year as part of our efforts to bolster the strength of our balance sheet. These decisions were yet another example of the Board explicitly seeking to balance the interests of employees, consumers and shareholders in a time of significant uncertainty. We are particularly pleased that the incentive program payout in the second half of the year was robust, reflecting the remarkable efforts – and success - of the team during a trying year.
Throughout the crisis, the Board and its committees did not lose sight of our broad ESG obligations and the degree to which the Company is a leader in so many key areas. We endorsed accelerated work on our Teen Tech Center program, which included a $40 million one-time donation from the Company to its foundation. We provided close oversight of the Company’s expanded efforts in renewable energy, approving meaningful investments in solar power in particular. Finally, the Board and its relevant committees spent a great deal of time working with management as the Company grappled with the murder of George Floyd (and resulting protests) in its backyard, as well as all of the complex social, societal, health and economic issues affecting our employees and customers. It was a year that demanded our team understand all of the issues our stakeholders were addressing – and they did it admirably, nowhere more so than in our stores.
Through it all, Best Buy’s reputation as a leading, innovative company grew, making it possible to attract two extremely talented new Board members, Mario Marte of Chewy, Inc. and Steve Rendle of VF Corporation. We remained mindful of our well-established emphasis on Board diversity and are proud that we continue to be among the most diverse public company boards in the country.
Speaking on behalf of the full Board, allow me to offer some closing reflections of this past year. What we saw this year was a Chief Executive Officer, Corie Barry, and her management team, demonstrate an astounding degree of courage, conviction and compassion in the face of crisis. They proved that in good times and bad, Best Buy can be depended on to provide value to all its stakeholders through a combination of sheer effort and unending innovation. The Board was proud to engage with this team on issues large and small, providing not just oversight but the kind of peer review and feedback the most successful business executives desire.
On behalf of all my colleagues, my most sincere thanks to you all for your ongoing support. We are all proud to be associated with Best Buy and equally proud to have you all as shareholders.
With gratitude for your confidence and support,

Patrick Doyle, Chairman of the Board

2021 Proxy Statement

CAUTIONARY STATEMENT PURSUANT TO THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), provide a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies. With the exception of historical information, the matters discussed in this proxy statement on Schedule 14A are forward-looking statements and may be identified by the use of words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “foresee,” “outlook,” “plan,” “project” and other words and terms of similar meaning. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions. A variety of factors could cause our future results to differ materially from the anticipated results expressed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our most recently filed Annual Report on Form 10-K for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this proxy statement on Schedule 14A. Our forward-looking statements speak only as of the date of this proxy statement or as of the date they are made, and we undertake no obligation to update our forward-looking statements.

2021 Proxy Statement

At our 2021 Regular Meeting of Shareholders, we are asking shareholders to vote on four key items. This section highlights information contained in other parts of this proxy statement. We encourage you to review the entire proxy statement for more detail on these items, as well as our Annual Report and our CEO’s Letter to Shareholders posted on our website at www.investors.bestbuy.com.
Items of Business for Vote at our Regular Meeting of Shareholders
This year, we are requesting your support for the following Items of Business:
Item Number	Item Description	Board Recommendation
1	Election of Directors	FOR Each Nominee
We have eleven director nominees standing for election this year. More information about our nominees’ qualifications and experience can be found starting on page 24.
2	Ratification of Appointment of our Independent Registered Public Accounting Firm	FOR
We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022, as described on page 44.
3	Advisory Vote to Approve our Named Executive Officer Compensation	FOR

We are seeking, in an advisory capacity, approval by our shareholders of our named executive officer compensation, the “Say on Pay” vote. Our Compensation Discussion & Analysis (“CD&A”), which begins on page 46, describes our executive compensation programs and decisions for fiscal 2021.

4	Shareholder Proposal – Right to Act by Written Consent, if properly presented	AGAINST

We are seeking your support in opposition to the shareholder proposal requesting that our Board take steps necessary to permit written consent by shareholders. The proposal and our opposition statement can be found starting on page 80.

Attending the Meeting
How will the Meeting be conducted?
The Meeting will be conducted online, in a fashion similar to an in-person meeting. All of our board members and executive officers will attend the Meeting and be available for questions. You may attend the Meeting online, vote your shares electronically, and submit your questions during the Meeting by visiting our virtual shareholder forum at: www.virtualshareholdermeeting.com/BBY2021 and following the instructions on your proxy card.

1	2021 Proxy Statement

How can I ask questions during the Meeting?
Questions may be submitted prior to the Meeting or you may submit questions in real time during the Meeting through our virtual shareholder forum. We are committed to acknowledging each question we receive in the time allotted. We will allot approximately 15 minutes for questions during the Meeting and submitted questions should follow our Rules of Conduct in order to be addressed during the Meeting. If we are unable to answer your question during the Meeting due to time constraints, you are encouraged to contact the Best Buy Investor Relations department at investorrelations@bestbuy.com. Our Rules of Conduct are posted on the forum.
What can I do if I need technical assistance during the Meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
If I can’t attend the Meeting, can I vote or listen to it later?
You do not need to attend the online Meeting to vote if you submitted your vote via proxy in advance of the meeting. A replay of the Meeting, including the questions answered during the meeting, will be available on www.investors.bestbuy.com.
Additional information about how to vote your shares and attend our Meeting can be found in the General Information section of this proxy statement.
Corporate Governance
Our long-standing approach to corporate governance is to develop and implement principles that: (1) enable the success of our strategy and business objectives; (2) are rooted in a robust ongoing dialogue with our shareholders; and (3) are inspired by best practices. Consistent with this approach, we continue to build upon a strong framework of corporate governance policies and practices, including the following:
Board Structure
•	Independent Chairman	•	All Independent Committees
•	Annual Director Elections	•	No Director Related Party Transactions
•	Robust Annual Board Evaluation Process	•	Director Overboarding Policy
•	Majority Vote for Directors	•	Director Retirement Policy

Shareholder Rights		Compensation
•	No Cumulative Voting Rights	•	Pay for Performance Compensation Programs
•	No Poison Pill	•	Annual Say-on-Pay Vote
•	Proxy Access By-Laws	•	Anti-Hedging and Anti-Pledging Policies
•	No Exclusive Forum/Venue or Fee-Shifting Provisions	•	Clawback Policy for both Cash and Equity Awards
•	No Supermajority Voting Provisions in our Articles of Incorporation (“Articles”)	•	Stock Ownership Guidelines for Directors and Executives
Additional information on our Corporate Governance policies and practices can be found in the Corporate Governance at Best Buy section of this proxy statement.

2021 Proxy Statement	2

Environment, Social & Governance
Our Board, with oversight by the Nominating, Corporate Governance and Public Policy Committee, is integrally involved in the Company’s environmental, social and governance (“ESG”) initiatives. We are an organization built upon values-driven leadership and we are focused on our purpose to enrich lives through technology. We continue to focus on issues in which we have the most significant impact, such as climate change, e-waste and the technology education gap. We are honored to be recognized for the progress we have made in building a better world with all of our stakeholders. Please see our annual ESG Report, available at www.Corporate.BestBuy.com/Sustainability for more details. Our Fiscal Year 2021 report, to be published in June 2021, will include disclosures aligned with the Sustainability Accounting Standards Board (SASB), as well as a summary of our 2020 Employer Information EEO-1 Report.

ESG Recognition

Corporate ESG Performance
Prime
RATED BY ISS ESG

ISS Governance

Awarded Prime status by Oekom Corporate Ratings

Bloomberg
Gender-Equality Index
2021

Bloomberg

Included in Bloomberg's Gender Equality Index for the second year in a row

AMERICA'S MOST JUST COMPANIES
Forbes
2021

Forbes

Named to JUST Capital's JUST 100 list for the first time

BEST PLACES TO WORK for LGBTQ Equality
HUMAN RIGHTS CAMPAIGN FOUNDATION
2021
100% CORPORATE EQUALITY INDEX

HRCF

Named a Best Place to Work for LGBTQ Equality for the 16th year

CDP
DISCLOSURE INSIGHT ACTION
A LIST
2020
CLIMATE

CDP Worldwide

Named to CDP Climate A List for the 5th year; among the top 5 percent of companies reporting to CDP

MSCI
ESG RATINGS
AAA
CCC | B | BB | BBB | A | AA | AAA

MSCI Inc.

Rated AAA (highest possible) by MSCI ESG Research

FTSE4Good

FTSE4Good Index

Included in FTSE4Good Index for the 7th year

2021
WORLD'S MOST ETHICAL COMPANIES®™
WWW.ETHISPHERE.COM

Ethisphere

Named to *Ethisphere's* list of World's Most Ethical Companies for the 7th year

TOP 100
BARRON'S
Most Sustainable Companies 2021

Barron's

Number 1 on *Barron's* Most Sustainable Companies

Member of
Dow Jones Sustainability Indices
Powered by the S&P Global CSA

Dow Jones

Included in Dow Jones Sustainability Index for the 10th year

Additional information regarding our purpose and programs relating to our ESG efforts can be found in the Corporate Governance at Best Buy — Environment, Social & Governance section of this proxy statement.
Item No. 1: Election of Directors
The following individuals are standing for election to our Board. The Board recommends a vote FOR each of the nominees. All nominees are current members of the Board.
				Committee Membership
Name	Director Since	Most Recent Employer	Independent	AC	CC	FC	NC
Corie S. Barry	2019	CEO, Best Buy Co., Inc.	No
Lisa M. Caputo	2009	Executive Vice President, Chief Marketing, Communications & Customer Experience Officer, The Travelers Companies, Inc.	Yes		√		C
J. Patrick Doyle(1)	2014	Executive Partner, The Carlyle Group	Yes

3	2021 Proxy Statement

				Committee Membership
Name	Director Since	Most Recent Employer	Independent	AC	CC	FC	NC
David W. Kenny	2013	CEO, Nielsen	Yes		C		√
Mario J. Marte	2021	Chief Financial Officer, Chewy, Inc.	Yes	√			√
Karen A. McLoughlin	2015	Chief Financial Officer (Former), Cognizant Technology Solutions Corp.	Yes	√		C
Thomas L. Millner	2014	CEO (Former), Cabela’s Inc.	Yes	C			√
Claudia F. Munce	2016	Venture Advisor, New Enterprise Associates	Yes	√		√
Richelle P. Parham	2018	Partner & Managing Director, WestRiver Group	Yes		√		√
Steven E. Rendle	2021	Chairman, President & CEO, VF Corp.	Yes	√		√
Eugene A. Woods	2018	CEO, Atrium Health	Yes		√	√
(1)	Mr. Doyle serves as Chairman.
Key: AC = Audit Committee; CC = Compensation & Human Resources Committee; FC = Finance & Investment Policy Committee; NC = Nominating, Corporate Governance & Public Policy Committee √ = Member; C = Chair
The Board seeks a wide range of experience and expertise from a variety of industries and professional disciplines in its directors and carefully assesses and plans for the director skill sets, qualifications and diverse perspectives required to support the Company’s long-term strategic goals. Our slate of director nominees reflects the strong results of these efforts.

Composition of Board Nominees

Gender diversity

45%
5 Women

55%
6 Men

Ethnic diversity

36%
4 of 11

Director tenure

0-3 years
4-6 years
7+ years

Independence

10 of 11 director nominees are independent

Mix of Skills, qualifications and experience

Business Operations	9
Chief Executive Officer	6
Corporate Governance	2
Customer Engagement / Marketing	8
Digital / E-commerce	9
ESG	3
Finance	7
Growth / Transformation	9
Healthcare	1
Investments / Venture Capital	4
Philanthropy / Non-Profits	11
Professional Services	2
Retail / Customer Services	8
Technology	4

Additional information about each of our nominees and director qualification and nomination process can be found in Item of Business No. 1 — Election of Directors.

2021 Proxy Statement	4

Item No. 2: Appointment of Independent Registered Public Accounting Firm
The Board recommends a vote FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022.
Deloitte & Touche LLP (“D&T”) served as our auditors for fiscal 2021. Our Audit Committee has selected D&T to audit our financial statements for fiscal 2022 and is submitting its selection of our independent registered public accounting firm for ratification by the shareholders in order to ascertain the view of our shareholders on this selection. The following table summarizes the aggregate fees incurred for services rendered by D&T during fiscal 2021 and fiscal 2020. Additional information can be found in Item of Business No. 2 — Ratification of Appointment of our Independent Registered Public Accounting Firm.
Service Type	Fiscal 2021	Fiscal 2020
Audit Fees	$2,973,000	$2,873,000
Audit-Related Fees	368,000	380,000
Tax Fees	—	—
Total Fees	$3,341,000	$3,253,000
Item No. 3: Say-on-Pay: Advisory Vote to Approve Named Executive Officer
Compensation
The Board recommends a vote FOR approval of our named executive officer (“NEO”) compensation.
Our shareholders have consistently strongly supported our executive compensation program. For the last five years, our average Say-on-Pay vote has been 95.7%. We believe this support reflects our strong pay-for-performance philosophy, our commitment to sound compensation policies, and our active engagement and open dialogue with our shareholders. The Compensation Committee regularly takes feedback received from shareholders into consideration when making decisions regarding our executive compensation program.
Our executive compensation program contains the following elements:
Compensation Component	Key Characteristics	Purpose
Base Salary	Cash	Provide competitive, fixed compensation to attract and retain executive talent.
Short-Term Incentive	Cash award paid based on achievement of various performance metrics	Create a strong financial incentive for achieving or exceeding Company performance goals.
Long-Term Incentive	Stock options, performance-conditioned time-based restricted shares, time-based restricted shares and performance share awards	Create a strong financial incentive for increasing shareholder value, encourage ownership stake, and promote retention.

5	2021 Proxy Statement

Pay is tied to performance. The majority of target executive compensation is not guaranteed and is based on performance metrics designed to drive shareholder value, as summarized below for the CEO and other NEOs (excluding the CEO).

FY 21 CEO Total Direct Compensation

Base Salary
10%
Short-Term Incentive
20%
70%
Long-Term Incentive
10%
90%
Fixed
Variable

FY 21 Named Executive Officers' Total Direct Compensation (Avg.)

Base Salary
18%
Short-Term Incentive
27%
55%
Long-Term Incentive
18%
92%
Fixed
Variable

Fiscal 2021 Short-Term Incentive Compensation Performance Components
Employee and Customer Safety
Financial Stability
Strategic Progress

Fiscal 2021 Long-Term Incentive Compensation Performance Components	
50%	3-Year Total Shareholder Return • *Relative to the S&P 500*
50%	Enterprise Revenue

Additional information can be found in Item of Business No. 3 — Advisory Vote to Approve Named Executive Officer Compensation and the Compensation Discussion and Analysis sections of this proxy statement.
Item No. 4: Shareholder Proposal Right to Act by Written Consent
The Board recommends a vote AGAINST the shareholder proposal requesting that our Board take the steps necessary to permit written consent by shareholders.
Additional information can be found in Item of Business No. 4 — Shareholder Proposal – Right to Act by Written Consent section of this proxy statement.

2021 Proxy Statement	6

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423
PROXY STATEMENT
REGULAR MEETING OF SHAREHOLDERS — JUNE 16, 2021
GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Best Buy Co., Inc. (“Best Buy,” “we,” “us,” “our” or the “Company”) to be voted at our 2021 Regular Meeting of Shareholders (the “Meeting”) to be held virtually on Wednesday, June 16, 2021, at 9:00 a.m., Central Time, at www.virtualshareholdermeeting.com/BBY2021 or at any postponement or adjournment of the Meeting. On or about May 5, 2021, we mailed or made available our proxy materials, including the proxy statement, our Annual Report and form of proxy or the Notice of Internet Availability.
Background
What is the purpose of the Meeting?
At the Meeting, shareholders will vote on the items of business outlined in the Notice of 2021 Regular Meeting of Shareholders (“Meeting Notice”) included as the cover page to this proxy statement. In addition, management will provide a brief update on our business and respond to questions from shareholders.
Why did I receive this proxy statement and a proxy card or the Notice of Internet Availability?
You received this proxy statement and a proxy card or the Notice of Internet Availability because you owned shares of Best Buy common stock as of April 19, 2021, the record date for the Meeting and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items of business that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.
How can I attend the Meeting?
You can attend the meeting online by logging on to www.virtualshareholdermeeting.com/BBY2021 and following the instructions provided on your proxy or notice card.
How will the Meeting be conducted?
The Meeting will be conducted online, in a fashion similar to an in-person meeting. All of our board members and executive officers will attend the Meeting and be available for questions. You will be able to attend the Meeting online, vote your shares electronically, and submit your questions during the Meeting by visiting our virtual shareholder forum at: www.virtualshareholdermeeting.com/BBY2021 and following the instructions on your proxy card.
How can I ask questions during the Meeting?
Questions may be submitted prior to the Meeting through our virtual shareholder forum at www.virtualshareholdermeeting.com/BBY2021, or you may submit questions in real time during the meeting through the forum. We are committed to acknowledging each question we receive in the time allotted. We will allot approximately 15 minutes for questions during the Meeting and submitted questions should follow our Rules of Conduct for the meeting in order to be addressed during the Meeting. If we are unable to answer your question during the Meeting due to time constraints, you are encouraged to contact the Best Buy Investor Relations department at investorrelations@bestbuy.com. Our Rules of Conduct are posted on the forum.
What can I do if I need technical assistance during the Meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page.

7	2021 Proxy Statement

If I can’t attend the Meeting, can I vote or listen to it later?
You do not need to attend the online Meeting to vote if you submitted your vote via proxy in advance of the meeting. A replay of the Meeting, including the questions answered during the meeting, will be available on www.investors.bestbuy.com.
Who may vote?
In order to vote at the Meeting, you must have been a shareholder of record of Best Buy as of April 19, 2021, which is the record date for the Meeting. If your shares are held in “street name” (that is, through a bank, broker or other nominee), you will receive instructions from the bank, broker or nominee that you must follow in order for your shares to be voted as you choose.
When is the record date?
The Board has established April 19, 2021, as the record date for the Meeting.
How many shares of Best Buy common stock are outstanding?
As of the record date, there were 250,398,562 shares of Best Buy common stock outstanding. There are no other classes of capital stock outstanding.
Voting Procedures
What am I voting on, how many votes are required to approve each item, how are votes counted and how does the Board recommend I vote:
Item	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstain Vote
Item 1 - The election of the 11 director nominees listed in this proxy statement	The affirmative vote of a majority of votes cast with respect to the director.	“FOR” “AGAINST” “ABSTAIN”	FOR	No	None
Item 2 – The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022
The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on this item of business or, if greater, the vote required is a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting.
			FOR	Yes	Against
Item 3 - The non-binding advisory vote to approve our named executive officer compensation			FOR	No	Against
Item 4 – Shareholder proposal regarding the right to act by written consent			AGAINST	No	Against
(1)	If you are a record holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendation.
(2)
A broker non-vote will not count as a vote for or against a director and will have no effect on the outcome of the election of the 11 director nominees disclosed in this proxy statement. A broker non-vote will have no effect on Items 2, 3 and 4 unless a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Meeting is required in order to approve the item as described in the “Vote Required” column above, in which case a broker non-vote will have the same effect as a vote “Against”.

2021 Proxy Statement	8

How do I vote?
If you are a shareholder of record (that is, if your shares are owned in your name and not in “street name”), you may vote:
•	Via the internet at www.proxyvote.com;
•	By telephone (within the U.S. or Canada) toll-free at 1-800-690-6903;
•	By mail, by signing and returning the enclosed proxy card if you have received paper materials; or
•	By attending the virtual Meeting and voting online at www.virtualshareholdermeeting.com/BBY2021.
If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the voting instructions provided by your broker, bank or other nominee.
If you wish to vote by telephone or via the internet, you must do so before 11:59 p.m., Eastern Time, on Tuesday, June 15, 2021. After that time, telephone and internet voting on www.proxyvote.com will not be permitted and any shareholder of record wishing to vote thereafter must vote online during the Meeting. Shareholders of record will be verified online by way of the personal identification number included on your proxy or notice card. Voting by a shareholder during the Meeting will replace any previous votes submitted by proxy.
We have made all proxy materials available via the internet. However, you may opt to receive paper copies of proxy materials, at no cost to you, by following the instructions contained in the Notice of Internet Availability that we have mailed to most shareholders. We encourage you to take advantage of the option to vote your shares electronically through the internet or by telephone. Doing so will result in cost savings for the Company.
How are my voting instructions carried out?
When you vote via proxy, you appoint the Chairman of the Board, J. Patrick Doyle, and the Secretary of the Company, Todd G. Hartman (collectively, the “Proxy Agents”), as your representatives to vote at the Meeting. The Proxy Agents will vote your shares at the Meeting, or at any postponement or adjournment of the Meeting, as you have instructed them on the proxy card. If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote your shares in accordance with the Board’s recommendations as disclosed in this proxy statement. If you submit a proxy, your shares will be voted regardless of whether you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via proxy in advance of the Meeting in case your plans change.
If an item properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Meeting Notice, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting, the Proxy Agents will vote the shares subject to your proxy in their discretion. Discretionary authority for them to do so is contained in the proxy.
How many votes do I have?
You have one vote for each share you own, and you can vote those shares for each item of business to be addressed at the Meeting.
How many shares must be present to hold a valid Meeting?
For us to hold a valid Meeting, we must have a quorum. In order to have a quorum, a majority of the outstanding shares of our common stock that are entitled to vote need to be present or represented by proxy at the Meeting. Your shares will be counted as present at the Meeting if you:
•	Vote prior to the Meeting via the internet or by telephone;
•	Properly submit a proxy card (even if you do not provide voting instructions); or
•	Vote while attending the Meeting online.
Abstentions and shares represented by “broker non-votes,” as described below, are counted as present and entitled to vote for purposes of determining a quorum.

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What if I change my mind after I vote via proxy?
If you are a shareholder of record, you may revoke your proxy at any time before your shares are voted by:
•	Submitting a later-dated proxy prior to the Meeting (by mail, internet or telephone);
•	Voting online during the Meeting (attendance will not, by itself, revoke a proxy); or
•	Providing written notice of revocation to Best Buy’s Secretary at our principal office at any time before your shares are voted.
If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.
Who will count the vote?
Representatives of Broadridge will tabulate the vote and act as the inspector of elections.
Where can I find the voting results of the Meeting?
We plan to publish the final voting results in a Current Report on Form 8-K (“Form 8-K”) filed within four business days of the Meeting. If final voting results are not available within the four business day timeframe, we plan to file a Form 8-K disclosing preliminary voting results within the required four business days, to be followed as soon as practicable by an amendment to the Form 8-K containing final voting results.
Proxy Solicitation
How are proxies solicited?
We expect to solicit proxies primarily by internet and mail, but our directors, officers, other employees and agents may also solicit proxies in person, by telephone, through electronic communication and by facsimile transmission. We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward the Notice of Internet Availability and, as applicable, the proxy materials and Annual Reports themselves, to the beneficial owners of our common stock. Our directors and employees do not receive additional compensation for soliciting shareholder proxies. We have retained Georgeson Inc. as our proxy solicitor for a fee estimated to be $16,500, plus reimbursement of out-of-pocket expenses.
Who will pay for the cost of soliciting proxies?
We pay all of the costs of preparing, printing and distributing our proxy materials. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the NYSE schedule of charges in connection with proxy solicitations.
How can multiple shareholders sharing the same address request to receive only one set of proxy materials and other investor communications?
You may elect to receive future proxy materials, as well as other investor communications, in a single package per address. This practice, known as “householding,” is designed to reduce our paper use and printing and postage costs. To make the election, please indicate on your proxy card under “Householding Election” your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent or request separate copies of our proxy materials by notifying our Investor Relations Department in writing at 7601 Penn Avenue South, Richfield, MN, 55423, or by telephone at 612-291-6147. We will start sending you individual copies of proxy materials and other investor communications following receipt of your revocation.
Can I receive the proxy materials electronically?
Yes. All shareholders may access our proxy materials electronically via the internet. We encourage our shareholders to access our proxy materials via the internet because it reduces the expenses for, and the environmental impact of, our shareholder meetings. You may opt to receive paper copies of proxy materials, including our Annual Report, proxy statement and proxy card at no cost to you, by following the instructions on your Notice of Internet Availability.

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An electronic version of this proxy statement is posted on our website at www.investors.bestbuy.com.
Additional Information
Where can I find additional information about Best Buy?
Our reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about Best Buy. You can find these reports and additional information about us on our website at www.investors.bestbuy.com.

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CORPORATE GOVERNANCE AT BEST BUY
Our Board is committed to developing and implementing corporate governance principles that: (1) enable the success of our strategy and business objectives; (2) are rooted in a robust ongoing dialogue with our shareholders; and (3) are inspired by best practices. Consistent with this approach, we continue to build upon a strong framework of corporate governance practices. Shareholder perspectives play an important role in that process. Some key aspects of our current Board and governance structure and practices are as follows:
Board Leadership & Composition
•	Our Board is currently led by an independent Chairman. A Lead Independent Director ensures independent oversight of management whenever our Chairman is not independent.
•	All of our director nominees, other than the CEO, are independent.
•	Our Board places an emphasis on diverse representation among its members. Five of our 11 director nominees are women and four of our 11 nominees are ethnically diverse.
•	The average tenure of our director nominees is approximately 4.5 years, with a balance of skills, new perspectives and historical knowledge.
•	All Committees are comprised exclusively of independent directors.
•
Our directors are required to retire at the expiration of their term during which they reach the age of 72, and must tender their resignation for consideration: (a) five years after ceasing the principal career they held when they joined our Board, (b) when their principal employment, public company board membership or other material affiliation changes, and (c) if they receive less than a majority of votes cast for his or her election.

Board Accountability
•
We conduct a robust annual Board, individual director and CEO evaluation process, and periodically engage an independent third party to provide independent assessments of Board and director performance.

•	None of our directors are involved in a material related party transaction.
•	Our directors and officers are prohibited from hedging and pledging Company securities.
•	Our directors and executive officers are required to comply with stock ownership guidelines.
•	Our Board has adopted Corporate Governance Principles as part of its commitment to good governance practices. These principles are available on our website at www.investors.bestbuy.com.
Shareholder Rights & Engagement
•	We do not have a shareholder rights plan (commonly known as a “Poison Pill”).
•	We have proxy access provisions consistent with market practice (3/3/20/20).
•	We have no exclusive forum/venue or fee-shifting provisions.
•	We have no cumulative voting rights and our only class of voting shares is our common stock.
•	A shareholder(s) holding 10% of the voting shares of our stock may call a special meeting (or 25% if the special meeting relates to a business combination or change in our Board composition).
•	We do not have supermajority shareholder vote requirements in our Articles.
•	We regularly engage with shareholders to solicit feedback, address questions and concerns and provide perspective on Company policies and practices.
In this section of our proxy statement, we provide detail on specific aspects of our Corporate Governance program, policies and practices, as well as additional information on the operations and composition of our Board.
Board Leadership
During fiscal 2021, our Board was led by our independent Chairman, Mr. Doyle. In March 2021, the Board appointed Mr. Doyle to continue his service as Chairman for fiscal 2022. Additional leadership roles continue to be filled by other directors, all of whom are independent and play an active role in our strategic planning, risk oversight and governance.
Under our Corporate Governance Principles, in circumstances where the Chairperson of the Board is not independent, the Board considers it to be useful and appropriate to designate a Lead Independent Director to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board may determine. Our Lead Independent Director is nominated by the Nominating, Corporate Governance

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and Public Policy Committee, and final selection is subject to ratification by the vote of a majority of the independent directors on the Board. The Lead Independent Director serves for an annual term beginning at the Board meeting following the first regular meeting of shareholders at which directors are elected.
The Board leadership duties and responsibilities are outlined below and in our Corporate Governance Principles, which are also posted online at www.investors.bestbuy.com.
Our Chairman is responsible for:
•	Setting the agenda for Board meetings (in partnership with the CEO) and presiding over and leading discussion at meetings of the full Board;
•	Presiding over the Company’s regular meeting of shareholders;
•
Presiding at executive sessions of independent directors, which take place at each regular Board meeting (when there is no independent Chairman, the Lead Independent Director is responsible for this duty);

•	Setting the Board meeting calendar and leading oversight activities of the Board;
•	Overseeing the Company’s strategic planning process to create alignment with the Board and management and supporting execution of the strategy;
•	Assisting the Board with its oversight of the Company’s risks;
•	Speaking on behalf of the Company to both internal and external stakeholders, as appropriate; and
•	Serving as the Board’s liaison to management.
In times when our Chairman is not independent, our Lead Independent Director performs the following duties:
•	Partners with the Chairman (and CEO) to set the Board meeting agenda;
•	Presides at all Board meetings at which the Chairman is not present;
•	Calls additional meetings of the independent directors, as appropriate;
•	Serves as a liaison between the independent directors and our stakeholders by being available for direct consultation and communication;
•	Provides ongoing counsel to the Chairman regarding key items of business and overall Board functions; and
•	Performs any other duties requested by the Board, the independent directors or the Chairman.
Board Composition
The Board seeks a wide range of experience and expertise from a variety of industries and professional disciplines in its directors. It carefully assesses the director skill sets, qualifications and diverse perspectives required to support the Company’s long-term strategic goals, and for an orderly succession and transition of directors, as evidenced by the composition changes over the past seven years. We believe our Board should be composed of individuals with highly relevant skills, independence, integrity, sound judgment, proven records of accomplishments and diverse genders, ethnicities, ages and geographic locations. In addition, the Board emphasizes independent voices and adding new perspectives to its membership. Ten of our 11 director nominees are independent, and the average tenure of our director nominees is 4.5 years. More information regarding our Director Qualification Standards and Director Nomination Process can be found within Item 1 of this proxy statement.
Director Independence
Pursuant to our Corporate Governance Principles, the Board has established independence standards consistent with the requirements of the SEC and NYSE. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, each member of the Compensation and Human Resources Committee must meet a standard of “enhanced independence” such that the Board must consider the source of compensation of the director and whether the director is affiliated with us or one of our subsidiaries to determine whether there are any factors that would materially affect a director’s ability to be independent, specifically in regard to their duties as a Compensation and Human Resources Committee member.

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Our Director Independence Guidelines, consistent with the NYSE rules, generally provide that no director or director nominee may be deemed independent if the director or director nominee:
—	has in the past three years:
•
received (or whose immediate family member has received as a result of service as an executive officer) more than $120,000 during any 12-month period in direct compensation from Best Buy, other than director and committee fees and certain pension payments and other deferred compensation;

•	been an employee of Best Buy;
•	had an immediate family member who was an executive officer of Best Buy;
•
personally worked on (or whose immediate family member has personally worked on) our audit as a partner or an employee of our internal or external auditors or independent registered public accounting firm; or

•	been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee at that time included a present executive officer of Best Buy; or
—	is currently:
•
a partner or employee of our independent registered public accounting firm, or a director whose immediate family member is a partner of such firm or is employed by such firm and personally works on our audit; or

•
an employee (or has an immediate family member who is an executive officer) of another company that has made payments to Best Buy, or received payments from Best Buy, for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director who served during any part of fiscal 2021 and each director nominee is independent, with the exception of Ms. Barry, our CEO. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, family and other relationships and on discussions with our directors.
As part of its independence analysis, the Board reviewed our relationships with companies with which our directors are affiliated. As part of that review, the Board considered our relationship with Nielsen, a company affiliated with Mr. Kenny. Mr. Kenny, a director since September 2013, serves as CEO and a director of Nielsen. Since 1999, Nielsen has provided us with data analytics services. The amounts we have paid to Nielsen were less than 2% of the annual consolidated gross revenues of Nielsen for each of the past three fiscal years. In addition, Mr. Kenny did not influence or participate in negotiating our agreements with Nielsen. The Board determined that the Company’s relationship with Nielsen was not material and did not impair Mr. Kenny’s independence.
Board Meetings and Attendance
During fiscal 2021, the Board held four regular meetings and four special meetings. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and committees on which he or she served. Directors are required to attend our regular meetings of shareholders, and all of our director nominees that were then directors attended the 2020 Meeting either in-person or virtually.
Executive Sessions of Independent Directors
Our independent directors, led by Mr. Doyle, meet in executive sessions of independent directors during each regularly scheduled Board meeting. Independent directors use these sessions as a forum for open discussion about the Company, our senior management, and any other matters they deem appropriate.

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Committees of the Board
The Board has four committees: Audit, Compensation and Human Resources (the “Compensation Committee”), Finance and Investment Policy, and Nominating, Corporate Governance and Public Policy (the “Nominating Committee”). The charters for each committee are posted on our website at www.investors.bestbuy.com. The charters are reviewed annually and include information regarding each committee’s composition, purpose and responsibilities.
The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating Committee are independent as defined under the SEC and NYSE rules. The Board has also determined that, during fiscal 2021, three of the five members of the Audit Committee qualified as audit committee financial experts under SEC rules, and that each of the members of the Audit Committee has accounting and related financial management expertise in accordance with the NYSE listing standards.
The key responsibilities, fiscal 2021 membership and number of meetings held in fiscal 2021 for each committee are set forth below:
Committee	Key Responsibilities		Committee Members	Number of Meetings held in Fiscal 2021
Audit	•	Assists the Board in its oversight of:	Thomas L. Millner*† J. Patrick Doyle† Karen A. McLoughlin† Claudia F. Munce Richelle P. Parham	10
• the integrity of our financial statements and financial reporting processes;
• our internal accounting systems and financial and operational controls;
• the qualifications and independence of our independent registered public accounting firm;
• the performance of our internal audit function and our independent registered public accounting firm; and
•
our legal compliance and ethics programs, including our legal, regulatory and risk oversight requirements, and the major risks facing the Company (including risks related to finance, operations, privacy and cyber-security), related party transactions and our Code of Ethics.

	•	Is responsible for the preparation of a report as required by the SEC to be included in this proxy statement.
Compensation & Human Resources	•	Determines executive officer compensation and executive officer and director compensation philosophies, evaluates the performance of our CEO, approves CEO and executive officer compensation, and oversees preparation of a report as required by the SEC to be included in this proxy statement.	David W. Kenny* Lisa M. Caputo Eugene A. Woods	5
	•	Reviews and recommends director compensation for Board approval.
	•	Is responsible for succession planning and compensation-related risk oversight.
	•	Approves and oversees the development and evaluation of equity-based and other incentive compensation and certain other employee benefit plans.
	•	Oversees the development of an inclusive and diverse Company culture.

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Committee	Key Responsibilities		Committee Members	Number of Meetings held in Fiscal 2021
Finance & Investment Policy	•	Provides oversight of, and advises the Board regarding, our financial policies and financial condition to help enable us to achieve our long-range goals.	Karen A. McLoughlin* Claudia F. Munce Eugene A. Woods	8
	•
Oversees, evaluates and monitors the: (i) protection and safety of our cash and investments; (ii) achievement of reasonable returns on financial assets within acceptable risk tolerance; (iii) maintenance of adequate liquidity to support our activities; (iv) assessment of the cost and availability of capital; and (v) alignment of our strategic goals and financial resources.

	•	Is responsible for approving certain significant contractual obligations.
Nominating, Corporate Governance & Public Policy	•	Identifies and recommends director nominees, reviews and recommends corporate governance principles to the Board, and oversees the evaluation of the performance of the Board and its committees.	Lisa M. Caputo David W. Kenny Thomas L. Millner Richelle P. Parham	4
	•	Assists the Board with general corporate governance, including Board organization, membership, training and evaluation.
	•	Oversees public policy, corporate responsibility and related environmental, social and governance matters.
Effective March 18, 2021, the Board approved changes to committee membership as set forth below:
Committee	Committee Members
Audit	Thomas L. Millner*† Mario J. Marte† Karen A. McLoughlin† Claudia F. Munce Steven E. Rendle
Compensation & Human Resources	David W. Kenny* Lisa M. Caputo Richelle P. Parham Eugene A. Woods
Finance & Investment Policy	Karen A. McLoughlin* Claudia F. Munce Steven E. Rendle Eugene A. Woods
Nominating, Corporate Governance & Public Policy	Lisa M. Caputo* David W. Kenny Mario J. Marte Thomas L. Millner Richelle P. Parham
*	Chair
†	Designated as an “audit committee financial expert”

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Board Risk Oversight
In addition to its responsibilities as set forth above, the Board and its committees take an active role in the oversight of various risks to the Company. These risk oversight responsibilities are set forth below.

# Risk Oversight

## The Board

The Board is responsible for oversight of enterprise risk. It considers enterprise risk factors as critical in its review of business strategy and performance and ensures that there is an appropriate balance of risk and opportunity. Key strategic risk factors include the competitive environment, workforce development, and global trade issues, among others. Risks reviewed by Board committees are escalated to the full Board as necessary.

## Committees

### Audit

Oversees risks associated with our financial reporting processes, legal and regulatory compliance, data privacy and security, cyber-security, and other operational matters.

### Compensation

Oversees risks associated with our compensation programs, benefits and management succession.

### Finance & Investment Policy

Oversees risks associated with our investment portfolio, capital markets, and liquidity.

### Nominating

Oversees risks associated with our Board processes, corporate governance, public policy and social responsibility.

## Management

Management is responsible for day-to-day risk management processes, including assessing and taking actions necessary to manage risk incurred in connection with our business operations. Management also reviews, assesses and quantifies enterprise risks on an ongoing basis in support of the Board and each Committee's oversight responsibilities.

In fiscal 2020, a management risk committee comprised of the CEO and her direct reports was formed to assess and align on top risks faced by the Company. Management also adopted a value-based risk model to enable consistent evaluation of risks and opportunities across the organization. The Audit Committee oversees management’s processes to identify and quantify the material risks that we face. Our Chief Compliance Officer is a direct liaison to the Audit Committee on our risk oversight processes and procedures. In connection with its risk oversight role, the Audit Committee meets privately with representatives of our independent registered public accounting firm, the Chief Risk Officer, the Chief Compliance Officer, our internal audit staff and our legal staff. Our internal audit staff, which reports directly to the Audit Committee at least quarterly, assist management in identifying, evaluating and implementing controls and procedures to address identified risks.
ESG Risk Oversight. Given the depth and breadth of risks relating to environmental, social and governance (“ESG”) matters, including with respect to inclusion, equity and diversity, we share responsibility for such risks across the entire Board and all of its committees, leveraging the risk oversight expertise of each Board committee based on subject matter.
The Audit Committee plays a significant role in the oversight of our ESG risks related to compliance, including ethics and environmental and safety audits. It receives regular updates on the Company’s cyber security programs, assessment of cyber threats and defenses and customer privacy protection initiatives.
The Compensation Committee oversees the Company’s human capital management and inclusion and diversity-related risks through a rigorous regular review of the Company’s strategies and programs. This includes overall

17	2021 Proxy Statement

employee wellness and engagement in these areas, employee benefit plan compliance, leadership succession planning, and wage, retention and hiring programs. The Committee also works closely with the Company’s Chief Inclusion, Diversity and Talent Officer to assess the effectiveness of such programs in alignment with the Company’s core values. In 2020, the Board approved changes to the Compensation Committee’s charter to reflect its oversight of the Company’s development and maintenance of an inclusive and diverse culture.
The Finance & Investment Policy Committee focuses on the risks of the Company’s ESG-related financial investments and commitments, such as our recent solar energy investment. The Committee reviews the financial risks and projected outcomes to ensure such investments align with our ESG objectives.
The Nominating Committee manages its oversight of the Company’s governance, ESG strategy and ESG reputational risks by way of quarterly discussions with management and regular quarterly updates of our environmental goals and progress, social responsibility programs and initiatives, and public policy positions and advocacy.
The Board oversees ESG risks as part of its oversight of our business, strategy and enterprise risk management. Each committee provides an update to the full Board on matters discussed and reviewed in its meeting held prior to the Board meeting, including with respect to ESG risks. In addition, our Board has a dedicated annual strategic planning meeting with senior management and receives quarterly strategic updates, where topics relating to ESG matters, such as inclusion and diversity goals, customer strategy, human capital strategy and safety goals are discussed. The Board reviews these topics and their related risks to ensure that they advance the Company’s strategy. Finally, the Board Chair, the CEO and the Chairs of each Board Committee meet separately to review changes in the Company’s enterprise risk portfolio, including changes to ESG risks, and discuss any additional Board or management action needed to help oversee and manage these risks.
Compensation Risk Assessment
In connection with their oversight of compensation-related risks, Compensation Committee members annually review the most important enterprise risks to ensure that compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on us. As in past years, the review process in fiscal 2021 identified our existing risk management framework and the key business risks that may materially affect us, reviewed our compensation plans and identified those plans that are most likely to impact these risks or introduce new risks, and balanced these risks against existing processes and compensation program safeguards. The review process also took into account mitigating features contained within our compensation plan design, which includes elements such as: metric-based pay, time-matching performance periods, payment for outputs, goal diversification, stock ownership guidelines, payment caps, and our clawback policy.
The Compensation Committee also considered additional controls outside of compensation plan design which contribute to risk mitigation, including the independence of our performance measurement teams and our internal control environment.
Based upon the process we employed, the Compensation Committee determined that our compensation programs do not encourage risk-taking that is reasonably likely to result in a material adverse effect on the Company.
Board Evaluation Process
Our Nominating Committee oversees the Board’s composition, effectiveness, accountability and evaluation of the performance of the Board, its committees and individual directors. On an annual basis, members of the Board complete a questionnaire evaluating the performance of the Board as a whole, each member’s respective committee and the performance of the Chairman and Lead Independent Director (if one has been appointed). Directors are asked about roles and responsibilities, as well as more general performance-related questions. The Nominating Committee reviews the results of these questionnaires and determines whether the results warrant any action. The results and any proposed actions are then shared with the full Board for further discussion and approval of final action plans.
The Chair of our Nominating Committee and the Board Chairman also review each individual director’s contributions to the Board during the past year and his or her performance against the director qualification standards and Board needs. The Nominating Committee also annually reviews the skills and qualifications of each Board member and the strategic goals of the Company to determine whether the skill sets of the individual directors on the Board continue

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to support the Company’s long-term strategic goals. This process is utilized by the Nominating Committee to assess whether a director should continue to serve on the Board and stand for re-election at the next Regular Meeting of Shareholders and to otherwise address Board composition needs.
In addition to the annual evaluation process, the Nominating Committee engaged an independent third-party consultant in fiscal 2017 and again in fiscal 2020 to conduct individual interviews with each director and certain senior executives and perform a comprehensive analysis of the Board’s overall effectiveness. The Committee anticipates utilizing this approach periodically to obtain independent assessments of the Board’s performance, with the next assessment to take place in fiscal 2023.
CEO Evaluation Process
Our Compensation Committee conducts a robust annual CEO evaluation process, consisting of both a performance review and a compensation analysis. The performance evaluation component includes an assessment of the Company’s performance in light of set objectives, personal interviews with the individual Board members and the CEO’s direct reports, and feedback evaluations provided by several individuals who interact with the CEO. Separately, the Compensation Committee’s compensation consultant conducts extensive market research. CEO compensation market data is collected from Fortune 100 companies, our peer group, and a retail-industry focused subset of our peer group to ensure both market competitiveness and appropriateness of our CEO’s compensation relative to her peers. The Compensation Committee’s independent consultant reviews the market data and provides its recommendations to the Compensation Committee. Once all of the relevant performance and compensation data has been collected, the Compensation Committee meets in executive session to discuss the CEO performance evaluation results and CEO compensation. After reviewing all of the collected data regarding performance, the Compensation Committee makes its decision regarding CEO compensation for the forthcoming year. The Compensation Committee then provides its final assessment on CEO performance and decision regarding CEO compensation to the Board for discussion during executive session. Our CEO abstains from participating in all related discussions of the Compensation Committee and Board prior to delivery of the final assessment.
Director Orientation and Continuing Education
Our Nominating Committee oversees the orientation and continuing education of our directors. Director orientation familiarizes directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs, policies, principal officers, internal auditors and our independent registered public accounting firm. The orientation also addresses Board procedures, director responsibilities, our Corporate Governance Principles and our Board committee charters. Each of our new directors attended a director orientation following their appointment.
We also offer continuing education programs and provide opportunities to attend commercial director education seminars outside of the Company to assist our directors in maintaining their expertise in areas related to the work of the Board and the directors’ committee assignments.
In fiscal 2021, the Board conducted its annual continuing education seminar for the full Board in September 2020, focusing on inclusion and diversity.
Anti-Hedging and Anti-Pledging Policies
Our executive officers and Board members are prohibited from pledging Company securities as collateral for a loan or from holding Company securities in a margin account. In addition, all employees and Board members are prohibited from hedging Company securities, including by way of forward contracts, equity swaps, collars, exchange funds or otherwise.
Director Stock Ownership
Our stock ownership guidelines require each of our non-management directors to own 10,000 shares and to hold 50% of their granted equity until that ownership target is met. Directors are required to hold all restricted stock units granted to them during their Board tenure until their service on the Board ends. In fiscal 2021, all of our non-management directors were in compliance with the ownership guidelines. Our stock ownership guidelines for executive officers are discussed in the Executive and Director Compensation — Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation section.

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Shareholder Engagement
A key part of our corporate governance program is our annual shareholder engagement process. We regularly engage with our shareholders on a variety of topics throughout the year to ensure we are addressing their questions and concerns, to seek input and to provide perspective on Company policies and practices. Our typical engagement follows a seasonal cycle, as outlined below.

We have taken several actions in prior years in consideration of shareholder feedback elicited during this process, including: the elimination of the supermajority shareholder vote requirements in our Articles, adoption of proxy access, declassification of our Board, the determination to hold the advisory vote on our executive compensation on an annual basis, adjustments to the director appointments on our Board committees, and the development of our corporate social responsibility program and reporting. We also continue to facilitate direct shareholder communication with management and members of our Board and the ability to easily access and obtain information regarding our Company on our website at www.investors.bestbuy.com. Please see the Executive and Director Compensation — Introduction section for more information regarding actions taken as a result of shareholder feedback received regarding our prior year’s executive compensation decisions.
Environment, Social & Governance
We strive to be a good corporate citizen in all of our interactions with stakeholders, including customers, employees, vendor partners, shareholders, the environment and communities in which we operate. Here are a number of ways that we reflect this approach in the management of the Company’s corporate responsibility initiatives:
Company Strategy. We have anchored our strategy around a clear purpose of enriching people’s lives through technology. We believe that having our employees focused on our Company’s purpose and finding ways to connect it to their individual purpose is a key driver of both performance and sustainability.
COVID-19 Safety Response. In response to the pandemic, the safety of our employees and customers became a top priority. We proactively closed stores at the beginning of the pandemic and then implemented a contactless, curbside-only operating model, and we continue to offer curbside pickup at most stores today. When customers

2021 Proxy Statement	20

returned to shopping in our stores, we instituted a variety of safety procedures to keep our employees and customers safe, including requiring the use of face coverings, requiring employees to complete daily wellness checks and implementing frequent cleaning protocols. We are also limiting the number of customers inside our stores to allow for social distancing.
Environmental Sustainability. We continue our leadership role in addressing climate change. We have achieved significant progress toward our carbon emissions reduction goal of 75% by 2030 (over a 2009 baseline), from both operational reductions and renewable sourcing. In fiscal 2021 we joined other leading companies by signing The Climate Pledge, committing to be carbon neutral across our operations by 2040 – a decade earlier than our previous goal of 2050. We also made our second investment in solar energy that is expected to produce 480,000 MWh of clean electricity per year.
We also have a goal to help our customers reduce carbon emissions by 20% by 2030 (over a 2017 baseline), which we estimate will save them $5 billion on utility bills by putting greater emphasis on ENERGY STAR® electronics, appliances and other energy saving devices.
We continue to drive the circular economy forward by influencing the sustainable design and material sourcing for products and packaging, providing product repair and trade-ins, responsibly recycling, and reducing waste in our operations and for our customers. In fiscal 2021, we collected more than 161 million pounds of consumer electronics and appliances for recycling in fiscal 2021, bringing our total to more than 2 billion pounds.
Social Impact. We are committed to supporting teens from underinvested communities in building brighter futures through technology, training and mentorship. The primary way we do this is through our network of Best Buy Teen Tech Centers, places where teens can develop critical skills through hands-on activities that explore their interests in a variety of areas, such as software engineering, filmmaking, 3D design and music production. Teens gain exposure to new career possibilities and benefit from positive adult and peer relationships. Together with our partners, we are building a network of at least 100 Best Buy Teen Tech Centers, which we estimate will reach 30,000 teens annually. We accelerated our progress towards this goal by making a $40 million donation to the Best Buy Foundation in the third quarter of fiscal 2021. We are currently serving teens at 35 Best Buy Teen Tech Centers.
In fiscal 2021, we committed to provide $44 million by 2025 to expand college preparation and career opportunities for Black, Indigenous and People of Color (“BIPOC”) students, including adding 16 scholarships for Historically Black Colleges and Universities students and increasing scholarship funding for Best Buy Teen Tech Center youth. We are a founding member of ConnectedMN, a public-private partnership helping underinvested communities across the State of Minnesota get access to the Internet and devices to facilitate distance learning as well as critical support services.
Human Rights. We are also committed to respecting and advancing human rights through our alignment with the United Nations Guiding Principles on Business and Human Rights. Further, across all of the products and services we procure, we seek to mitigate risk, enhance the partnership with our suppliers and create value for all stakeholders through our Responsible Supply Chain Program. We are active members of the Responsible Business Alliance, which allows us to partner with many of the brands we sell, including Apple, Intel, Microsoft and Samsung. Collectively, we embrace a common Supplier Code of Conduct and audit methodology that creates business value by improving working and environmental conditions in the supply chain. In fiscal 2021, we expanded our Responsible Supply Chain Program from our private label manufacturing to our branded vendors, starting with a pilot group.
Inclusion and Diversity. We believe in maintaining a supportive and inclusive culture that values everyone’s talents, life experiences and backgrounds. In fiscal 2021, we committed to making systemic, permanent changes that address social injustices to improve our Company and our communities.
•	We are proud of the diversity within our Board of Directors, comprised of 45% female directors and 36% of directors who are People of Color as of March 18, 2021.
•	We are committed to filling one out of three new, non-hourly corporate positions with BIPOC (specifically Black, Latinx and Indigenous) employees.
•	We are also committed to filling one out of three new, non-hourly field roles with women.
•	In the next two years, our Digital and Technology team committed to hiring 1,000 new employees, of which we commit 30% will be BIPOC or female employees.
•
We are focused on taking steps to foster inclusion among all employee groups to create parity in retention rates, including transforming the composition of our senior leadership teams to be more in line with our Board of Directors.

21	2021 Proxy Statement

•
The Compensation Committee has committed a portion of each of its regular meetings to focus on the Company’s inclusion and diversity efforts, supported by ongoing dialog with our Chief Inclusion, Diversity and Talent Officer.

•
Following collaboration with our stakeholders through our shareholder engagement process, we have committed to disclosing our EEO-1 Consolidated Report in our fiscal 2021 ESG Report, to be published in June.

Employee Benefits. We are committed to taking care of our employees and rewarding them for their hard work and dedication through a competitive rewards package of pay, benefits, discounts and opportunities. Our benefits package focuses on total employee well-being: physical, mental, financial and social.
•
In fiscal 2021, we increased the starting hourly wage for all domestic employees to $15 per hour. And, to improve on pay predictability, a 4% increase in hourly rate replaced short-term incentive compensation for hourly store employees below the leadership level.

•
In support of the changing lives of our employees due to COVID-19, we enhanced our employee benefits package to include 100% coverage of COVID-related health care expenses, expanded caregiver leave, additional support for backup childcare, tutoring reimbursement and access to physical and mental health virtual visits.

Employee Training and Development. Investing in our employees’ learning and development is a priority at Best Buy. Our learning and development experience combines instructor-led classes and interactive online modules, along with one-on-one mentoring and coaching. In fiscal 2021, our employees each received an average of 40 hours of training and we successfully transitioned all meetings and events to virtual environments due to COVID-19 restrictions.
Public Policy
As a major corporation and corporate citizen, we believe that it is important to work with policymakers on issues impacting our customers, employees, operations, shareholders and communities. We know that collaboration helps bring about change that better serves our industry and the communities where we live and work. In fiscal 2021, our public policy priorities included: COVID relief / economic recovery; tax; trade; workforce; fair competition; immigration; infrastructure; privacy; and social justice. More information about these priorities, as well as our annual political activity reports and related policies, can be found at https://corporate.bestbuy.com under “Government Affairs.”
Communications with the Board
Anyone who wishes to contact the Board, any individual director, or the independent directors as a group, are welcome to do so in writing, addressed to such person(s) in care of:
Mr. Todd G. Hartman
General Counsel,
Chief Risk Officer and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423
Mr. Hartman will forward all written correspondence to the appropriate director(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Mr. Hartman may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within the Company for review and possible response. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Nominating Committee. Comments or questions regarding executive compensation will be referred to the Compensation Committee.

2021 Proxy Statement	22

Corporate Governance Website
If you would like additional information about our corporate governance practices, you may view the following documents at www.investors.bestbuy.com under “Corporate Governance”.
•	Amended and Restated Articles of Incorporation
•	Amended and Restated By-laws
•	Corporate Governance Principles
•	Audit Committee Charter
•	Compensation and Human Resources Committee Charter
•	Finance and Investment Policy Committee Charter
•	Nominating, Corporate Governance and Public Policy Committee Charter
•	Code of Ethics
•	Best Buy Co., Inc. 2020 Omnibus Incentive Plan
•	Policy for Shareholder Nomination of Candidates to Become Directors of the Company
•	Process for Communication with the Board

23	2021 Proxy Statement

ITEM OF BUSINESS NO. 1 — ELECTION OF DIRECTORS
General Information
Our By-laws provide that our Board consist of one or more directors and that the number of directors may be increased or decreased from time to time by the affirmative vote of a majority of the directors serving at the time that the action is taken. The number of directors on our Board is reviewed and set by our Board no less often than annually. In March 2021, the Board set the number of directors at eleven. The Board will continue to evaluate the size of the Board and make adjustments as needed to meet the current and future needs of the Company.
Director Nomination Process
The Nominating Committee is responsible for screening and recommending to the full Board director candidates for nomination. When the Board and its Nominating Committee determines that a director nomination or search is necessary, the process is robust, thorough and deliberate.

Director Nomination Process

1

Identify Search Criteria

- The Nominating Committee reviews the current board skill sets and experience in light of the Company's strategy and current board composition.
- Any areas in which additional expertise, qualifications or diversity would be beneficial are identified as search criteria.

2

Identify Director Candidates

- The Nominating Committee partners with third-party search firms to identify qualified candidates.
- The Company posts the director search criteria to its website.

3

In-depth Review and Interview Process

- The Nominating Committee and Board Chairman review the candidate background, skills and experience in light of the identified search criteria.
- Candidates interview with each member of the Nominating Committee and Board Chairman.
- Due diligence is performed, including background and conflict checks, references and feedback from other directors and third party search firms.

4

Recommendation to the Board

- The Nominating Committee reviews a candidate's independence, all due diligence results and approves a recommendation of an appointment to the Board.

5

Board Appointment

- The Board reviews the Nominating Committee's recommendation and approves the candidate's appointment to the Board.

Results

This process has resulted in a board with a diverse depth of attributes, including healthcare expertise, digital/e-commerce expertise, investment expertise, CEO and CFO expertise, and gender and ethnic representation.

Mr. Marte, who was appointed by the Board in January 2021, and Mr. Rendle, who was appointed by the Board in March 2021, were recommended to the Nominating Committee by a third-party search firm as part of the Nominating Committee’s director search. After reviewing each of Mr. Marte and Mr. Rendle’s qualifications, meeting with each several times and discussing his potential nomination, the Nominating Committee voted unanimously to recommend both Mr. Marte and Mr. Rendle to the Board, which unanimously approved each appointment.

2021 Proxy Statement	24

The Nominating Committee will consider director candidates nominated by shareholders. Shareholder nominations must be accompanied by a candidate resume that addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our website. Nominations will be considered only if we are then seeking to fill an open director position. All nominations by shareholders should be submitted as follows:
Chair, Nominating, Corporate Governance and Public Policy Committee
c/o Mr. Todd G. Hartman
General Counsel,
Chief Risk Officer and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423
Advance Notice and Proxy Access By-Law Provisions
Our By-laws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors and the proposal of any business not intended to be included in our proxy statement, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a shareholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the immediately preceding annual meeting of shareholders. The By-laws also specify requirements as to the form and content of a shareholder’s notice.
In addition to the director nomination provisions described above, the By-laws contain a “proxy access” provision that provides that any shareholder or group of up to twenty shareholders who qualify as an eligible shareholder under the proxy access provisions of our By-laws may nominate and include in our proxy materials director candidates constituting up to 20% of our board of directors or two directors, whichever is greater. In order for a shareholder or group of shareholders to be eligible under the proxy access provisions of our By-laws to nominate a director, such shareholder or group of shareholders must, among other criteria, be eligible to vote at the Company’s annual meeting and have owned or together with other group shareholders owned 3% or more of the voting power of our issued and outstanding common stock continuously for at least three years. In order to use the proxy access provisions of our By-laws, shareholders and their nominees must satisfy all the eligibility and notice requirements specified in our By-laws. A shareholder proposing to nominate a person for election to our board of directors through the proxy access provision must provide us with a notice requesting the inclusion of the director nominee in our proxy materials and other required information not less than 120 days nor more than 150 days prior to the first anniversary of the date on which our definitive proxy statement was released to shareholders in connection with the prior year’s annual meeting. The complete proxy access provisions for director nominations are set forth in the By-laws.

25	2021 Proxy Statement

Director Qualification Standards
In seeking new board members, our objective is to identify and retain directors that can effectively develop the Company’s strategy and oversee management’s execution of that strategy. We only consider director candidates who embody the highest standards of personal and professional integrity and ethics and are committed to a culture of transparency and open communication at the Board level and throughout the Company. Successful candidates are dedicated to accountability and continuous improvement with a belief in innovation as a key business success factor. They are also actively engaged and have an innate intellectual curiosity and entrepreneurial spirit.
As part of its annual evaluation process for director nominees, the Nominating Committee considers other criteria, including the candidate’s history of achievement and superior standards, ability to think strategically, willingness to share examples based upon experience, policy-making experience, and ability to articulate a point of view, take tough positions and constructively challenge management. Directors must also be committed to actively engaging in their Board roles, with sufficient time to carry out the duties of Board and Board committee membership. Finally, one or more of our directors must possess the education or experience required to qualify as an “audit committee financial expert” pursuant to SEC rules.
Our Corporate Governance Principles describe our policy of considering diversity in the director identification and nomination process. When considering Board candidates, the Nominating Committee seeks nominees with a broad range of experience from a variety of industries and professional disciplines, such as finance, professional services and technology, along with a diversity of gender, ethnicity, age and geographic location. The Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applied to all prospective nominees. As part of its annual review of the Board’s composition and director nominees, the Nominating Committee assesses the effectiveness of its approach to diversity. When the Nominating Committee identifies an area of which the Board may benefit from greater representation, it may focus its candidate search on particular experience, background or diversity characteristics, including gender, ethnic and geographical attributes. The Board believes that diversity in the backgrounds and qualifications of Board members ensures the mix of experience, knowledge and abilities necessary for the Board to fulfill its responsibilities and leads to a more effective oversight and decision-making process.

2021 Proxy Statement	26

The grid below summarizes the key qualifications and skills each of our director nominees possess that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director’s biography describes these qualifications and relevant experience in more detail.

Summary of Director Qualifications & Experience

	Corie Barry	Lisa Caputo	Patrick Doyle	David Kenny	Mario Marte	Karen McLoughlin	Tommy Millner	Claudia Munce	Richelle Parham	Steve Rendle	Gene Woods
Business Operations Provides understanding to assess our business strategy and execution	✓		✓	✓	✓		✓	✓	✓	✓	✓
Chief Executive Officer Provides an enhanced ability to support our CEO and develop our leadership team	✓		✓	✓			✓			✓	✓
Corporate Governance Supports our objective to have corporate governance practices that reflect industry best practice		✓	✓								
Customer Engagement/ Marketing Important in understanding the needs of our customers	✓	✓	✓	✓	✓		✓		✓	✓	
Digital / e-Commerce Relevant to the development of our multi-channel strategy	✓	✓	✓	✓	✓			✓	✓	✓	
ESG Helpful in our work as a values-driven organization		✓		✓						✓	
Finance Important to oversee and understand our financial statements, capital structure and internal controls	✓		✓	✓	✓	✓	✓				✓
Growth / Transformation Helpful in the development and execution of our strategy	✓		✓		✓	✓	✓	✓	✓	✓	✓
Healthcare Valuable in development of our growth strategy											✓
Investments / Venture Capital Relevant to evaluating our growth, innovation and investment strategies			✓					✓	✓	✓	
Philanthropy / Non-Profits Important in our work to positively impact our communities	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Professional Services Important in understanding the needs of our services strategy				✓		✓					
Retail / Consumer Service Important in understanding our industry, business needs and strategic goals	✓	✓	✓	✓	✓		✓		✓	✓	
Technology Important as we assess our technology needs and those of our customers	✓			✓		✓		✓

27	2021 Proxy Statement

Director Nominees (Ages and Committee roles as of May 5, 2021)
The biographies of each of the nominees include information regarding the person’s service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings during the last ten years, if any, and the key experiences, qualifications, attributes or skills that led the Nominating Committee and the Board to determine that the person should serve as a director.
There are no family relationships among the nominees or between any nominee and any director, executive officer or person chosen to become an executive officer. There are also no material proceedings to which any director, officer, affiliate of the Company, any 5% shareholder or any associate is a party adverse to the Company or its subsidiaries or has a material interest adverse to the Company or its subsidiaries.
Corie S. Barry
Age: 46	Committees:
Director Since: June 2019	None

Other Public Company Directorships:
• Domino’s Pizza, Inc.

Current Role:
•	Chief Executive Officer (2019-present), Best Buy Co., Inc.
Prior Roles:
•	Chief Financial Officer (2016-2019) & Strategic Transformation Officer (2018-2019), Best Buy Co., Inc.;
•	Chief Strategic Growth Officer & interim President, Services, Best Buy Co., Inc. (2015-2016);
•	Senior Vice President, Domestic Finance, Best Buy Co., Inc. (2013-2015);
•	Vice President, Chief Financial Officer & Business Development, Home Business Group, Best Buy Co., Inc. (2012-2013); and
•	Vice President, Finance – Home Customer Solutions Group, Best Buy Co., Inc. (2010-2012).
Education: Ms. Barry holds degrees from the College of St. Benedict.
Key Qualifications & Experience:
•
Growth/Transformation Experience - As Best Buy’s Chief Executive Officer and a key member of the Best Buy executive team prior to her CEO appointment, Ms. Barry has played a critical role in the Company’s successful Renew Blue transformation and in developing and executing the proven growth strategy in place today. She has led Best Buy’s strategic transformation and growth efforts, including the launch of its In-Home Consultation program and its expansion in the health space. Ms. Barry has a demonstrated track record of advocating for and mentoring women in the workplace and in the community through her close involvement with the Company’s women’s development group, local women’s leadership organizations and her alma mater.

•
Finance Expertise - As Best Buy’s Chief Financial Officer from 2016 to 2019, Ms. Barry brings strong financial acumen to the board. She previously served in a variety of financial and operational roles within the Company, including Senior Vice President of Domestic Finance. Prior to joining Best Buy in 1999, she worked at Deloitte & Touche.

•
Knowledge of Best Buy and/or Industry - As Best Buy’s CEO since 2019, Ms. Barry has a deep knowledge of the Company, its business partners and the broader industry in which it competes. She has worked at the Company for over 20 years across a wide variety of roles, both in the field and at the corporate office.

2021 Proxy Statement	28

Lisa M. Caputo
Age: 57	Committees:
Director Since: December 2009	• Compensation Committee
✔ Independent	• Nominating Committee (Chair)

Other Public Company Directorships:
None
Current Role:
•	Executive Vice President of Marketing, Communications and Customer Experience of The Travelers Companies, Inc., a property casualty insurer (2011-present)
Prior Roles:
•	Managing Director and Senior Banker of the Public Sector Group of the Institutional Clients Group of Citigroup, Inc., a financial services company (2010-2011);
•	Global Chief Marketing Officer and Executive Vice President of Citigroup, Inc. (2007-2010);
•	Chief Marketing and Community Relations Officer, Global Consumer Group, Citigroup, Inc. (2005-2007); and
•	Founder, Chairman and Chief Executive Officer of Citi’s Women & Co., a membership service that provides financial education and services for women (2000-2011).
Education: Ms. Caputo holds degrees from Brown University and Northwestern University.
Key Qualifications & Experience:
•
Marketing / Customer Experience Expertise - Ms. Caputo’s position as Executive Vice President of Marketing, Communications and Customer Experience of The Travelers Companies, Inc., makes her invaluable to Best Buy’s efforts to broaden its brand, rejuvenate the customer experience and transform its marketing and communications efforts to drive growth. In addition, her perspective gained from driving innovation efforts to explore partnership and investment opportunities at Travelers is helpful as we develop growth initiatives within the Company’s Building the New Blue strategy. Ms. Caputo also spent 11 years at Citigroup, advising three CEOs on topics from marketing and communications to government affairs and community relations.

•
Environmental, Social & Governance Expertise - Ms. Caputo has an exceptional track record throughout her career of enhancing community and employee engagement, building social impact strategies and leading corporate responsibility and sustainability.

•
Corporate Public Affairs Expertise - Ms. Caputo has also been a senior executive at Walt Disney Co. and CBS Corp., and she spent more than a decade in the public sector, serving as Deputy Assistant to President Bill Clinton and Press Secretary to First Lady Hillary Rodham Clinton. Her diverse public/private background lends an important voice to Board deliberations, particularly those that involve the Company’s government relations and communications efforts.

29	2021 Proxy Statement

J. Patrick Doyle
Age: 57	Committees:
Director Since: October 2014	None currently, but as Chairman, Mr. Doyle attends most committee meetings as an ex-officio member. He also served on the Audit Committee during a portion of fiscal 2021.
✔ Independent

Chairman	Other Public Company Directorships:
None
Current Role:
•	Executive Partner at The Carlyle Group, one of the world’s largest investment firms (2019 – present)
Prior Roles:
•	President and CEO of Domino’s Pizza, Inc., the largest pizza restaurant chain in the world (2010-2018);
•	President of Domino’s Pizza (2007-2018);
•	Executive Vice President of Team U.S.A. at Domino’s Pizza (2004-2007); and
•	Executive Vice President of Domino’s Pizza International (1999-2004).
Education: Mr. Doyle holds degrees from The University of Chicago Booth School of Business and The University of Michigan.
Key Qualifications & Experience:
•	CEO Experience - Mr. Doyle served as Chief Executive Officer of Domino’s Pizza, Inc, from 2010 to 2018. Prior to that, he held a variety of other senior leadership roles at Domino’s.
•
Digital / E-Commerce Expertise - Under Mr. Doyle’s leadership, Domino’s significantly enhanced its multichannel presence, with digital channels now accounting for 60% of U.S. orders. That expertise supports Best Buy’s goal of increasing its online market share.

•
Growth / Transformation Experience - Mr. Doyle led a remarkable transformation at Domino’s, rebuilding the company’s reputation among consumers and more than doubling its global retail sales from $5.5 billion in 2008 to $13.5 billion in 2018. During Domino’s transformation, Mr. Doyle increased the company’s contributions to communities and disaster relief and initiated a partnership to support students interested in careers in agriculture. In his current role at The Carlyle Group, Mr. Doyle leads a partnership to acquire established companies that have the opportunity for value creation and revenue growth through technological transformation.

2021 Proxy Statement	30

David W. Kenny
Age: 59	Committees:
Director Since: September 2013	•	Compensation Committee (Chair)
✔ Independent	•	Nominating Committee

Other Public Company Directorships:
	•	Nielsen
Current Role:
•	CEO and a director of Nielsen, a global measurement and data analytics company (December 2018-present)
Prior Roles:
•	Chief Diversity Officer, Nielsen (December 2018 – March 2021)
•	Senior Vice President of IBM Watson (January 2016-2018) and IBM Cloud (November 2016-2018), business units of IBM, an American multinational technology and consulting corporation;
•	Chairman and Chief Executive Officer of The Weather Company, a leading provider of weather forecasts and information (2012-2015);
•	President of Akamai, a leading cloud platform technology company (2011-2012);
•	Managing Partner of VivaKi, a provider of integrated strategy, technology and marketing solutions for internet-based ecommerce companies (2006-2010); and
•	Founder and Chief Executive Officer of Digitas, Inc., which was later merged with VivaKi (1997-2006).
Education: Mr. Kenny holds degrees from the GM Institute (now Kettering University) and Harvard University.
Key Qualifications & Experience:
•
CEO Experience - Mr. Kenny is the CEO and Chief Diversity Officer at Nielsen, an S&P 500 company. He also previously served as CEO of The Weather Co., which was sold to IBM, and Digitas Inc., a global marketing and technology agency, and in a variety of other executive roles, including Senior Vice President of IBM Watson and IBM Cloud, President of Akamai and Managing Partner of VivaKi.

•
Technology Expertise - As Senior Vice President of IBM Watson, Mr. Kenny led the company’s growth initiatives around cloud and artificial intelligence services. His online leadership dates to 1997, when he founded Digitas, Inc., a provider of technology and marketing solutions for e-commerce and multichannel companies. His experience leading The Weather Company offers the Company strong environmental leadership and climate change expertise.

•
Customer Engagement Expertise - As CEO of Nielsen, a global market research leader, Mr. Kenny has a deep knowledge of consumer insights. As chairman and chief executive officer of The Weather Company, acquired by IBM in 2016, he helped turn the organization into a media heavyweight that produced television programming, developed apps, published content and used analytics to connect businesses to consumers through weather and climate-related content. He uses those consumer centric and strategic skills to support Best Buy’s growth and transformation efforts, including our goal of capturing online share and responsible use of data to serve customers based on how, where and when they want to be served.

31	2021 Proxy Statement

Mario J. Marte
Age: 45	Committees:
Director Since: January 2021	• Audit Committee
✔ Independent	• Nominating Committee

Other Public Company Directorships:
None
Current Role:
•	Chief Financial Officer, Chewy, Inc., a leading online pet product retailer (2018 – present)
Prior Roles:
•	Vice President, Finance & Treasurer, Chewy, Inc. (2015 – 2018);
•	Vice President, Financial Planning and Analysis, Hilton Worldwide (2011 – 2015)
•	Director Finance and Controller, Onboard Service, American Airlines (2008 – 2011)
Education: Mr. Marte holds degrees from the University of South Florida and Duke University.
Key Qualifications & Experience:
•
Finance Expertise - As the Chief Financial Officer of Chewy, Inc., Mr. Marte brings deep financial expertise to the Best Buy Board. In his current role, Mr. Marte led the successful initial public offering of Chewy in June 2019 and leads all finance, accounting and investor relations functions for the company. Prior to becoming CFO, he led financial planning and analysis and treasury in three successful private fundraisings and the sale of Chewy to BC Partners in 2017. He has almost two decades of experience in finance at American Airlines, Hilton Worldwide and Chewy.

•
Growth / E-commerce / Transformation Expertise - Mr. Marte has experience in growth and transformation, having established the financial planning, operations finance and treasury functions at Chewy Inc. He also worked closely with the leadership team to reengineer the company’s financial strategy and long-term growth plan in the first six months after joining Chewy. These steps led the company to grow from $250 million in revenue to more than $7 billion in five years while rapidly scaling to profitability and the lead position in e-commerce for the pet category.

•
Global Expertise - Mr. Marte has held finance and functional roles at large, global and capital-intensive companies in travel and hospitality. He has worked internationally, based in Spain and the United Kingdom, while leading teams across several countries and regions including Asia Pacific, Latin America, North America and Europe. He has operated in a variety of cultures, regulatory and currency regimes, and has implemented processes and systems that accelerate time and improve visibility into business performance across business lines and on a global basis.

2021 Proxy Statement	32

Karen A. McLoughlin
Age: 56	Committees:
Director Since: September 2015	• Audit Committee
✔ Independent	• Finance & Investment Policy Committee (Chair)

Other Public Company Directorships:
None
Current Role:
•	None
Prior Roles:
•	Chief Financial Officer of Cognizant Technology Solutions Corporation, a Fortune 500 company and leading provider of information technology, business process and consulting services (2012-2020);
•	Senior Vice President, Financial Planning and Analysis and Enterprise Transformation of Cognizant (2008-2012);
•	Vice President, Global Financial Planning and Analysis of Cognizant (2003-2008); and
•	Vice President, Finance of Spherion Corp., now SFN Group Inc., which was acquired by Randstadt (1997-2003).
Education: Ms. McLoughlin holds degrees from Wellesley College and Columbia University.
Key Qualifications & Experience:
•
Finance Expertise - As the former Chief Financial Officer of Cognizant Technology Solutions Corp., Ms. McLoughlin brings strong financial acumen to the Best Buy board. Prior to that role, she spent more than 20 years in various finance management roles at Cognizant, Spherion and Rider System Inc.

•
Services Expertise – In her 17 years at Cognizant, Ms. McLoughlin developed a deep knowledge of the IT services sector, which is invaluable to Best Buy as we focus on our own internal IT processes and continue to emphasize Services across the organization as part of our Building the New Blue strategy.

•
Growth / Transformation Expertise - During Ms. McLoughlin’s time at Cognizant, the company experienced tremendous growth, with revenue increasing from $368 million in 2003 to $16.7 billion in 2020. Cognizant ranked No. 194 on the 2020 Fortune 500 list. Ms. McLoughlin brings experience in social impact through Cognizant’s efforts to help youth build the skills to compete and thrive in the global economy. Her prior leadership in Cognizant’s Women Empowered program, which aims to elevate women at all levels, is beneficial in the Company’s diversity and inclusion work.

33	2021 Proxy Statement

Thomas L. “Tommy” Millner
Age: 67	Committees:
Director Since: January 2014	•	Audit Committee (Chair)
✔ Independent	•	Nominating Committee

Other Public Company Directorships:
	•	Trulieve
Current Role:
•	None
Prior Roles:
•	Chief Executive Officer and a Director of Cabela’s Inc., a leading multi-channel retailer of hunting, fishing and camping products (2009-2017); and
•	President and Chief Executive Officer of Freedom Group, Inc. and its successor company, Remington Arms Company, Inc., a firearms and ammunition manufacturer (1999-2009).
Education: Mr. Millner holds a degree from Randolph Macon College.
Key Qualifications & Experience:
•
CEO Experience - Mr. Millner served as CEO of Cabela’s, Inc., a leading multi-channel retailer of hunting, fishing and camping products, from 2009 to 2017. He also previously served as CEO of Freedom Group, Inc. and Remington Arms Co., Inc., a firearms and ammunition manufacturer.

•
Growth / Transformation Expertise - Mr. Millner has experience leading a specialty retailer through a transformation and significant growth, taking Cabela’s from $2.6 billion in revenue in 2009 to $4.13 billion in 2016. Bass Pro Shops Inc. bought the company for $4.0 billion in 2017. Throughout this period of Mr. Millner’s leadership, Cabela’s maintained its dedication to conserving fish, game and natural resources, and created Camp Cabela, a program dedicated to providing thousands of underprivileged inner-city children the opportunity to camp, fish and enjoy the outdoors.

•
Knowledge of Best Buy and/or Industry - As the former president and CEO of Cabela’s, Inc., Mr. Millner was a prominent player in multichannel retail. He brings to the Best Buy Board expertise in support of the Company’s Building the New Blue strategy, particularly priorities concerning effective merchandising and multichannel operations.

2021 Proxy Statement	34

Claudia F. Munce
Age: 61	Committees:
Director Since: March 2016	•	Audit Committee
✔ Independent	•	Finance & Investment Policy Committee

Other Public Company Directorships:
	•	CoreLogic
Current Role:
•	Venture Advisor at New Enterprise Associates (NEA), one of the world’s largest and most active venture capital firms (January 2016-present)
Prior Roles:
•	Managing Director of IBM Venture Capital Group and Vice President of Corporate Strategy at IBM Corp. (2004-2015);
•	Director of Strategy, IBM Venture Capital Group (2000-2004); and
•	Head of Technology Transfer and Licensing, IBM Research (1994-2000).
Education: Ms. Munce holds degrees from the Santa Clara University School of Engineering and the Stanford University Graduate School of Business.
Key Qualifications & Experience:
•
Venture Capital Expertise - As a seasoned venture capital leader, Ms. Munce has developed a deep knowledge of strategic partnerships and M&A activities. She currently is a venture adviser at New Enterprise Associates, one of the world’s largest and most active venture capital firms. She also serves on the organizational boards of the National Venture Capital Association and Global Corporate Venturing Leadership Society.

•
Technology Expertise - Ms. Munce’s many years of focusing on emerging markets and disruptive technology are valuable to Best Buy as it explores growth opportunities consistent with its Best Buy 2020 strategy. She brings the perspective of someone with a highly technical engineering and computer science background, as well as business acumen and a strategic mindset. She is also a NACD certified Cybersecurity Oversight director.

•
Growth / Transformation Experience - Ms. Munce was a founding member of the IBM Venture Capital Group, a unit within IBM that drives non-organic growth through partnerships and M&A activities globally, focusing on growth markets and disruptive technology and business models. While at IBM, she worked with more than 300 venture capital firms across 30 countries to advance the company’s strategic goals for developing innovations worldwide. Ms. Munce is an advocate for women’s leadership in the technology industry and works to close the gender gap at the highest levels of business.

35	2021 Proxy Statement

Richelle P. Parham
Age: 53	Committees:
Director Since: March 2018	•	Audit Committee
✔ Independent	•	Nominating Committee
Other Public Company Directorships:
	•	E.L.F.
	•	Laboratory Corporation of America Holdings
Current Role:
•	Partner & Managing Director of WestRiver Group, a collaboration of leading investment firms that provides integrated capital solutions to the global innovation economy (2019 – present)
Prior Roles:
•	General Partner, Camden Partners Holdings, LLC, a private equity firm (2016-2019);
•	Vice President and Chief Marketing Officer, eBay, Inc., a global e-commerce company (2010-2015);
•	Head, Global Marketing Innovation (2010); and Head, Global Marketing Services (2008-2010) of Visa, Inc., a global payments technology company;
•	Senior Vice President, Strategy and Enablement, Rapp Worldwide (2007-2008);
•	Various marketing-related leadership roles, Bronner Slosberg Humphrey, now known as Digitas Inc. (1994-2007); and
•	Former Director at Scripps Network Interactive (2012-2018).
Education: Ms. Parham holds multiple degrees from Drexel University.
Key Qualifications & Experience:
•
Marketing Expertise - As Vice President and Chief Marketing Officer of eBay, Inc., Ms. Parham was tasked with transforming the company’s brand reputation. She focused on optimizing the company’s marketing budget to improve return on investment and new revenue streams, and she helped decrease attrition rates by building out the company’s CRM strategy and better understanding the customer’s path to making purchase decisions. She has strong knowledge of how to use data analytics for more effective targeting and pricing. Her experience in nonprofit and social impact, including work to encourage girls to pursue STEM, are in line with the Company’s programs to prepare youth from underserved communities for higher education and technology careers.

•
Digital / E-commerce Experience - With extensive experience in e-commerce, Ms. Parham takes pride in understanding the fundamental needs of consumers, rethinking what is possible and executing effectively at scale. She has led strategy and built brands via various digital channels. Her insight is highly valuable to the Board as it moves forward with its strategy.

•
Business Operations / Strategy Expertise - Ms. Parham is a seasoned, senior-level executive with more than 25 years of experience at best-in-class corporations such as eBay, Visa, Digitas and Citibank. She has a proven track record of leading high-performing teams and using strategic planning and analytical decision-making to successfully drive key business performance.

2021 Proxy Statement	36

Steven E. Rendle
Age: 61	Committees:
Director Since: March 2021	•	Audit Committee
✔ Independent	•	Finance & Investment Policy Committee

Other Public Company Directorships:
	•	VF Corp
Current Role:
•	Chairman, President and Chief Executive Officer of VF Corp (2017 – present)
Prior Roles:
•	President & Chief Operating Officer, VF Corp. (2015-2016)
•	Senior Vice President, Americas, VF Corp. (2014 – 2015)
•	Group President, Outdoor & Action Sports, Americas, of VF Corp. (2011 – 2014)
•	President, Outdoor Americas, of VF Corp. (2009 – 2010)
•	Brand President, The North Face, a VF Corp. brand (2004 – 2010)
Education: Mr. Rendle holds a degree from the University of Washington
Key Qualifications & Experience:
•
CEO Experience: Mr. Rendle has served as CEO of VF Corp., one of the world’s largest apparel, footwear and accessories companies with $10 billion in annual revenue, since January 2017. He previously held several leadership positions within VF Corp. and the company’s The North Face brand.

•
Growth / Transformation Experience: Since his appointment to CEO in 2017, Mr. Rendle has led VF’s global business model transformation and the reshaping of its apparel and footwear brand portfolio to accelerate growth. Under his leadership, VF completed the divestitures and spin-offs of several brands, including the spinoff of Kontoor Brands (a $2 billion jeans business), acquired a number of brands, including Dickies and Supreme, and relocated the company’s global headquarters to Denver, Colorado. Mr. Rendle is successfully navigating VF through a rapidly changing global retail environment, driving rapid transformation of VF’s brands towards a consumer-minded, retail-centric and hyper-digital future.

•
Purpose-Led Consumer Brand Strategy and Business Execution: Mr. Rendle has led the vision for VF to become a purpose-led, performance-driven organization that prioritizes environmental and social responsibility throughout its global operations. His principled leadership has led VF to be named as one of the World’s Most Ethical Companies by Ethisphere for five consecutive years and No. 8 on the Barron’s 100 Most Sustainable Companies list, among other external accolades. Corporate Responsibility Magazine named Mr. Rendle a Responsible CEO of the Year in 2018. This purpose-led approach is deeply integrated into each of VF’s brands and their product and consumer engagement strategies, helping to create value for the company’s shareholders and stakeholders alike.

37	2021 Proxy Statement

Eugene A. Woods
Age: 56	Committees:
Director Since: December 2018	• Compensation Committee
✔ Independent	• Finance & Investment Policy Committee

Other Public Company Directorships:
None
Current Role:
•	President and Chief Executive Officer of Atrium Health (2016 - present)
Prior Roles:
•	President and Chief Operating Officer of Christus Health (2014 - 2015);
•	Executive Vice President and Chief Operating Officer of Christus Health (2011 - 2014);
•	Senior Vice President, Operations and Chief Executive Officer of St. Joseph Health Care for Catholic Health Initiatives (2005 - 2011);
•	Senior Vice President and Chief Operating Officer of Washington Hospital Center (2001 - 2005);
•	President and Chief Executive Officer of Roy Schneider Hospital (1998 - 2001); and
•	Vice President, Administration at Southside Regional Medical Center (1993 - 1998).
Education: Mr. Woods holds multiple degrees from Pennsylvania State University.
Key Qualifications & Experience:
•
Health Care Expertise - Mr. Woods has more than 30 years of health care experience, having overseen nonprofit and for-profit hospitals, academic and community-based delivery systems and rural and urban facilities. He is currently president and CEO of Atrium Health, a health care system with nearly $11 billion of annual revenue, 36 hospitals and 900 care locations. Recently, Mr. Woods was re-named by Modern Healthcare as one of the 100 Most Influential People in Healthcare, taking spot number 7. In addition, he was named among Modern Healthcare’s Top 25 Minority Executives in Healthcare for the fifth consecutive time – featured in 2020 on the inaugural listing of only five “Luminaries,” honored for their career-defining work in reshaping the industry.

•
CEO Experience - Mr. Woods has served as CEO of Atrium Health, one of the nation’s most comprehensive and highly integrated and innovative health care systems, since 2016. He also previously served as President & COO of CHRISTUS Health and was SVP of CHI Divisional Operations/CEO of Saint Joseph Health System. He has also held a variety of other senior leadership roles at health care organizations throughout the country.

•
Growth / Transformation Expertise - Since becoming CEO in 2016, Mr. Woods has led Atrium Health’s expansion beyond the Carolinas into other areas of the Southeast, including Georgia. He also has led a digitalization initiative by building out Atrium’s strong telehealth program, and he is working on new models for long-term cost of care and changing quality-of-care metrics. Mr. Woods brings to the Company a track record of leadership in uniting a large organization around a vision and mission, fostering a diverse, inclusive and engaging work environment, and a strong commitment to serving the community.

2021 Proxy Statement	38

Voting Information
You may vote for all, some or none of the nominees for election to the Board. However, you may not vote for more individuals than the number nominated. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve and the Board elects to fill the vacancy, the Proxy Agents named in the proxy will vote for an alternative person nominated by the Board. Our Articles prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the votes cast with respect to the director is required to elect a director.
Proxy cards that are properly executed will be voted for the election of all of the nominees unless otherwise specified.
Board Voting Recommendation
The Board recommends that shareholders vote FOR the election of Corie S. Barry, Lisa M. Caputo, J. Patrick Doyle, David W. Kenny, Mario J. Marte, Karen A. McLoughlin, Thomas L. Millner, Claudia F. Munce, Richelle P. Parham, Steven E. Rendle and Eugene A. Woods for a term of one year. All of the nominees are current members of the Board.

39	2021 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table provides information about the number of shares of our common stock beneficially owned on March 29, 2021 (unless otherwise indicated), by each of our named executive officers. The table provides similar information for each director and director nominee, all directors and executive officers as a group, and each person, or any group that we know who beneficially owns more than 5% of the outstanding shares of our common stock.
Name and Address(1)	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Corie Barry, Chief Executive Officer	278,575(2)	*
Matt Bilunas, Chief Financial Officer	21,907(3)	*
Todd Hartman, General Counsel, Chief Risk Officer and Secretary	40,620(4)	*
Mike Mohan, President and Chief Operating Officer	104,810(5)	*
Kamy Scarlett, Chief Human Resources Officer	46,496(6)	*
Asheesh Saksena, President, Best Buy Health (former)	382(7)	*
Lisa M. Caputo, Director	46,135(8)	*
J. Patrick Doyle, Director	26,757(9)	*
David W. Kenny, Director	32,112(9)	*
Mario J. Marte, Director	171(9)	*
Karen A. McLoughlin, Director	21,975(9)	*
Thomas L. Millner, Director	30,599(9)	*
Claudia F. Munce, Director	19,752(9)	*
Richelle P. Parham, Director	8,441(9)	*
Steven E. Rendle, Director	81(9)	*
Eugene A. Woods, Director	7,447(9)	*
All current directors and executive officers, as a group (21 individuals)	904,846(10)	0.36%
Richard M. Schulze, Founder and Chairman Emeritus 6600 France Avenue South, Suite 550 Minneapolis, MN 55435	24,346,289(11)	9.73%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	28,756,539(12)	11.50%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	19,306,106(13)	7.7%
FMR LLC (“Fidelity”) 245 Summer Street Boston, MA 02210	14,227,356(14)	5.69%
*	Less than 1%.
(1)	The business address for all current directors and executive officers is 7601 Penn Avenue South, Richfield, Minnesota, 55423.
(2)
The figure represents: (a) 138,278 outstanding shares owned by Ms. Barry; (b) 2,527 outstanding shares held in the name of the Trustee in connection with the Retirement Saving Plan for the benefit of Ms. Barry; and (c) options to purchase 137,770 shares, which Ms. Barry could exercise within 60 days of March 29, 2021. The figure does not include 33,311 shares underlying performance share awards that are subject to vesting and settlement within 60 days of March 29, 2021 to the extent that performance objectives are determined to be achieved.

(3)
The figure represents: (a) 15,202 outstanding shares owned by Mr. Bilunas; and (b) options to purchase 6,705 shares, which Mr. Bilunas could exercise within 60 days of March 29, 2021. The figure does not include 3,755 shares underlying performance share awards that are subject to vesting and settlement within 60 days of March 29, 2021 to the extent that performance objectives are determined to be achieved.

(4)
The figure represents: (a) 21,524 outstanding shares owned by Mr. Hartman; (b) 1,247 outstanding shares held in the name of the Trustee in connection with the Retirement Saving Plan for the benefit of Mr. Hartman; (c) 11,285 shares held by Mr. Hartman in a revocable trust; (d)

2021 Proxy Statement	40

2,373 restricted shares subject to time-based vesting schedules, which vest within 60 days of March 29, 2021 and (e) options to purchase 4,191 shares, which Mr. Hartman could exercise within 60 days of March 29, 2021. The figure does not include 3,246 shares underlying performance share awards that are subject to vesting and settlement within 60 days of March 29, 2021 to the extent that performance objectives are determined to be achieved.
(5)
The figure represents: (a) 70,418 outstanding shares owned by Mr. Mohan; and (b) options to purchase 34,392 shares, which Mr. Mohan could exercise within 60 days of March 29, 2021. The figure does not include 39,422 shares underlying performance share awards that are subject to vesting and settlement within 60 days of March 29, 2021 to the extent that performance objectives are determined to be achieved.

(6)
The figure represents: (a) 33,599 outstanding shares owned by Ms. Scarlett; and (b) options to purchase 12,897 shares, which Ms. Scarlett could exercise within 60 days of March 29, 2021. The figure does not include 10,007 shares underlying performance share awards that are subject to vesting and settlement within 60 days of March 29, 2021 to the extent that performance objectives are determined to be achieved.

(7)
The figure represents 382 outstanding shares owned by Mr. Saksena. The figure does not include 12,749 shares underlying performance share awards that are subject to vesting and settlement within 60 days of March 29, 2021 to the extent that performance objectives are determined to be achieved.

(8)	The figure represents: (a) 10,000 outstanding shares owned by Ms. Caputo and (b) 36,135 restricted stock units, which Ms. Caputo could convert to shares within 60 days of March 29, 2021.
(9)	The figure represents restricted stock units that could be converted to shares within 60 days of March 29, 2021.
(10)
The figure represents: (a) the outstanding and attainable shares, restricted stock units and options described in the preceding footnotes (2) through (6) and (8) through (9); (b) 122,813 outstanding shares owned by other executive officers; (c) 6,517 restricted shares subject to time-based vesting schedules, which are held by other executive officers and which vest within 60 days of March 29, 2021; and (f) options to purchase 89,638 shares, which the other executive officers could exercise within 60 days of March 29, 2021. The figure does not include 27,750 shares underlying performance share awards of the other executive officers that are subject to vesting and settlement within 60 days of March 29, 2021 to the extent that performance objectives are determined to be achieved.

(11)
Mr. Schulze is our Founder and Chairman Emeritus. He is not a member of our Board and is not considered an executive officer but is listed here due to his status as a beneficial owner of more than 5% of our common stock. The figure represents: (a) 19,439,724 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze, of which up to $150 million in aggregate value of shares have been pledged by the trust as collateral to secure a line of credit; (b) 2,000,000 outstanding shares registered in the name of Mr. Schulze and co-trustees, and held by them as trustees of Grantor Retained Annuity Trusts for the benefit of Mr. Schulze and his family; (c) 1,143,043 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Grantor Retained Annuity Trust; (d) 950,169 outstanding shares held by a limited partnership of which Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his pecuniary interest therein); (e) 31,672 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner; (f) 5,998 outstanding shares registered in the name of Mr. Schulze’s spouse and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Schulze’s spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (g) 183,726 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001 (Mr. Schulze has disclaimed beneficial ownership of these shares); (h) 2,568 outstanding shares registered in the name of Mr. Schulze and held by him as trustee of the Judith I. Schulze Revocable Trust dated August 11, 1999 (Mr. Schulze has disclaimed beneficial ownership of these shares); (i) 2,061 outstanding shares held in Mr. Schulze’s individual retirement account; (j) 513,248 outstanding shares owned by The Richard M. Schulze Family Foundation, of which Mr. Schulze is the sole director and (k) 74,080 outstanding shares registered in the name of the Trustee in connection with the Retirement Saving Plan for the benefit of Mr. Schulze.

(12)
Share numbers are as reported on the owner’s most recent Schedule 13G/A filed with the SEC on February 10, 2021, to report ownership as of December 31, 2020. The Vanguard Group has shared voting power over 378,908 shares, sole dispositive power over 27,743,825 shares and shared dispositive power over 1,012,714 shares.

(13)
Share numbers are as reported on the owner’s most recent Schedule 13G/A filed with the SEC on January 29, 2021, to report ownership as of December 31, 2020. BlackRock, Inc. has sole voting power over 16,541,514 shares and sole dispositive power over 19,306,106 shares.

(14)
Share numbers are as reported on the owner’s most recent Schedule 13G/A filed with the SEC on February 8, 2021, to report ownership as of December 31, 2020. FMR LLC and certain related entities have sole voting power over 2,245,489 shares and sole dispositive power over 14,227,356 shares.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who beneficially own more than 10% of our common stock file initial reports of ownership with the SEC. They must also file reports of changes in ownership with the SEC. Based solely on our review of electronic filings with the SEC of such reports, management and the Board believe our directors, and executive officers who served during any part of fiscal 2021 and shareholders who beneficially own more than 10% of our common stock complied with the Section 16(a) filing requirements during the fiscal year ended January 30, 2021, except that one non-discretionary sale to cover tax withholding obligations triggered by the vesting of restricted shares, which was executed by Mr. Hartman on April 21, 2020, was reported on a delayed basis due to administrative error (see the Form 4 report filed April 30, 2020, on behalf of Mr. Hartman, for additional detail).

41	2021 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Related Party Transactions Policy prohibits “related party transactions” unless approved by the Audit Committee and the Board. For purposes of our policy, a “related party transaction” is a transaction or series of transactions in which (a) the Company or a subsidiary is a participant, (b) the aggregate amount involved exceeds $120,000 and (c) any director, executive officer or shareholder beneficially owning more than 5% of our common stock, or any of their respective immediate family members has a direct or indirect material interest.
A related party transaction will generally not be approved unless it provides us with a demonstrable incremental benefit and the terms are competitive with those available from unaffiliated third parties. Only Board members who do not have an interest in the transaction are permitted to vote on a related party transaction. In addition, ongoing related party transactions are reviewed by the Audit Committee and the Board to ensure that such transactions continue to provide the necessary incremental benefit to us and have competitive terms. Each of the transactions discussed below were approved (or re-approved if ongoing) by the Audit Committee and the Board in March 2021, unless otherwise noted, in accordance with our Related Party Transactions Policy. We do not have any credit arrangements between our officers, directors, controlling persons and other insiders.
Richard M. Schulze
As of the date of this filing, Mr. Schulze owned approximately 9.7% of our common stock. On March 25, 2013, we entered into a letter agreement with Mr. Schulze pursuant to which, among other things, Mr. Schulze was given the lifetime honorary title of “Founder and Chairman Emeritus” of the Company, although he is not an executive and is no longer a member of our Board. Under this letter agreement, we agreed to compensate Mr. Schulze with an annual base salary of $150,000 through fiscal 2018 for his services as Chairman Emeritus, and to provide lifetime medical benefits for him, his spouse and his eligible dependents in accordance with our plans, practices, programs and policies in effect generally for our executives and their dependents. We also agreed to provide office space and administrative support, and to reimburse Mr. Schulze for his costs and out-of-pocket expenses incurred in the performance of his duties as Chairman Emeritus. The letter agreement’s term was renewed in January 2018 through the end of fiscal 2020, and again in April 2020 for fiscal 2021, except as specifically described above in regard to certain lifetime health benefits.
Ryan Green, Mr. Schulze’s step-son, is employed with us as a Senior Director in our Properties department at our corporate headquarters in Richfield, Minnesota. Mr. Green’s total cash compensation in fiscal 2021 was approximately $244,000. Mr. Green also received an annual long-term incentive award of 1,480 time-based restricted shares, which vest in one-third increments on each anniversary of the grant for three years. His award is consistent with awards for other employees at his level. Mr. Green is eligible to receive employee benefits generally available to all employees. Mr. Green’s employment with us began in August 2012. Mr. Schulze’s family member is compensated at a level comparable to the compensation paid to non-family members in similar positions at Best Buy.
Fidelity
FMR LLC (“Fidelity”) filed an amended Schedule 13G in February 2021, stating that it beneficially owns 5.5% of the Company’s common stock. As a result of beneficially owning more than 5% of our common stock, Fidelity is currently considered a “related party” under our Related Party Transactions Policy. Certain affiliates of Fidelity provide services to us in connection with the record keeping and administration of our stock plans (including the Employee Stock Purchase Plan and the Long-Term Incentive Plan). We paid these entities approximately $298,000 for these services for fiscal 2021. The administrative services contracts were initially entered into prior to Fidelity’s Schedule 13G filing and 5% holder status. The contracts were negotiated at arm’s length, and there is no indication that the Company or Fidelity received preferential treatment as a result of the relationship.

2021 Proxy Statement	42

AUDIT COMMITTEE REPORT
The key responsibility of the Audit Committee is to assist the Board in overseeing the integrity of the Company’s financial statements and financial reporting processes. The Audit Committee’s charter, which was approved by our Board, is posted on our website at www.investors.bestbuy.com. During fiscal 2021, the Audit Committee included five members. All Audit Committee members meet the SEC and NYSE definitions of independence and financial literacy for audit committee members. The Board has determined that Ms. McLoughlin, Mr. Doyle and Mr. Millner are “audit committee financial experts” for purposes of SEC rules based on their relevant experience. No member of the Audit Committee serves on the audit committee of more than three public companies.
Committee Meetings
The Audit Committee met ten times during fiscal 2021. The Audit Committee schedules its meetings to ensure it has sufficient time to devote appropriate attention to all of its tasks. The Audit Committee meetings include regular executive sessions with our independent registered public accounting firm, Deloitte & Touche LLP (“D&T”), our internal auditors and management. The Audit Committee also discusses with our internal auditors and D&T the overall scope and plans for their respective audits.
Fiscal 2021 Audited Financial Statements
The Audit Committee, on behalf of the Board, reviewed and discussed with both management and D&T our annual audited consolidated financial statements for the fiscal year ended January 30, 2021, and our quarterly operating results for each quarter in such fiscal year, along with the related significant accounting and disclosure issues. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) (U.S.) and the Commission.
The Audit Committee reviewed and discussed with D&T its independence from us and our management. As part of that review, the Audit Committee received from D&T the written disclosures and the letter required by applicable rules of the PCAOB (U.S.) regarding the independent accountant’s communications with audit committees concerning independence. In addition, the Audit Committee reviewed all services provided by and the amount of fees paid to D&T in fiscal 2021. In reliance on the reviews and discussions with management and D&T, the Audit Committee believes that the services provided by D&T were compatible with, and did not impair, its independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that our annual audited consolidated financial statements be included in our Annual Report on Form 10-K for the period ended January 30, 2021, for filing with the SEC.
AUDIT COMMITTEE
Thomas L. Millner (Chair)
J. Patrick Doyle*
Karen A. McLoughlin
Claudia F. Munce
Richelle P. Parham*
*Mr. Doyle and Ms. Parham served on the Audit Committee until March 18, 2021.

43	2021 Proxy Statement

ITEM OF BUSINESS NO. 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE “AUDIT COMMITTEE REPORT”
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. As part of this oversight, the Audit Committee considers the firm’s independence, qualifications, performance, and whether the independent registered public accounting firm should be rotated, as well as the impact of such a rotation. Deloitte & Touche LLP (“D&T”) has been retained as our independent registered public accounting firm since fiscal 2006. In compliance with Sarbanes-Oxley requirements, the Lead Audit Partner from D&T rotates off our account every five years, with oversight in selection by the Audit Committee. The last Lead Audit Partner rotation occurred in March 2021. The Audit Committee has appointed D&T as our independent registered public accounting firm for the fiscal year ending January 29, 2022. We will ask shareholders to ratify the appointment of D&T as our independent registered public accounting firm at the Meeting. Representatives of D&T are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Principal Accountant Services and Fees
The Audit Committee is responsible for the audit fee negotiations associated with the retention of our independent registered public accounting firm. For the fiscal years ended January 30, 2021, and February 1, 2020, D&T served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for services rendered by D&T during fiscal 2021 and fiscal 2020, respectively. The fees listed below were pre-approved by our Audit Committee pursuant to the Audit Committee’s pre-approval policy as described below:
Service Type	Fiscal 2021	Fiscal 2020
Audit Fees(1)	$ 2,973,000	$ 2,873,000
Audit-Related Fees(2)	368,000	380,000
Tax Fees	—	—
Total Fees	$3,341,000	$3,253,000
(1)
Consists of fees for professional services rendered in connection with the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal years ended January 30, 2021, and February 1, 2020; the reviews of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; and consultations on accounting matters.

(2)	Consists primarily of fees for statutory audit filings, as well as the audits of our retirement savings plans and foundation.
It is our policy that our independent registered public accounting firm be engaged to provide primarily audit and audit-related services. However, pursuant to the policy, in certain circumstances and using stringent standards in its evaluation, the Audit Committee may authorize our independent registered public accounting firm to provide tax services when it determines that D&T is the most efficient and effective tax service provider.
Pre-Approval Policy
Consistent with SEC rules regarding auditor independence, the Audit Committee is responsible for appointing, setting fees for and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility and in accordance with the Securities Exchange Act of 1934, as amended, it is the policy of the Audit Committee to pre-approve all permissible services provided by our independent registered public accounting firm, except for minor audit-related engagements which in the aggregate do not exceed 5% of the fees we pay to our independent registered public accounting firm during a fiscal year.
Each year, prior to engaging our independent registered public accounting firm, management submits to the Audit Committee for approval a list of services expected to be provided during that fiscal year within each of the three categories of services described below, as well as related estimated fees, which are generally based on time and materials.

2021 Proxy Statement	44

Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters and discussions surrounding the proper application of financial accounting and/or reporting standards.
Audit-related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, statutory audits, employee benefit plan audits and special procedures required to meet certain regulatory requirements.
Tax services include compliance and other services performed by the independent registered public accounting firm when it is most efficient and effective to use such firm as the tax service provider.
As appropriate, the Audit Committee then pre-approves the services and the related estimated fees. The Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the estimate periodically throughout the year by category of service. During the year, circumstances may arise when it becomes necessary to engage our independent registered public accounting firm for additional services not contemplated in the initial annual proposal. In those instances, the Audit Committee pre-approves the additional services and related fees before engaging our independent registered public accounting firm to provide the additional services.
Board Voting Recommendation
The members of the Audit Committee and the Board believe that the continued retention of D&T to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and our shareholders. The Board recommends that shareholders vote FOR the proposal to ratify the appointment of D&T as our independent registered public accounting firm for the fiscal year ending January 29, 2022.
The affirmative vote of a majority of the voting power of the shares present and entitled to vote at the Meeting is required to ratify D&T as our independent registered accounting firm.
Although ratification is not required pursuant to our By-laws or otherwise, the Board is submitting the selection of D&T to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If the appointment of D&T were not to be ratified by the shareholders, the Audit Committee would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

45	2021 Proxy Statement

ITEM OF BUSINESS NO. 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
We are providing our shareholders with an opportunity to cast an advisory vote, a “Say on Pay,” regarding our fiscal 2021 named executive officer (“NEO”) compensation program, as described in the Executive and Director Compensation section of this proxy statement.
Information About the Advisory Vote to Approve Named Executive Officer Compensation
The Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s NEOs. While the advisory vote to approve the compensation of our named executive officers is not binding, it provides useful information to our Board and Compensation Committee regarding our shareholders’ views of our executive compensation philosophy, policies and practices. The Compensation Committee values our shareholders’ opinions and will take the results of the vote into consideration when determining the future compensation arrangements for our named executive officers. At the Company’s 2019 Regular Meeting of Shareholders, our shareholders voted to hold the non-binding shareholder vote to approve the compensation of our named executive officers each year. Accordingly, the Company currently intends to hold such votes annually. The next such vote is expected to be held at the Company’s 2022 Regular Meeting of Shareholders.
As detailed in the Executive and Director Compensation — Compensation Discussion and Analysis section, we believe our fiscal 2021 executive compensation program reflects market appropriate practices and balances risk and reward in relation to our overall business strategy. Our executive compensation program is focused on pay-for-performance and seeks to mitigate risks related to compensation to ensure management and shareholder interests in long-term value creation are aligned.
Accordingly, we ask that our shareholders cast an advisory vote to approve the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers for the fiscal year ended January 29, 2021, as described in the Executive and Director Compensation — Compensation Discussion and Analysis section and the compensation tables and related material disclosed in the Company’s proxy statement for its 2021 Regular Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Board Voting Recommendation
Our Board recommends an advisory vote FOR approval of the fiscal 2021 compensation of our NEOs as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote is required for advisory approval of our NEO compensation.
It is intended that, unless otherwise instructed, the shares represented by proxy will be voted “FOR” the advisory vote on our named executive compensation.

2021 Proxy Statement	46

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes how the Compensation Committee of the Board decided to compensate our fiscal 2021 Named Executive Officers (“NEOs”):
Name	Principal Position
Corie Barry	Chief Executive Officer
Matt Bilunas	Chief Financial Officer
Todd Hartman	General Counsel, Chief Risk Officer and Secretary
Mike Mohan	President and Chief Operating Officer
Kamy Scarlett	Chief Human Resources Officer
Asheesh Saksena	President, Best Buy Health (Former)
*
Mr. Saksena stepped down from his role as President, Best Buy Health in August 7, 2020 and assumed an advisory role through November 1, 2020 in support of his successor. Additionally, on April 29, 2021, we announced that Mr. Mohan will be stepping down from his role as President and Chief Operating Officer, effective on July 1, 2021.

The Compensation Discussion and Analysis portion of our proxy statement includes the following:
CD&A Section	What’s included?
Executive Summary
Highlights of our executive compensation program, including our shareholder engagement process and Committee consideration of Say on Pay votes, and a summary of our fiscal 2021 executive compensation decisions

Compensation Philosophy, Objectives & Policies	Overview of the philosophy, objective & policies utilized by the Compensation Committee in implementing our executive compensation program

Governance	Summary of the key participants in our executive compensation process and the role each plays in the decision-making

Factors in Decision-Making	Overview of factors considered by the Compensation Committee in its decision-making process

Executive Compensation Elements	Description of each element of our NEO pay mix within our executive compensation program, including specific details regarding decisions made within each element

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Executive Summary
In this unusual year, the Compensation Committee adapted its compensation oversight and decision-making process to align with the rapidly evolving state of the business.

Fiscal 2021 Key Compensation Actions	State of the Business
Standard Pay Review March 2020	• Annual NEO pay review by the Compensation Committee. • Annual review of roles, responsibilities and market rates resulted in base salary, STI target and LTI value increases for certain NEOs.	**Business as usual – prior to national pandemic lockdowns.**
Crisis Response April - July 2020	• Emergency actions focused on creating business flexibility and aligning stakeholder interests. • Compensation Committee approved salary reductions for CEO (50%) and CEO Direct Reports (20%) for April - September 2020. Director retainer fees reduced by 50% for same period. STI program on hold. 401(k) match program suspended.	**Operating model evolution: curbside only => appointments => limited capacity with enhanced safety procedures. Focus on revenue retention and building flexibility into the operating model. Furloughs of approx. 51,000 employees.**
Driving the Strategy August 2020 - January 2021	• Pandemic response actions were implemented successfully; Company looks to invest in people and business to accelerate the strategy. • Compensation Committee approved mid-year Shared Success STI framework focused on incentivizing actions to support Employee & Customer Safety, Financial Stability and Strategic Progress. Plan covers all eligible employees from hourly store supervisors to the CEO. • Company adopts $15 minimum wage for hourly employees. 401(k) match reinstated.	**Customers back in stores and curbside and dotcom remain strong. Most furloughed employees have returned.**
Assessing Performance February 2021	• Compensation Committee reviewed Shared Success plan outcomes and approved a payout for all eligible employees based on record financial results and extraordinary achievement of non-financial goals under the Shared Success framework. • Company pays cash gratitude bonus to all eligible hourly full time ($500) and part time ($200) employees.	**Company announces strong year-end financial results, including comparable sales growth of 9.7% and non-GAAP earnings per share growth of 30%*.**

*	For GAAP to non-GAAP reconciliations, please refer to the schedule entitled Reconciliation of Non-GAAP Financial Measures.
The onset of the COVID pandemic interrupted our typical annual executive compensation process. The Compensation Committee deferred certain actions to allow management and the Board to focus on navigating the crisis. This allowed management and the Board to work closely together throughout the year to ensure decisions were focused on: (1) ensuring customer and employee safety, (2) maintaining the financial security of the Company and (3) accelerating our strategic initiatives to meet the pace at which customer expectations were evolving.
The crisis resulted in significant change and loss for many of our stakeholders (employees, customers, and vendors), and the Board and management were committed to ensuring that these burdens were shared whenever feasible. This drove the Board to take a series of actions, in alignment with the current state of the business, to purposefully limit executive pay opportunities during times of unprecedented uncertainty. These actions included:
•	Reducing CEO salary by 50% and salaries of CEO direct reports by 20% from April-September and reduction of Board member retainers by 50% for half of the year.
•
Capping the annual incentive pay opportunity for NEOs to the equivalent of an at-target annual payout even as the Company delivered record results driven by unprecedented demand for products necessary for our customers to work, learn and entertain in the home.

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As we addressed the challenges presented by the COVID-19 pandemic, the Company continued to make progress on our purpose to enrich lives through technology. We do that by leveraging our unique combination of tech expertise and human touch to meet our customers’ every day needs whether they come to us online, visit our stores or invite us into their homes. The financial results we achieved in fiscal 2021, as summarized below, demonstrate that we are on the right track.

*	For GAAP to non-GAAP reconciliations, please refer to the schedule entitled Reconciliation of Non-GAAP Financial Measures.
The strong performance in fiscal 2021 resulted in short-term incentive award payouts consistent with a target 100% payout for our typical annual STI plan. See the Executive Compensation Elements—Short-Term Incentive section for our description of our 2020 STI plan. The results of the Enterprise Revenue and Total Shareholder Return (“TSR”) portions of the Performance Share Awards that are earned based on a three-year performance period, including fiscal 2021, have not been approved by the Compensation Committee as of the date of this filing. The Enterprise Revenue portion of these awards is based on the compound annual growth rate of Enterprise Revenue from fiscal 2019 through fiscal 2021. The TSR portion of these awards is based on a comparison of TSR in the first quarter of fiscal 2019 with the first quarter of fiscal 2022. We anticipate the Compensation Committee will review results and make a determination on the payout of these awards following the conclusion of the first quarter of fiscal 2022. These awards and payouts are explained in further detail within the Executive Compensation Elements section of this proxy statement.
As the Company looks ahead in fiscal 2022 to another year of uncertain customer demand, the Committee and management are continuing to balance the need to attract, motivate and retain executive talent through performance-based compensation with an enduring focus on the Company’s long-term transformation. This requires focus on a multi-year view of performance against the Company’s long-term plans to avoid compensation outcomes driven by temporary external factors, and we remain committed to delivering on our three-year commitments even in the face of unprecedented uncertainties.
Prior “Say on Pay” Votes
At our 2020 Meeting, 94.9% of our shareholders voted in support of our “Say on Pay” proposal, which was consistent with prior year results.

SAY-ON-PAY VOTING RESULTS
For
Against
80
60
40
20
95.6
96.4
96.2
95.4
94.9
2016
2017
2018
2019
2020

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We believe the high level of support we received from shareholders for the last several years is driven by our performance and by our continued commitment to align pay and performance. In the fall of fiscal 2021, following our 2020 Meeting, we reached out to our top forty shareholders, representing approximately 68% of our outstanding shares, offering to discuss any questions or concerns regarding our executive compensation and governance practices, the Company’s COVID-19 response, our diversity and inclusion and ESG initiatives and related disclosure. As a result of these outreach efforts, we engaged in direct conversations with several shareholders to answer questions, provide commentary on the compensation decisions made during the year, and received feedback to be considered when making future decisions. During these conversations, shareholders also indicated broad directional support for our compensation programs. Further, as discussed in the Corporate Governance at Best Buy — Shareholder Engagement section, we regularly engage with our shareholders throughout the year regarding their various priorities, and we welcome their feedback on our practices and policies.
Compensation Philosophy, Objectives and Policies
The Company’s compensation philosophy is performance-based and designed to ensure that executive compensation and shareholders’ interests are aligned. To that end, the Compensation Committee works to ensure that base salaries are market competitive, and short and long-term incentives are heavily weighted toward Company performance and are within the range of market practice.
We achieve these objectives by using programs that are designed to align employee interests with Company goals and create a common vision of success without undue risk.
We continue to utilize the following executive compensation policies and practices:
•
Pay-for-performance. We tie pay to performance. The majority of executive pay is not guaranteed but instead tied to performance metrics designed to drive shareholder value. If performance goals are not attained, no incentive compensation is paid. We use multiple performance metrics that differ for long-term and short-term plans. A significant amount of our long-term incentive program is performance-based, and long-term and short-term incentives comprise a majority of our total compensation opportunity (90% for the CEO and 82%, on average, for the other NEOs).

•
Mitigate undue risk. We mitigate undue risk by, among other things, utilizing caps on incentive award payments and vesting periods on long-term incentive awards, clawback provisions, restrictive covenants and multiple performance metrics. The Compensation Committee annually reviews our compensation risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•
Independent Compensation Committee and compensation consultant. The Compensation Committee is comprised solely of independent directors. The Compensation Committee’s independent compensation consultant is retained directly by the Compensation Committee and performs no other consulting or other services for the Company.

•
Shareholder engagement. We routinely engage with shareholders regarding executive compensation and related issues. We provide shareholder feedback to the Compensation Committee, which considers the feedback when reviewing executive compensation programs and policies.

•
Re-pricing of stock options. Stock options may not, without the approval of our shareholders, be (i) amended to reduce their initial exercise price (except for adjustments in the case of a stock split or similar event); (ii) canceled and replaced by stock options having a lower exercise price; or (iii) canceled and replaced with cash or other securities.

•
Stock ownership and trading policies. We have stock ownership guidelines for all of our executive officers and Board members. As of the end of fiscal 2021, each NEO and director was in compliance with the guidelines. We prohibit all employees, including our executive officers and members of the Board, from hedging Company securities. Executive officers and Board members are also prohibited from pledging Company securities as collateral for a loan or from holding Company securities in a margin account.

•
Health, retirement and other benefits. NEOs are eligible to participate in benefit plans generally available to our employees, including health, retirement, stock purchase, severance, paid time off, life insurance and disability plans. We do not have an executive retirement plan that provides extra retirement benefits to the NEOs. NEOs are provided with annual executive physical exams, supplemental long-term disability insurance and tax planning/preparation services consistent with those provided to other executives.

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Governance
The following table summarizes the roles of each of the key participants in the executive compensation decision-making process for our NEOs.
Key Participant
Compensation Committee
Role in Decision-Making Process
• Establishes our compensation objectives.

• Determines, approves and oversees executive compensation, including the design, competitiveness and effectiveness of our compensation programs.

• The Compensation Committee’s charter is available on our website at www.investors.bestbuy.com.

Compensation Committee’s Independent Compensation Consultant
Role in Decision-Making Process

• Reviews the recommendations of management with the Compensation Committee to ensure that the recommendations are aligned with our objectives and are reasonable when compared to our market for executive and director talent.

• Assists the Compensation Committee in the design of the variable incentive plans, the determination of the overall compensation mix, the selection of performance metrics and the setting of the performance goals and ranges.

• Provides analysis and crafts recommendations for the Compensation Committee in the setting of CEO compensation opportunity.

• Reviews the results of the compensation risk assessment with the Compensation Committee, including key observations and conclusions.

• Provides perspective on market practice and information about emerging trends.

• The Compensation Committee has sole discretion and adequate funding to engage consultants in connection with compensation-related matters. Frederic W. Cook & Co., Inc. has served as the Compensation Committee’s independent compensation consultant since the fall of 2012.

CEO
Role in Decision-Making Process

• Creates and presents recommendations to the Compensation Committee for our other executive officers and provides her own perspective. Does not participate in, or otherwise influence, recommendations regarding her own compensation.

Human Resources (“HR”) and Finance
Role in Decision-Making Process

• HR provides the Compensation Committee with market analytics in support of the CEO’s recommendations for our executive officers. As necessary, HR engages outside consultants to assist with its analytics and recommendations. Finance provides the Compensation Committee with financial analytics in support of the short- and long-term program design, target setting and evaluation of results.

Compensation Consultant Independence
The Compensation Committee reviewed the independence of Frederic W. Cook & Co., Inc. (“FW Cook”) under NYSE and SEC rules. Based on its review and information provided by FW Cook regarding the provision of its services, fees, policies and procedures, presence (if any) of any conflicts of interest, ownership of Best Buy stock, and other relevant factors, the Compensation Committee concluded that the work of FW Cook has not raised any conflicts of interest and deemed them to be an independent advisor to the Compensation Committee.

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Factors in Decision-Making
Market Competitive Data. For fiscal 2021, each element of compensation and the level of total direct compensation for our NEOs was considered against market benchmarks and views of individual performance. Our Compensation Committee reviewed publicly available compensation data and private surveys for our peer group of companies, Fortune 100 companies and general and retail industry survey data. We used available information and monitored actions taken by our peer group to evaluate market trends and to assess the long-term incentive program and overall competitiveness of our executive compensation levels. We did not, however, seek to establish any specific element of compensation or total direct compensation that falls within a prescribed range relative to our peer group of companies or the Fortune 100 companies.
Change in Peer Group for Fiscal 2021. We review our peer group annually. The Compensation Committee strives to ensure that our peer group is an accurate reflection of our business model, represents the labor market for executive talent and includes external perspectives. For fiscal 2021, the peer group was approved after consideration of the following criteria:
•	Business model: combination of physical retailers, e-commerce retailers, digital companies, global companies and iconic brands;
•	Size: revenue similar to ours;
•	Current peers: preference, but not obligation, toward consistency in an effort to maintain reliability from year to year in the results of our compensation analysis; and
•	Labor market consideration: companies that listed us as a peer.
The Compensation Committee considered the Company’s position relative to the peer group on the basis of earnings, revenue and market cap, and made several changes to our peer group for fiscal 2021 from fiscal 2020 to reflect the addition of companies in health care and technology and removal of other businesses (including Alphabet, Inc., Apple Inc., Costco Wholesale Corporation, Microsoft Corporation, and Office Depot, Inc.). For fiscal 2021, our peer group consisted of the following companies:
Amazon.com, Inc.	eBay Inc.	Nike, Inc.
CarMax, Inc.*	The Home Depot, Inc.	Nordstrom, Inc.
CDW Corporation*	Kohl’s Corporation	Target Corporation
CVS Health Corporation*	Lowe’s Companies Inc.	Wal-Mart, Inc.
DaVita Inc.*	Macy’s, Inc.	Walgreens Boots Alliance, Inc.
*	New to the peer group for fiscal 2021

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Executive Compensation Elements
Overview. Our NEOs’ compensation in fiscal 2021 included the following elements (for additional details on specific awards, see the discussion below and the Compensation of Executive Officers — Summary Compensation Table section):
Compensation Component	Key Characteristics	Link to shareholder value	How we determine amount
Base Salary	Cash; reviewed annually and adjusted if appropriate.	Provide competitive, fixed compensation to attract and retain executive talent who drive superior performance.	Consider individual contributions to business outcomes, scope and responsibilities, role changes and/or market data.
Short-Term Incentive (“STI”)	Cash. Variable compensation component. Performance-based award opportunity.	Incentive targets are tied to the achievement of key measures tied to our long-term strategy.
In order to maintain flexibility in a time of extreme uncertainty for fiscal 2021 the Committee adopted a framework based in part on non-financial measures. Total payout opportunities were reduced to align management experience with other stakeholders.

Long-Term Incentive (“LTI”)	Performance share awards, stock options and restricted shares, subject to certain performance-conditions and/or time-based vesting requirements.	Create a strong financial incentive for increasing shareholder value, encourage ownership stake, and promote retention.
Grant award levels are based on individual contributions to business outcomes, potential future contributions, historical grant amounts, retention considerations and market data. (Actual payout typically based on performance over the three-year performance period.)

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including health, retirement, stock purchase, severance, paid time off, life insurance and disability plans.	Plans are part of our broad-based employee benefits programs designed to promote health, well-being and financial security for all employees.	The NEOs are eligible to participate in the same employee benefits offered to all US-based officers.
Executive Benefits
Annual executive physical exam, supplemental long-term disability insurance, and tax planning/preparation services. Limited personal use of private jet services is permitted for certain NEOs in accordance with our private jet use policy.
Provide competitive benefits to promote the health, well-being and financial security of our executive officers.
No material changes were made to the NEOs’ benefits in fiscal 2021. All NEOs are eligible to participate in these benefits, except that use of private jet services is limited to certain NEOs in accordance with our policy.

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Fiscal 2021 Pay Mix. The Compensation Committee emphasizes variable performance-based pay when setting the target pay mix for our executive officers but does not establish a set pay mix for them. The target pay mix for fiscal 2021 for our CEO and other NEOs, on average, is shown below. Actual salary levels, STI awards (discussed in further detail in the Short-Term Incentive section) and LTI awards (discussed in further detail in the Long-Term Incentive section) vary based on the market analysis described above. Approximately 90% of the CEO’s target pay and, on average, approximately 82% of the other NEOs’ target pay is variable based on operating performance, changes in our stock price and/or total shareholder return relative to the S&P 500 companies.

Each element in the pay mix is discussed below and shown in the Summary Compensation Table as found in the Compensation of Executive Officers section of this proxy statement.
Base Salary
Standard Pay Review Process. In March 2020, the Compensation Committee reviewed the total compensation for each NEO. The Compensation Committee approved base salary increases for Ms. Barry and Messrs. Bilunas, Hartman and Saksena based on relative market data.
Name	Fiscal 2021 End-of-Year Annual Base Salary	Fiscal 2021 Beginning-of-Year Annual Base Salary	Percent Change
Ms. Barry	$1,160,000	$1,100,000	5.5%
Mr. Bilunas	775,000	750,000	3.3%
Mr. Hartman	700,000	650,000	7.7%
Mr. Mohan	1,000,000	1,000,000	0%
Ms. Scarlett	800,000	800,000	0%
Mr. Saksena	665,000	650,000	2.3%
Crisis Response. In April 2020, in response to the COVID-19 pandemic, the Compensation Committee approved temporary base salary reductions for Ms. Barry and her direct reports, including Mr. Bilunas, Mr. Mohan, Mr. Hartman, Ms. Scarlett and Mr. Saksena, for the period from April 12, 2020 through September 1, 2020. The base salary for Ms. Barry was reduced by 50% and the base salaries of the other named executive officers were reduced by 20%.
Name	Temporary Reduced Annual Salary	Percent Change
Ms. Barry	$580,000	50%
Mr. Bilunas	620,000	20%
Mr. Hartman	560,000	20%
Mr. Mohan	800,000	20%
Ms. Scarlett	640,000	20%
Mr. Saksena	532,000	20%

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Short-Term Incentive
Our executive compensation programs are designed to ensure that a significant percentage of total compensation is linked to Company performance. In recognition of the extraordinary business uncertainty created by the COVID-19 pandemic, the Committee adopted an approach for the fiscal 2021 STI plan that tied senior executive compensation to a flexible definition of “Shared Success.” Leaders across the Company from our named executive officers to in-store hourly leadership roles were judged against a consistent framework. Under the fiscal 2021 STI plan, payout opportunities for leadership were eliminated for the first half of fiscal 2021 to maintain alignment with other stakeholders impacted by Company decisions. Given the impact of the pandemic on employees and other stakeholders, by limiting the application of the 2021 STI plan to the second half of fiscal 2021, the Committee purposefully chose to limit potential officer payments under the plan to the equivalent of a target (100%) payout for our typical full-year plan.
Standard Pay Review - Determination of Fiscal 2021 STI Plan Target Payout. The Compensation Committee reviewed the target payout percentages for our NEOs under the fiscal 2021 STI plan as part of its review of the NEOs’ total fiscal 2021 target compensation in March before the extent of the pandemic crisis was known. The Compensation Committee generally applies a tiered approach in determining the potential target payout ranging from 100% to 200% of annual earnings. The specific target payout percentage for each NEO is determined based on external market data (including survey and proxy data from the Fortune 100 and our peer group) for equivalent roles, with emphasis placed on job value and internal pay equity among the NEOs. The target payout percentages for each NEO either remained the same as in fiscal 2020 or increased in light of changes in responsibilities and market factors.
Name	Fiscal 2020 Target Payout Percentage	Fiscal 2021 Target Payout Percentage
Ms. Barry	175%	200%
Mr. Bilunas	150%	150%
Mr. Hartman	100%	125%
Mr. Mohan	160%	160%
Ms. Scarlett	150%	150%
*	Mr. Saksena is not included in the table above due to his mid-year departure from the Company.
Crisis Response. Due to the nature of the crisis and related uncertainty in our business operations, the Compensation Committee suspended the fiscal 2021 STI plan adoption and determined to revisit the STI plan framework and approval at a later date, allowing for management to assess the state of the business and development of a plan structure that would align with the Company’s needs during this unusual time.
Driving the Strategy – Fiscal 2021 Shared Success STI Framework. The Shared Success framework was built midyear to reinforce the decision-making process adopted by senior leadership and the Board to manage the Company during the crisis. This framework centered on three pillars: employee and customer safety, financial stability, and strategic progress.
Employee and Customer Safety	Financial Stability	Strategic Progress

We are redefining the retail experience, not only in our stores, but across the industry. We will judge our success on our ability to achieve something different that answers customers and employees need to feel safe.

We cannot achieve our objectives to enrich customers’ lives and build a vibrant and vital company without taking due care of our financial resources. We will judge our success on our ability to preserve and acquire the necessary financial resources.

As we weather the current crisis, we need to continue to build our vision of our future business. The crisis has not changed our strategy, it has pushed us to go faster. We will judge our success in delivering progress on our strategies.

In August 2020, the Compensation Committee approved this framework for use in determining the payout under the fiscal 2021 STI plan for the NEOs. Relative weightings for the three pillars and specific objectives under each pillar were purposefully flexible to encourage creative decision-making as environmental conditions evolved. The Committee charged management with updating the Committee on actions taken and results throughout fiscal 2021

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relative to this framework. The Committee committed to determine an overall Shared Success Payout Score based on management recommendations relative to observed year-over-year industry trends and other market factors. The Shared Success Payout Score would be common across all plan participants.
Assessing Performance - Determination of Final Fiscal 2021 Shared Success Payout. At the end of fiscal 2021, management presented its summary of actions taken throughout the year, the financial and non-financial results, and a recommendation for the Shared Success Payout Score. As described in the Chairman’s letter to shareholders, the Board was proud of the Company’s ability to navigate the extraordinary circumstances of the year while delivering for our customers, employees and shareholders. In discussing the Shared Success Score, the Committee focused on the following key results:
Employee & Customer Safety.
•
We provided customers with multiple options for how, when and where they shop with us to ensure we met their definition of safe retailing. Throughout the pandemic and across all the ways customers can shop, we have continued to adhere to safety protocols that limit capacity, follow strict social distancing practices and use proper protective equipment.

•	The percentage of customers surveyed who said we made them feel safe while they were in our stores and while we were in their homes was consistently above 97% throughout the year.
•
In the early stages of the pandemic, we continued to pay employees who were not working for a full month after we closed our stores to customer shopping. We paid hourly appreciation pay for those who are working on the front lines and established multiple hardship funds for anyone impacted physically, emotionally or financially by COVID. We provided enhanced benefits that included 100% coverage of COVID-related health care expenses, expanded caregiver leave, additional support for backup childcare, tutoring reimbursement and access to physical and mental health virtual visits.

•
We were honored to be recognized for our efforts by Barron's in February 2021 when we were named to the top of their most sustainable public companies list. Notably, Best Buy was also called out as the company with the leading COVID response, citing our efforts to maintain employee and customer safety, health employees experiencing hardship and continue to meet the technology needs of customers.

Financial Stability.
•	We assessed performance against the need to maintain an appropriate cash position, revenue levels and cost takeout.
•	In the early stages of the pandemic, we took a number of temporary actions to preserve liquidity due to the uncertainty, which included:
○	Lowering merchandise receipts to match demand with a focus on essential items for our customers;
○	Extending payment terms in partnership with key merchandising vendors;
○	Reducing promotional and marketing spending to align it with our temporary operating model;
○	Lowering capital spending to focus on mandatory maintenance or high-value strategic areas; and
○	Suspending our 401(k) Company matching program.
•	We ended fiscal 2021 with $5.5 billion in cash and short-term investments compared to $2.2 billion in fiscal 2020.
•	From a revenue standpoint, we saw remarkable customer demand and delivered outstanding execution that led to strong financial results, including fiscal 2021 comparable sales growth of 9.7%.
Strategic Progress.
•
We developed customer solutions like enhanced curbside pickup, virtual consultations with advisers and video chats with our store associates. In addition, we made significant improvements to the functionality and customer experience of our digital app to provide access to shopping, support and fulfillment.

•	We piloted new store concepts in a refined physical asset approach which has brought learnings towards the customer experience that will launch us into greater plans for fiscal 2022.

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•
From a labor operating model perspective, we advanced our flexible workforce initiative, which allows store employees to become certified to perform tasks outside their primary job function. In addition, thousands of store and field employees who possess unique skills were leveraged across multiple areas of our business-like virtual sales, chat, phone, and remote support.

•	From a technology perspective, we completed planned tech modernizations, finished our web migration into cloud and delivered our highest-ever technology change velocity and holiday system stability.
Based on these discussions the Committee approved a Fiscal 2021 Shared Success maximum (2.0) score for the NEOs and all other incentive eligible leaders in the Company. As the fiscal 2021 Shared Success plan applied only to the second half of the year, payout amounts correspond with an at-target (1.0) result under our typical full-year incentive plan framework. Individual payouts for the NEOs were as follows:
Name	Prorated FY21 Salary(1)	Target Payout Percentage	Target Payout Value, Based on Prorated Salary	Fiscal 2021 STI Score	Fiscal 2021 STI Payment
Ms. Barry	$580,000	200%	$1,160,000	2.00	$2,320,000
Mr. Bilunas	$387,500	150%	$581,250	2.00	$1,162,500
Mr. Hartman	$350,000	125%	$437,500	2.00	$875,000
Mr. Mohan	$500,000	160%	$800,000	2.00	$1,600,000
Ms. Scarlett	$400,000	150%	$600,000	2.00	$1,200,000
(1)	Prorated salary is 50% of end of fiscal 2021 annual salary, as the fiscal 2021 Shared Success plan only applied to the second half of the year.
Long-Term Incentive
Awards of equity-based LTI compensation to our executive officers enhance the alignment of interests of our NEOs and shareholders. All LTI awards for our NEOs and directors must be approved by the Compensation Committee. In March 2020, the Compensation Committee approved LTI awards to our NEOs pursuant to our fiscal 2021 LTI program under our Amended & Restated 2014 Omnibus Incentive Plan (the 2020 Omnibus Incentive Plan replaced the 2014 Plan upon its approval by shareholders in June 2020).
The fiscal 2021 LTI program featured a mix of performance share awards, performance conditioned time-based restricted shares, and stock options. This results in a balanced portfolio of compensation rewards for the NEOs, with performance share awards based on relative total shareholder return (to reward relative performance) and enterprise revenue growth (to reward growth), time-based restricted shares subject to a performance condition based on adjusted net earnings (to reward earnings and promote retention), and stock options (to reward absolute share price appreciation), as shown below.
Name	Stock Options	Performance- Conditioned Time- Based Restricted Shares	Performance Share Awards
Ms. Barry	20%	30%	50%
Mr. Bilunas	20%	30%	50%
Mr. Hartman	20%	30%	50%
Mr. Mohan	20%	30%	50%
Ms. Scarlett	20%	30%	50%
Mr. Saksena	20%	30%	50%
Form of Fiscal 2021 LTI Award. The NEOs receive an LTI grant once per year at a regularly scheduled Compensation Committee meeting that typically occurs in the first quarter of our fiscal year. In addition, when promoted, our NEOs receive equity awards to bring their annual compensation in line with market pay for their new roles. In fiscal 2021, the closing price of our common stock on the grant date and an accounting valuation for each type of award was used to convert the award dollar value to a number of units.

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In addition, restricted stock and performance share awards include dividend equivalents, which begin to accrue for each declared dividend following the grant but are not converted into dividends until the restricted shares underlying the grants are earned, vested or payable.
Standard Pay Review - Determination of Fiscal 2021 LTI Target Award Values. In March 2020, the Compensation Committee approved the executive team’s fiscal 2021 compensation, which included increased target award values for Ms. Barry and Mr. Hartman to reflect market adjustments.
LTI award amounts are determined based upon analysis of external market data, with overall compensation mix and external market data for equivalent roles being key factors in the determination of the award made to each NEO. The fiscal 2021 LTI awards for each NEO are set forth below:
Name	No. of Stock Options	No. of Performance- Conditioned Time- Based Restricted Shares	No. of Time- Based Restricted Shares	Target No. of Shares under Performance Share Award	Target Grant Date Value(1)
Ms. Barry	87,503	50,533	—	82,995	$8,700,000
Mr. Bilunas	20,116	11,617	—	19,080	$2,000,000
Mr. Hartman	12,573	7,261	—	11,926	$1,250,000
Mr. Mohan	60,598	34,996	—	57,477	$6,025,000
Ms. Scarlett(2)	12,573	7,261	19,362	11,926	$2,250,000
Mr. Saksena	12,573	7,261	—	11,926	$1,250,000
(1)
The amounts reflect the target grant date dollar value approved by the Compensation Committee. As noted above the table, this dollar value is converted into a number of stock options, restricted shares or performance share awards using an estimate or approximation of the price of a share of our common stock as of the grant date (unless otherwise noted in this table), a lattice valuation model for stock options and a Monte Carlo simulation for shares under performance share award that have a market condition for vesting. These values differ from those portrayed in the Summary Compensation Table and Grants of Plan-Based Awards Table because there the grant date fair value of each award is measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC Topic 718”), and here, the shares are based on an estimate of the grant date fair value determined under ASC Topic 718 as close to the grant date as possible.

(2)	Ms. Scarlett received an annual grant in March 2020. To reflect market pay conditions, she also received a time-based restricted stock grant in March 2020 with two-year cliff vesting.
Stock Options. The non-qualified stock options granted have a term of ten years and become exercisable over either a three-year period at the rate of one-third per year, beginning one year from the grant date or become fully vested after a four-year period, subject to being employed on the vesting date. The exercise price for such options is equal to the closing price of our common stock on the grant date, as quoted on the NYSE. Under the terms of the Amended and Restated 2014 Omnibus Incentive Plan, we could not grant stock options with a strike price at a discount to fair market value. Unless otherwise determined by the Compensation Committee, “fair market value” as of a given date is the closing price of our common stock as quoted on the NYSE on such date or, if the shares were not traded on that date, the most recent preceding date when the shares were traded.
Performance-conditioned Time-based Restricted Share Awards. The performance-conditioned time-based restricted shares also vest in equal installments of one-third on the three successive anniversaries of the grant date, provided the performance condition has been met in any fiscal year during the term of the award. The performance condition was added to the time-based restricted shares to further align compensation with shareholder interests. The vesting of these shares is conditioned upon the Company’s achievement of positive Adjusted Net Earnings. Adjusted Net Earnings means net earnings determined in accordance with GAAP, adjusted to eliminate the following: (1) the cumulative effect of changes in GAAP; (2) gains and losses from discontinued operations; (3) extraordinary gains and losses; and (4) other unusual or nonrecurring gains or losses which are separately identified and quantified, including merger-related charges. Achievement of positive Adjusted Net Earnings may occur in any fiscal year during the term of the award for the award to begin to vest. For example, if the performance condition is not achieved until year two, two-thirds of the award will vest following Compensation Committee approval of achievement of the performance condition, with the remaining one-third to vest in the third year of the award.
Time-based Restricted Share Awards. Ms. Scarlett’s one-time grant of time-based restricted shares will vest on the second anniversary of the grant date. The vesting is not dependent on achievement of a performance condition.

2021 Proxy Statement	58

Performance Share Awards. The performance share awards are earned based on two metrics: half on total shareholder return (“TSR”) relative to the S&P 500 Index and the other half on enterprise revenue growth, both over a three-year period. TSR was selected as one of the metrics based on its direct link to shareholder value creation. The S&P 500 was used as a proxy for the broad variety of other investment opportunities available to investors. The relative TSR performance goals were as follows:
	Relative TSR Percentile Ranking	No. of Shares Earned (as % of Target)
Less than Threshold	Less than 30th Percentile	—%
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	70th Percentile	150%
The number of performance shares earned are interpolated on a linear basis for performance between Threshold and Target and between Target and Maximum.
The other half of the performance share awards are earned based on the compound annual growth rate of enterprise revenue over the three fiscal years ending at the end of fiscal 2023. The Compensation Committee chose this metric to sharpen our focus on profitable growth and to further align our performance metrics with our growth strategy. The Committee believes this metric is an effective measurement of Company performance, particularly when combined with our TSR-based awards. Although the Committee has not specifically assessed the probability of achieving any performance metric, based on the Company’s historical results and its assessment of the Company’s strategy, it believes achieving target performance under this award is reasonably attainable while providing appropriately challenging incentives, and that achieving maximum performance would be difficult. Shares will be earned under this metric as follows:
No. of Shares Earned (as % of Target)
Less than Threshold	—%
Threshold to Target	50% to 100%
Target to Maximum	100% to 150%
Above Maximum	150%
The final number of performance shares earned are interpolated on a linear basis for performance between Threshold and Target and between Target and Maximum.
Performance Share Payouts. For performance share awards that were paid out in fiscal 2021, the Compensation Committee had adopted a performance share plan design based on two metrics. The first was based on relative TSR versus the S&P 500 Index over the 36-month period from January 29, 2017 to February 1, 2020 (the “FY18 TSR Awards”) and the second was based on the compound annual growth rate of enterprise revenue over the 36-month period from January 29, 2017 to February 1, 2020 (the “FY18 Revenue Awards”). All performance share awards were eligible to vest (0 to 150%) after the three-year period if the respective performance criteria were met. Because the Company’s TSR during the performance period exceeded the 70th percentile of all companies in the S&P 500, the Compensation Committee approved a payout for the FY18 TSR Awards at the maximum of 150% in fiscal 2021. Additionally, because the Company’s enterprise revenue compound growth rate over the performance period exceeded the maximum performance threshold of 2.0%, the Compensation Committee approved a payout for the FY18 Revenue Awards at the maximum of 150% in fiscal 2021. All performance share award payouts to our NEOs during fiscal 2021 are reflected in the Compensation of Executive Officers — Option Exercises and Stock Vested section.
Other Compensation
Health, Retirement and Other Benefits. NEOs are eligible to participate in benefit plans generally available to our employees, including health, retirement, stock purchase, severance, paid time off, life insurance and disability plans. We do not have an executive retirement plan that provides extra retirement benefits to the NEOs. NEOs are provided

59	2021 Proxy Statement

with annual executive physical exams (this benefit also applies to spouses and partners), supplemental long-term disability insurance and tax planning/preparation services consistent with those provided to other executives. A summary of these benefits is provided in the following table:
Benefit	All Full-Time U.S.-Based Employees	Named Executive Officers
Accidental Death & Dismemberment	•	•
Deferred Compensation Plan		•
Employee Discount	•	•
Employee Stock Purchase Plan	•	•
Health Insurance	•	•
— Executive Physical Exam		•
Life Insurance	•	•
Long-Term Disability	•	•
— Executive Long-Term Disability		•
Retirement Savings Plan	•	•
Severance Plan	•	•
Short-Term Disability	•	•
Tax Planning and Preparation		•
We provide the executive benefits noted above to compete for executive talent and to promote the health, well-being and financial security of our NEOs. A description of executive benefits, and the costs associated with providing them for the NEOs, are reflected in the “All Other Compensation” column of the Summary Compensation Table as found in the Compensation of Executive Officers section of this proxy statement.
Private Jet Use Policy. We lease an interest in aircraft enrolled in a fractional share program managed by a third-party provider. Use of this aircraft is governed by our Private Jet Use Policy. Under the policy, only the CEO is allowed to request private jet services for business or personal travel; however, the CEO may authorize the President and COO to directly request private jet services for pre-approved uses. When the leased private jet is used for personal travel, the policy requires that all charges associated with the trip invoiced by the third-party provider must be paid by the executive.
Severance Plan. We have a severance plan that complies with the applicable provisions of the Employee Retirement Income Security Act (“ERISA”). The purpose of the severance plan is to provide financial assistance to employees while they seek other employment, in exchange for a release of any claims. Although there are differences in benefits depending on the employee’s job level, the basic elements of the plan are comparable for all eligible employees. The plan generally covers all full-time and part-time U.S. employees of Best Buy Co., Inc. and Best Buy Stores, L.P. and their respective direct and indirect U.S.-domiciled subsidiaries, including the NEOs, except for those subject to a separate severance agreement or specifically excluded.
The plan covers involuntary terminations due to job elimination, reduction in force, business restructuring and other circumstances as we determine. Eligible terminated employees receive a severance payment based on their role and time with the Company, with basic employee benefits such as medical, dental and life insurance continued for an equivalent period. Except as modified or replaced by individual employment agreements, Ms. Scarlett and Messrs. Bilunas, Hartman and Mohan are eligible for the following severance benefits under the plan: one month of Company-paid COBRA continuation coverage and group life insurance premiums and a lump sum cash payment equal to two years of salary, a payment of $25,000 in lieu of outplacement and other tax and financial planning assistance, a payment of 150% of the cost of 23 months of medical, dental and vision coverage (based on coverage elections in place at the time of termination) and a payment of 150% of the cost of 17 months of life insurance coverage. See Compensation of Executive Officers - Potential Payments Upon Termination or Change-of-Control for more information regarding potential payments following an involuntary termination and for the severance provisions of Ms. Barry’s employment agreement, which supersedes the provisions of the severance plan. A severance payment consistent with the severance plan’s allocation for their respective roles and time with the Company was paid to Mr. Saksena upon his departure in November 2020, and will be paid to Mr. Mohan upon his departure in July 2021. Such payments are described in more detail below under Compensation of Executive Officers - Potential Payments Upon Termination or Change-of-Control.

2021 Proxy Statement	60

Executive Stock Ownership Guidelines. The Compensation Committee has established stock ownership guidelines to promote the alignment of officer and shareholder interests and to encourage behaviors that have a positive influence on stock price appreciation and total shareholder return. Under the guidelines, which the Compensation Committee reviewed in fiscal 2021, we expect our NEOs to acquire ownership of a fixed number of shares, based on their positions. The stock ownership expectation generally remains effective for as long as the officer holds the position.
In addition to shares personally owned by each officer, the following forms of stock ownership count toward the ownership target:
•	Equivalent shares owned in the Best Buy Stock Fund within our Retirement Savings Plan;
•	100% of non-vested shares (net of taxes) subject to time-based conditions granted under our LTI program; and
•	50% of the intrinsic value of vested stock options (denominated as a number of shares) granted under our LTI program.
We require that until the ownership target is met, NEOs will retain: (i) 50% of the net proceeds received from the exercise of a stock option in the form of Best Buy common stock; (ii) 50% of vested time-based restricted shares (net of taxes); and (iii) 50% of all performance share awards (net of taxes) issued. The ownership target does not need to be met within a certain time frame, and our NEOs are considered in compliance with the guidelines as long as progress towards the ownership target is being made consistent with the expectations noted above.
In fiscal 2021, all NEOs were in compliance with the ownership guidelines. The ownership targets and ownership levels as of the end of fiscal 2021 for our continuing NEOs are shown below.
Name	Ownership Target (in shares)	Ownership as of Fiscal 2021 Year-End Using Guidelines (in shares)
Ms. Barry	200,000	211,784
Mr. Bilunas	55,000	25,151
Mr. Hartman	35,000	35,431
Mr. Mohan	55,000	123,149
Ms. Scarlett	55,000	52,139
Tax Deductibility of Compensation. Until recently, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) has limited the deductibility of compensation in excess of $1 million paid to the chief executive officer and each of our three most highly compensated executive officers (other than the chief financial officer), unless the compensation qualifies as “performance-based compensation.” The Tax Cuts and Jobs Act of 2017 amended Section 162(m) with respect to fiscal years beginning after December 31, 2017 to remove the performance-based compensation exception and expand the scope of Section 162(m) to apply to our chief financial officer and certain other NEOs, other than in the case of certain arrangements in place as of November 2, 2017, which qualify for transition relief. The Committee has historically attempted to structure its compensation arrangements to achieve deductibility under Section 162(m) of the Internal Revenue Code, unless the benefit of such deductibility was considered by the Committee to be outweighed by the need for flexibility or the attainment of other objectives. As was the case prior to the enactment of the Tax Cuts and Jobs Act, the Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation. We do not, however, make compensation decisions based solely on the availability of a deduction under Section 162(m). Accordingly, we expect that at least a portion of the compensation paid to our NEOs in excess of $1 million per officer will be non-deductible.
Clawback and Restrictive Covenant Provisions. All STI and LTI awards granted to our NEOs are subject to our clawback policy. The triggers for potential recoupment of such awards include breach of the restrictive covenants in our long-term incentive award agreements, breach of our Code of Business Ethics, and issuance of a financial restatement as a result of fraud or misconduct. We also include confidentiality, non-compete, non-solicitation and, in select situations, non-disparagement provisions in our long-term incentive award agreements.
Prohibition on Hedging and Pledging Company Securities. We prohibit all employees, including NEOs, and members of the Board from hedging Company securities, including by way of forward contracts, equity swaps, collars, exchange funds or otherwise. In addition, our executive officers and Board members are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

61	2021 Proxy Statement

Compensation and Human Resources Committee Report on Executive Compensation
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 30, 2021, and in this proxy statement.
COMPENSATION AND HUMAN RESOURCES COMMITTEE
David W. Kenny (Chair)
Lisa M. Caputo
Richelle P. Parham
Eugene A. Woods
Compensation and Human Resources Committee Interlocks and Insider Participation
The Compensation Committee is comprised entirely of independent directors. At no time during fiscal 2021 was any member of the Compensation Committee a current or former officer or employee of the Company or any of its subsidiaries. During fiscal 2021, no member of the Compensation Committee had a relationship that must be described pursuant to SEC disclosure rules on related party transactions. In fiscal 2021, none of our executive officers served on the board of directors or compensation committee of another company that had one or more executive officers serving on our Board or Compensation Committee.

2021 Proxy Statement	62

Compensation of Executive Officers
Summary Compensation Table
The table below summarizes the total compensation earned by each of our NEOs during fiscal 2021 and the two preceding fiscal years (if applicable).
Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)(3)	Option Awards(2)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Corie Barry Chief Executive Officer	2021	$927,692	$—	$6,959,274	$1,740,435	$2,320,000	$86,102	$12,033,503
	2020	1,013,462	—	6,780,674	1,695,326	1,913,334	37,867	11,440,663
	2019	834,615	—	2,997,563	—	2,078,750	8,752	5,919,680
Matt Bilunas Chief Financial Officer	2021	711,539	—	1,599,881	400,107	1,162,500	18,418	3,892,445
	2020	629,808	—	1,416,581	1,000,620	798,000	35,777	3,880,786
Todd Hartman General Counsel, Chief Risk Officer & Secretary	2021	638,462	—	999,997	250,077	875,000	59,455	2,822,981
Mike Mohan(6) President and Chief Operating Officer	2021	923,077	250,000	4,819,551	1,205,294	1,600,000	62,142	8,860,064
	2020	965,385	—	7,321,240	1,205,776	1,698,666	25,268	11,216,335
	2019	892,308	—	3,547,097	—	2,224,262	30,098	6,693,765
Kamy Scarlett Chief Human Resources Officer	2021	738,462	—	2,000,045	250,077	1,200,000	54,973	4,243,557
	2020	800,000	500,000	1,000,553	2,248,690	1,344,000	123,146	6,016,389
	2019	684,615	—	899,283	1,009,116	1,444,451	165,029	4,202,494
Asheesh Saksena(7) President, Best Buy Health (Former)	2021	445,289	—	999,997	250,077	—	1,391,384	3,086,747
(1)
These amounts reflect actual earnings which are a blend of prior annual base salary rates and the go-forward base salary rates approved by the Compensation Committee during its annual review in March of each year, as well as any off-cycle increases or reductions approved by the Compensation Committee during the year. Further, these amounts are before any deferrals under the Deferred Compensation Plan. We do not provide guaranteed, above-market or preferential earnings on compensation deferred under the Deferred Compensation Plan. The investment options available for notional investment of deferred compensation are similar to those available under the Retirement Savings Plan and can be found, along with additional information about deferred amounts, in the Nonqualified Deferred Compensation section.

(2)
These amounts reflect the aggregate grant date fair value for stock-based awards granted to our NEOs for all fiscal years reflected; however, fiscal 2021 amounts are explained in greater detail under the heading Grants of Plan-Based Awards and in footnote 3 below. The grant date fair value reflected for any award subject to performance conditions is the value at the grant date of the probable outcome of the award. The grant date fair value of an award is measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC Topic 718”). As permitted by ASC Topic 718, we account for any forfeitures as they occur rather than estimating future service-based forfeitures, and, accordingly, the grant date fair values reported do not assume any estimated forfeitures. The other assumptions used in calculating these amounts are set forth in Note 9, Shareholders’ Equity, of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021.

(3)
The fiscal 2021 amounts reflected in this column include the probable grant date fair value of: (a) one or more restricted share awards that vest on a time-based schedule subject to achievement of positive adjusted net earnings in any fiscal year during the three-year term of the award (described in greater detail in the Grants of Plan-Based Awards section), and (b) one or more performance share awards that will be

63	2021 Proxy Statement

earned depending on the performance of our stock’s total shareholder return, relative to the S&P 500 Index, over a three-year period or depending on the compound annual growth rate of our enterprise revenue over a three-year period (also described in greater detail in the Grants of Plan-Based Awards section). The maximum value of the performance share awards for each NEO as of the grant date, assuming the highest level of performance, is noted in the following table:
Name	Target Performance Grant (in Shares)	Probable Grant Date Fair Value of Performance Grant (as reflected in Stock Awards Column)	Maximum Performance Grant (in Shares)	Maximum Grant Date Fair Value of Performance Grant
Ms. Barry	82,995	$4,349,244	124,493	$6,523,866
Mr. Bilunas	19,080	999,862	28,620	1,499,794
Mr. Hartman	11,926	624,967	17,889	937,450
Mr. Mohan	57,477	3,012,007	86,216	4,518,011
Ms. Scarlett	11,926	624,967	17,889	937,450
Mr. Saksena	11,926	624,967	17,889	937,450
*	Multiple performance share awards for each NEO have been aggregated in the table above. For additional detail, see the Grants of Plan-Based Awards section.
(4)
These amounts reflect STI payments made for all fiscal years shown, except for Ms. Scarlett’s fiscal 2019 amount which includes her fiscal 2019 STI payment as well as her Canadian special award payment, which was originally granted in fiscal 2016 and paid out based on Canadian performance in fiscal 2019. The fiscal 2021 STI plan is described in the section Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive.

(5)	The fiscal 2021 amounts reflected in this column include All Other Compensation as described in the following table:
Name	Retirement Plan Contribution(a)	Life Insurance Premiums(b)	Other	Total
Ms. Barry	$8,646	$641	$76,815(c)	$86,102
Mr. Bilunas	5,769	641	12,008(d)	18,418
Mr. Hartman	9,463	641	49,341(e)	59,445
Mr. Mohan	11,400	641	50,101(f)	62,142
Ms. Scarlett	8,554	641	45,778(g)	54,973
Mr. Saksena	2,000	534	1,388,850(h)	1,391,384
(a)	These amounts reflect our matching contributions to the NEOs’ Retirement Savings Plan accounts.
(b)	These amounts reflect premiums paid by us for group term life insurance coverage.
(c)
The amount reflects premiums paid by us for supplemental executive long-term disability insurance ($32,310), Company-paid costs associated with the executive physical benefit ($34,620), Company-paid tax preparation and planning services ($1,350) and the incremental cost of Ms. Barry’s use of the Company’s leased private jet for travel to outside board meetings ($8,535). The Company considers travel to outside board meetings to be business-related as part of Ms. Barry’s professional development, as determined by our Board, and therefore, Ms. Barry is not required to reimburse the Company for those flights. Nevertheless, the Company has reported the aggregate incremental cost to the Company of those flights above, based on the actual invoiced amount from the Company’s third-party provider for the variable costs incurred on each trip, such as occupied hourly fees, as well as other direct operating costs to the Company, including fuel costs, any applicable ferry fees, crew fees and travel expenses for international flights, and passenger ground transportation handling fees. The aggregate incremental cost does not include certain fixed costs that do not change based on usage, such as monthly lease and management fees that are billed regardless of usage and the aircraft lease deposit. In addition, our private jet use policy permits family members and invited guests of Ms. Barry to ride along as additional passengers on business flights, and in such cases, Ms. Barry reimburses the Company for the cost of such ride-alongs at the greater of the incremental cost, if any, to accommodate the personal passengers on the flight and the imputed income amount determined using the IRS Standard Industry Fare Level (“SIFL”) rate. No such ride-along flights occurred in fiscal 2021.

(d)	The amount reflects premiums paid by us for supplemental executive long-term disability insurance ($12,008).
(e)	The amount reflects premiums paid by us for supplemental executive long-term disability insurance ($13,638) and Company-paid costs associated with the executive physical benefit ($35,703).
(f)	The amount reflects premiums paid by us for supplemental executive long-term disability insurance ($50,101).
(g)
The amount reflects premiums paid by us for supplemental executive long-term disability insurance ($26,219) and benefits provided as part of Ms. Scarlett’s relocation from Canada to the United States, including Company-paid tax preparation and planning services ($7,900), tax gross-ups on the tax preparation and planning services ($6,622) and a prior-year gross-up shortfall payment related to previously grossed up tax services ($5,037).

(h)	The amount reflects premiums paid by us for supplemental executive long-term disability insurance ($19,450) and Mr. Saksena’s lump sum severance payment ($1,369,400).
(6)	On April 29, 2021, we announced on a Form 8-K that Mr. Mohan will be stepping down from his role as President and Chief Operating Officer, effective on July 1, 2021.
(7)	In August 2020, Mr. Saksena stepped down from his role as President, Best Buy Health, and assumed an advisory role in support of his successor through November 1, 2020, when his employment terminated.

2021 Proxy Statement	64

Grants of Plan-Based Awards
The table below summarizes the grants made to each of our NEOs during fiscal 2021 under the 2020 Omnibus Incentive Plan and the Short-Term Incentive Plan:
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ms. Barry	—	$—	$1,116,000	$2,320,000	—	—	—	—	—	$—	$—
	3/20/2020(3)	—	—	—	—	—	—	—	87,503	51.65	1,740,435
	3/20/2020(4)	—	—	—	—	50,533	50,533	—	—	—	2,610,029
	3/20/2020(5)	—	—	—	20,442	40,884	61,326	—	—	—	2,174,211
	3/20/2020(6)	—	—	—	21,056	42,111	63,167	—	—	—	2,175,033
Mr. Bilunas	—	—	581,250	1,162,500	—	—	—	—	—	—	—
	3/20/2020(3)	—	—	—	—	—	—	—	20,116	51.65	400,107
	3/20/2020(4)	—	—	—	—	11,617	11,617	—	—	—	600,018
	3/20/2020(5)	—	—	—	4,670	9,399	14,100	—	—	—	499,839
	3/20/2020(6)	—	—	—	4,841	9,681	14,522	—	—	—	500,024
Mr. Hartman	—	—	437,500	875,000	—	—	—	—	—	—	—
	3/20/2020(3)	—	—	—	—	—	—	—	12,753	51.65	250,077
	3/20/2020(4)	—	—	—	—	7,261	7,261	—	—	—	375,031
	3/20/2020(5)	—	—	—	2,938	5,875	8,813	—	—	—	312,433
	3/20/2020(6)	—	—	—	3,026	6,051	9,077	—	—	—	312,534
Mr. Mohan	—	—	800,000	1,600,000	—	—	—	—	—	—	—
	3/20/2020(3)	—	—	—	—	—	—	—	60,598	51.65	1,205,294
	3/20/2020(4)	—	—	—	—	34,996	34,996	—	—	—	1,807,543
	3/20/2020(5)	—	—	—	14,157	28,314	42,471	—	—	—	1,505,739
	3/20/2020(6)	—	—	—	14,581	29,163	43,745	—	—	—	1,506,269
Ms. Scarlett	—	—	600,000	1,200,000	—	—	—	—	—	—	—
	3/20/2020(3)	—	—	—	—	—	—	—	12,753	51.65	250,077
	3/20/2020(4)	—	—	—	—	7,261	7,261	—	—	—	375,031
	3/20/2020(5)	—	—	—	2,938	5,875	8,813	—	—	—	312,433
	3/20/2020(6)	—	—	—	3,026	6,051	9,077	—	—	—	312,534
	3/20/2020(7)	—	—	—	—	—	—	19,362	—	—	1,000,047
Mr. Saksena(8)	—	—	415,625	831,250	—	—	—	—	—	—	—
	3/20/2020(3)	—	—	—	—	—	—	—	12,573	51.65	250,077
	3/20/2020(4)	—	—	—	—	7,261	7,261	—	—	—	375,031
	3/20/2020(5)	—	—	—	2,938	5,875	8,813	—	—	—	312,433
	3/20/2020(6)	—	—	—	3,026	6,051	9,077	—	—	—	312,534
(1)
These amounts reflect the potential target and maximum payout for each NEO under our fiscal 2021 STI, which is described in greater detail under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive. The actual payout to each NEO for fiscal 2021 is provided in the following sections: Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive and the Summary Compensation Table.

(2)
These amounts reflect the aggregate grant date fair value, measured in accordance with ASC Topic 718. As permitted by ASC Topic 718, we account for any forfeitures as they occur rather than estimating future service-based forfeitures, and, accordingly, the grant date fair values reported do not assume any estimated forfeitures. The other assumptions used in calculating these amounts are set forth in Note 9, Shareholders’ Equity, of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021. The value reflected for any performance-conditioned award is the value at the grant date based upon the probable outcome of the award – see footnote (3) to the Summary Compensation Table.

(3)
The amounts reflect nonqualified stock options, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, that have a term of ten years and become exercisable in three equal installments of one-third on each of the first three anniversaries of the grant date, provided the NEO has been continually employed with us through those dates. The option exercise price is equal to the closing price of our common stock on the grant date, as quoted on the NYSE.

(4)
The amounts reflect performance-conditioned time-based restricted shares, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, which will vest in three equal installments of one-third on each of the first three anniversaries of the grant date, provided the NEO has been continually employed with us through those dates and provided that we have achieved positive “adjusted net earnings” as of the end of any fiscal year during the three-year term of the award. The NEO is also entitled to an accrual of dividend equivalents, equal

65	2021 Proxy Statement

to the cash amount that would have been payable on the number of restricted shares held by them as of the close of business on the record date for each declared divided, which shall be credited to them as the equivalent amount of shares that could have been purchased as of the close of business on the dividend payment date. The accrued dividend equivalents will be payable when the restricted shares on which such dividend equivalents were credited have become earned, vested and payable.
(5)
The amounts reflect performance share awards, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, that, if earned, will vest at or between the threshold (50% of target) and maximum (150% of target) levels depending on the performance of our stock’s total shareholder return, relative to the S&P 500 Index, over the 36-month period commencing on February 2, 2020, and ending on January 28, 2023. The NEO is also entitled to an accrual of dividend equivalents, equal to the cash amount that would have been payable on the number of performance shares held by them as of the close of business on the record date for each declared divided, which shall be credited to them as the equivalent amount of shares that could have been purchased as of the close of business on the dividend payment date. The accrued dividend equivalents will be payable when the performance shares on which such dividend equivalents were credited have become earned, vested and payable.

(6)
The amounts reflect performance share awards, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, that, if earned, will vest at or between the threshold (50% of target) and maximum (150% of target) levels depending on the compound annual growth rate of our enterprise revenue, over the 36-month period commencing on February 2, 2020, and ending on January 28, 2023. The NEO is also entitled to an accrual of dividend equivalents, equal to the cash amount that would have been payable on the number of performance shares held by them as of the close of business on the record date for each declared divided, which shall be credited to them as the equivalent amount of shares that could have been purchased as of the close of business on the dividend payment date. The accrued dividend equivalents will be payable when the performance shares on which such dividend equivalents were credited have become earned, vested and payable.

(7)
The amount reflects time-based restricted shares, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, which will vest in full on the second anniversary of the grant date, provided the NEO has been continually employed with us through that date. The NEO is also entitled to an accrual of dividend equivalents, equal to the cash amount that would have been payable on the number of restricted shares held by them as of the close of business on the record date for each declared divided, which shall be credited to them as the equivalent amount of shares that could have been purchased as of the close of business on the dividend payment date. The accrued dividend equivalents will be payable when the restricted shares on which such dividend equivalents were credited have become earned, vested and payable.

(8)
Mr. Saksena’s fiscal 2021 STI and performance-conditioned time-based restricted shares were forfeited upon his termination on November 1, 2020. His outstanding performance share awards are eligible for prorated payouts as detailed in the Potential Payments Upon Termination or Change-of-Control section.

2021 Proxy Statement	66

Outstanding Equity Awards at Fiscal Year-End
The following table provides a summary of the NEO’s equity-based awards outstanding as of the end of fiscal 2021:
		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Ms. Barry	3/20/2020		87,503(3)	$51.65	3/19/2030	51,379(4)	$5,591,063	62,012(5)	$6,748,146
	3/20/2020							63,872(6)	6,950,497
	6/11/2019	20,943	41,886(3)	65.52	6/10/2029	17,245(4)	1,896,189	33,129(7)	3,605,043
	6/11/2019							32,300(8)	3,514,832
	3/20/2019	10,447	20,896(3)	69.11	3/19/2029	9,142(4)	994,832	15,757(7)	1,714,622
	3/20/2019							16,857(8)	1,834,324
	3/12/2018					7,502(4)	816,368	15,993(9)	1,740,304
	3/12/2018							16,473(10)	1,792,592
	10/1/2015	33,253		37.16	9/30/2025
	3/12/2015	12,293		40.85	3/11/2025
	8/18/2014	14,730		29.91	8/17/2024
	6/19/2013	3,246		27.66	6/18/2023
	4/16/2013	3,243		23.66	4/15/2023
Mr. Bilunas	3/20/2020		20,116(3)	51.65	3/19/2030	11,813(4)	1,285,491	14,258(5)	1,551,501
	3/20/2020							14,685(6)	1,597,967
	8/20/2019					3,539(4)	385,114	3,984(7)	433,484
	8/20/2019							3,936(8)	428,316
	3/20/2019		49,050(11)	69.11	3/19/2029	5,024(12)	546,712	2,599(7)	282,769
	3/20/2019							2,782(8)	302,737
	3/12/2018					1,685(12)	183,362	1,799(9)	195,767
	3/12/2018							1,855(10)	201,861
Mr. Hartman	3/20/2020		12,573(3)	51.65	3/19/2030	7,383(4)	803,418	8,912(5)	969,749
	3/20/2020							9,180(6)	998,913
	4/20/2019					4,735(12)	515,263
	3/20/2019					3,862(12)	420,263	2,002(7)	217,858
	3/20/2019							2,140(8)	232,875
	3/12/2018					1,982(12)	215,682	1,557(9)	169,433
	3/12/2018							1,602(10)	174,275
Mr. Mohan	3/20/2020		60,598(3)	51.65	3/19/2030	35,583(4)	3,872,142	42,946(5)	4,673,384
	3/20/2020							44,234(6)	4,813,489
	6/11/2019		18,936(3)	65.52	6/10/2029	7,877(4)	857,175	14,978(7)	1,629,906
	6/11/2019					39,913(13)	4,343,333	14,604(8)	1,589,207
	3/20/2019	1,830	24,726(3)	69.11	3/19/2029	10,817(4)	1,177,106	18,644(7)	2,028,840
	3/20/2019							19,947(8)	2,170,633
	3/12/2018					8,883(4)	966,648	18,928(9)	2,059,745
	3/12/2018							19,492(10)	2,121,119
Ms. Scarlett	3/20/2020		12,573(3)	51.65	3/19/2030	7,383(4)	803,418	8,912(5)	969,749
	3/20/2020					19,687(14)	2,142,339	9,180(6)	998,913
	3/26/2019		96,166(11)	70.50	3/25/2029
	3/20/2019	4,353	8,707(3)	69.11	3/19/2029	3,810(4)	414,604	6,568(7)	714,730
	3/20/2019							7,027(8)	764,678
	1/24/2019		57,109(11)	57.60	1/23/2029
	3/12/2018					2,247(4)	244,519	4,802(9)	522,554
	3/12/2018							4,947(10)	538,278
Mr. Saksena	3/20/2020							2,213(5)	240,764
	3/20/2020							2,279(6)	247,946
	3/20/2019							3,797(7)	413,135
	3/20/2019							4,062(8)	442,027
	3/12/2018							6,106(9)	664,401
	3/12/2018							6,289(10)	684,315
(1)	For a better understanding of the equity-based awards included in this table, we have provided the grant date of each award.
(2)	These amounts were determined based on the closing price of Best Buy common stock on the NYSE of $108.82 on January 29, 2021, the last trading day in fiscal 2021.
(3)
The amount reflects nonqualified stock options that become exercisable over a three-year period at the rate of one-third per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates.

67	2021 Proxy Statement

(4)
The amount reflects performance-conditioned time-based restricted shares or restricted stock units, including restricted shares or restricted stock units remaining from the original grant and any restricted shares or restricted stock units accrued as dividend equivalents, if applicable (as indicated in the table below), that vest over a three-year period at the rate of one-third per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates and provided that we have achieved positive “adjusted net earnings” as of the end of any fiscal year during the three-year term of the award (the “Performance Condition”). For these awards, the Performance Condition was achieved as of the end of the fiscal year noted in the table below.

Name	Grant Date	Fiscal year in which the Performance Condition was achieved	Unvested Restricted Shares or Restricted Stock Units	Accrued Dividend Equivalent Shares or Units
Ms. Barry	3/20/2020	2021	50,533	846
	6/11/2019	2020	16,712	713
	3/20/2019	2020	8,682	460
	3/12/2018	2019	6,939	563
Mr. Bilunas	3/20/2020	2021	11,617	196
	8/20/2019	2020	3,407	132
Mr. Hartman	3/20/2020	2021	7,261	122
Mr. Mohan	3/20/2020	2021	34,996	587
	6/11/2019	2020	7,555	322
	3/20/2019	2020	10,274	543
	3/12/2018	2019	8,212	671
Ms. Scarlett	3/20/2020	2021	7,261	122
	3/20/2019	2020	3,618	192
	3/12/2018	2019	2,082	165
(5)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant) plus accrued dividend equivalents (as indicated in the table below) as of fiscal year-end. The number of shares ultimately earned will be based on the performance of our stock’s total shareholder return, relative to the S&P 500 Index, over the 36-month period commencing on February 2, 2020, and ending on January 28, 2023. As of the end of fiscal 2021, performance was at the maximum payout level for these shares. Dividend equivalent shares accrue assuming a target payout and are adjusted and issued at the end of the performance period based on actual performance.

Name	Grant Date	Outstanding Performance Share Awards – Assuming Maximum Payout	Accrued Dividend Equivalent Shares
Ms. Barry	3/20/2020	61,326	686
Mr. Bilunas	3/20/2020	14,098	159
Mr. Hartman	3/20/2020	8,813	99
Mr. Mohan	3/20/2020	42,471	475
Ms. Scarlett	3/20/2020	8,813	99
Mr. Saksena	3/20/2020	2,138	75
(6)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant) plus accrued dividend equivalents (as indicated in the table below) as of fiscal year-end. The number of shares ultimately earned will be based on the compound annual growth rate of our enterprise revenue, over the 36-month period commencing on February 2, 2020, and ending on January 28, 2023. As of the end of fiscal 2021, performance was between the target and maximum payout level for these shares. Dividend equivalent shares accrue assuming a target payout and are adjusted and issued at the end of the performance period based on actual performance.

Name	Grant Date	Outstanding Performance Share Awards – Assuming Maximum Payout	Accrued Dividend Equivalent Shares
Ms. Barry	3/20/2020	63,167	705
Mr. Bilunas	3/20/2020	14,521	163
Mr. Hartman	3/20/2020	9,077	103
Mr. Mohan	3/20/2020	43,745	489
Ms. Scarlett	3/20/2020	9,077	103
Mr. Saksena	3/20/2020	2,201	78

2021 Proxy Statement	68

(7)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant) plus accrued dividend equivalents (as indicated in the table below) as of fiscal year-end. The number of shares ultimately earned will be based on the performance of our stock’s total shareholder return, relative to the S&P 500 Index, over the 36-month period commencing on February 3, 2019, and ending on January 29, 2022. As of the end of fiscal 2021, performance was at the maximum payout level for these shares. Dividend equivalent shares accrue assuming a target payout and are adjusted and issued at the end of the performance period based on actual performance.

Name	Grant Date	Outstanding Performance Share Awards – Assuming Maximum Payout	Accrued Dividend Equivalent Shares
Ms. Barry	6/11/2019	32,141	988
	3/20/2019	15,215	542
Mr. Bilunas	8/20/2019	3,881	103
	3/20/2019	2,507	92
Mr. Hartman	3/20/2019	1,929	73
Mr. Mohan	6/11/2019	14,529	449
	3/20/2019	18,003	641
Ms. Scarlett	3/20/2019	6,339	229
Mr. Saksena	3/20/2019	3,578	219
(8)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant) plus accrued dividend equivalents (as indicated in the table below) as of fiscal year-end. The number of shares ultimately earned will be based on the compound annual growth rate of our enterprise revenue, over the 36-month period commencing on February 3, 2019, and ending on January 29, 2022. As of the end of fiscal 2021, performance was at the maximum payout level for these shares. Dividend equivalent shares accrue assuming a target payout and are adjusted and issued at the end of the performance period based on actual performance.

Name	Grant Date	Outstanding Performance Share Awards – Assuming Maximum Payout	Accrued Dividend Equivalent Shares
Ms. Barry	6/11/2019	31,337	963
	3/20/2019	16,280	577
Mr. Bilunas	8/20/2019	3,834	102
	3/20/2019	2,682	100
Mr. Hartman	3/20/2019	2,064	76
Mr. Mohan	6/11/2019	14,166	438
	3/20/2019	19,263	684
Ms. Scarlett	3/20/2019	6,783	244
Mr. Saksena	3/20/2019	3,828	234
(9)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant) plus accrued dividend equivalents (as indicated in the table below) as of fiscal year-end. The number of shares ultimately earned will be based on the performance of our stock’s total shareholder return, relative to the S&P 500 Index, over the 36-month period commencing on February 4, 2018, and ending on January 30, 2021. As of the end of fiscal 2021, performance was at the maximum payout level for these shares. Dividend equivalent shares accrue assuming a target payout and are adjusted and issued at the end of the performance period based on actual performance.

Name	Grant Date	Outstanding Performance Share Awards – Assuming Maximum Payout	Accrued Dividend Equivalent Shares
Ms. Barry	3/12/2018	15,161	832
Mr. Bilunas	3/12/2018	1,701	98
Mr. Hartman	3/12/2018	1,470	87
Mr. Mohan	3/12/2018	17,940	988
Ms. Scarlett	3/12/2018	4,548	254
Mr. Saksena	3/12/2018	5,756	350
(10)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant) plus accrued dividend equivalents (as indicated in the table below) as of fiscal year-end. The number of shares ultimately earned will be based on the compound annual growth rate of our enterprise revenue, over the 36-month period commencing on February 4, 2018, and ending on January 30, 2021. As of the end of fiscal 2021, performance was at the maximum payout level for these shares. Dividend equivalent shares accrue assuming a target payout and are adjusted and issued at the end of the performance period based on actual performance.

Name	Grant Date	Outstanding Performance Share Awards – Assuming Maximum Payout	Accrued Dividend Equivalent Shares
Ms. Barry	3/12/2018	15,615	858
Mr. Bilunas	3/12/2018	1,752	103
Mr. Hartman	3/12/2018	1,514	88
Mr. Mohan	3/12/2018	18,477	1,015

69	2021 Proxy Statement

Name	Grant Date	Outstanding Performance Share Awards – Assuming Maximum Payout	Accrued Dividend Equivalent Shares
Ms. Scarlett	3/12/2018	4,685	262
Mr. Saksena	3/12/2018	5,930	359
(11)	The amount represents nonqualified stock options that will become exercisable on the fourth anniversary of the grant date, provided the NEO has been continually employed with us through that date.
(12)
The amount reflects time-based restricted shares, including restricted shares remaining from the original grant and any restricted shares accrued as dividend equivalents, if applicable (as indicated in the table below), that vest over a three-year period at the rate of one-third per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates.

Name	Grant Date	Unvested Restricted Shares	Accrued Dividend Equivalent Shares
Mr. Bilunas	3/20/2019	4,768	256
	3/12/2018	1,557	128
Mr. Hartman	4/20/2019	4,527	208
	3/20/2019	3,668	194
	3/12/2018	1,841	141
(13)
The amount reflects time-based restricted shares, including 38,157 restricted shares remaining from the original grant and 1,756 restricted shares accrued as dividend equivalents, that vest in full two years from the grant date, provided Mr. Mohan has been continually employed with us through that date.

(14)
The amount reflects time-based restricted shares, including 19,362 restricted shares remaining from the original grant and 325 restricted shares accrued as dividend equivalents, that vest in full two years from the grant date, provided Ms. Scarlett has been continually employed with us through that date.

2021 Proxy Statement	70

Option Exercises and Stock Vested
The table below provides a summary of the value realized in connection with stock option awards exercised and stock awards vested for our NEOs during fiscal 2021.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Ms. Barry	5,236(3)	$ 342,850	64,773(4)	$ 4,757,838
Mr. Bilunas	1,620(5)	121,453	11,927(6)	854,145
Mr. Hartman	—	—	13,675(7)	933,412
Mr. Mohan	20,000(8)	916,289	84,339(9)	6,232,850
Ms. Scarlett	—	—	26,954(10)	2,026,692
Mr. Saksena	—	—	53,558(11)	4,093,065
(1)	Value based on market value of Best Buy common stock at the time of exercise, minus the exercise cost.
(2)	Value based on the closing market price of Best Buy common stock on the vesting date.
(3)	The amount represents stock options that auto-exercised on their expiration date during fiscal 2021:
(a)	on April 7, 2020, 523 stock options having a strike price of $44.20 auto-exercised when the market price of a share of Best Buy common stock was $61.75;
(b)	on June 23, 2020, 463 stock options having a strike price of $36.63 auto-exercised when the market price of a share of Best Buy common stock was $85.84;
(c)	on September 20, 2020, 2,125 stock options having a strike price of $38.32 auto-exercised when the market price of a share of Best Buy common stock was $105.58; and
(d)	on January 12, 2021, 2,125 stock options having a strike price of $35.67 auto-exercised when the market price of a share of Best Buy common stock was $114.71.
(4)	The amount represents:
(a)
the vesting of restricted shares granted under our LTI program: 7,890 shares that were granted on March 13, 2017, which vested on March 13, 2020; 7,331 shares that were granted on March 12, 2018, which vested on March 12, 2020; 4,500 shares that were granted on March 20, 2019, which vested on March 20, 2020; and 8,656 shares that were granted on June 11, 2019, which vested on March 12, 2020;

(b)
the shares (18,099) acquired upon the vesting and settlement of a performance share award which was granted on March 13, 2017, and was based on the performance of our stock’s total shareholder return, relative to the S&P 500 Index, over a 36-month period which ended on February 1, 2020; and

(c)
the shares (18,297) acquired upon the vesting and settlement of a performance share award which was granted on March 13, 2017, and was based on the compound annual growth rate of our enterprise revenue, over a 36-month period which ended on February 1, 2020.

(5)	On November 25, 2020, Mr. Bilunas exercised 1,620 stock options having a strike price of $40.85 when the market price of a share of Best Buy common stock was $115.8207.
(6)	The amount represents:
(a)
the vesting of restricted shares granted under our LTI program: 2,674 shares that were granted on March 13, 2017, which vested on March 13, 2020; 1,647 shares that were granted on March 12, 2018, which vested on March 12, 2020; 2,470 shares that were granted on March 20, 2019, which vested on March 20, 2020; and 1,756 shares that were granted on August 20, 2019, which vested on August 20, 2020; and

(b)
the shares (3,380) acquired upon the vesting and settlement of a performance share award which was granted on March 13, 2017, and was based on the performance of our stock’s total shareholder return, relative to the S&P 500 Index, over a 36-month period which ended on February 1, 2020.

(7)	The amount represents:
(a)
the vesting of restricted shares granted under our LTI program: 2,273 shares that were granted on March 13, 2017, which vested on March 13, 2020; 1,956 shares that were granted on March 12, 2018, which vested on March 12, 2020; 1,901 shares that were granted on March 20, 2019, which vested on March 20, 2020; and 2,331 shares that were granted on April 20, 2019, which vested on April 20, 2020; and

(b)
the shares (5,214) acquired upon the vesting and settlement of a performance share award which was granted on March 13, 2017, and was based on the performance of our stock’s total shareholder return, relative to the S&P 500 Index, over a 36-month period which ended on February 1, 2020.

(8)
On August 26, 2020, Mr. Mohan exercised 9,467 stock options having a strike price of $65.52 and 10,533 stock options having a strike price of $69.11 when the market price of a share of Best Buy common stock was $113.2319 and $113.219, respectively.

(9)	The amount represents:

71	2021 Proxy Statement

(a)
the vesting of restricted shares granted under our LTI program: 11,835 shares that were granted on March 13, 2017, which vested on March 13, 2020; 8,673 shares that were granted on March 12, 2018, which vested on March 12, 2020; 5,325 shares that were granted on March 20, 2019, which vested on March 20, 2020; and 3,915 shares that were granted on June 11, 2019, which vested on March 12, 2020;

(b)
the shares (27,147) acquired upon the vesting and settlement of a performance share award which was granted on March 13, 2017, and was based on the performance of our stock’s total shareholder return, relative to the S&P 500 Index, over a 36-month period which ended on February 1, 2020; and

(c)
the shares (27,444) acquired upon the vesting and settlement of a performance share award which was granted on March 13, 2017, and was based on the compound annual growth rate of our enterprise revenue, over a 36-month period which ended on February 1, 2020.

(10)	The amount represents:
(a)
the vesting of restricted shares granted under our LTI program: 2,273 shares that were granted on March 13, 2017, which vested on March 13, 2020; 2,740 shares that were granted on June 1, 2017, which vested on June 1, 2020; 2,204 shares that were granted on March 12, 2018, which vested on March 12, 2020; and 1,878 shares that were granted on March 20, 2019, which vested on March 20, 2020;

(b)
the shares (5,214) acquired upon the vesting and settlement of a performance share award which was granted on March 13, 2017, and was based on the performance of our stock’s total shareholder return, relative to the S&P 500 Index, over a 36-month period which ended on February 1, 2020;

(c)
the shares (6,288) acquired upon the vesting and settlement of a performance share award which was granted on June 1, 2017, and was based on the performance of our stock’s total shareholder return, relative to the S&P 500 Index, over a 36-month period which ended on February 1, 2020; and

(d)
the shares (6,357) acquired upon the vesting and settlement of a performance share award which was granted on June 1, 2017, and was based on the compound annual growth rate of our enterprise revenue, over a 36-month period which ended on February 1, 2020.

(11)	The amount represents:
(a)
the vesting of restricted shares granted under our LTI program: 4,931 shares that were granted on March 13, 2017, which vested on March 13, 2020; 3,060 shares that were granted on March 12, 2018, which vested on March 12, 2020; and 3,127 shares that were granted on March 20, 2019, which vested on March 20, 2020;

(b)
the shares (11,312) acquired upon the vesting and settlement of a performance share award which was granted on March 13, 2017, and was based on the performance of our stock’s total shareholder return, relative to the S&P 500 Index, over a 36-month period which ended on February 1, 2020;

(c)
the shares (11,436) acquired upon the vesting and settlement of a performance share award which was granted on March 13, 2017, and was based on the compound annual growth rate of our enterprise revenue, over a 36-month period which ended on February 1, 2020;

(d)
the shares (9,792) acquired upon the vesting and settlement of a performance share award which was granted on April 28, 2017, and was based on the performance of our stock’s total shareholder return, relative to the S&P 500 Index, over a 36-month period which ended on February 1, 2020; and

(e)
the shares (9,900) acquired upon the vesting and settlement of a performance share award which was granted on April 28, 2017, and was based on the compound annual growth rate of our enterprise revenue, over a 36-month period which ended on February 1, 2020.

2021 Proxy Statement	72

Nonqualified Deferred Compensation
The following table shows the account balances at January 30, 2021, and the contributions and earnings during fiscal 2021, for participating NEOs under the Best Buy Sixth Amended and Restated Deferred Compensation Plan (“Deferred Compensation Plan”), which is described in greater detail below the table.
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Ms. Barry	$—	$—	$—	$—	$—
Mr. Bilunas	—	—	—	—	—
Mr. Hartman
Mr. Mohan	—	—	44,301	—	251,145(1)
Ms. Scarlett	—	—	—	—	—
Mr. Saksena	688,906	—	501,554	—	1,642,466(2)
(1)	No portion of this amount has been previously reported in the Summary Compensation Table.
(2)
No portion of this amount has been previously reported in the Summary Compensation Table. Mr. Saksena’s fiscal 2021 contributions were deferred from his fiscal 2020 STI payment, which was paid during fiscal 2021 but has not been reported in the Summary Compensation Table as Mr. Saksena was not an NEO in our fiscal 2020 proxy statement.

Deferred Compensation Plan. The Company’s Deferred Compensation Plan is unfunded and unsecured. We believe the plan provides a tax-deferred retirement savings vehicle that plays an important role in attracting and retaining executive talent. The Deferred Compensation Plan allows highly compensated employees, including the NEOs, to defer:
•	Up to 75% of base salary; and
•	Up to 100% of a cash bonus (earned and paid in the same year) and short-term incentive compensation (earned and paid in different years), as applicable.
Amounts deferred under and contributed to the Deferred Compensation Plan are credited or charged with the performance of investment options selected by the participants. The investment options are notional and do not represent actual investments, but rather serve as a measurement of performance. The options available under the Deferred Compensation Plan and their annual rates of return as of December 31, 2020, were as follows:
Investment	Rate of Return
Fidelity VIP Balanced Service	22.32%
Vanguard VIF International	57.58%
PIMCO VIT Total Return Admin	8.64%
Vanguard VIF Small Company Growth	23.18%
PIMCO VIT High Yield Admin	5.72%
Vanguard VIF Equity Income	3.25%
Vanguard VIF Equity Index	18.20%
NVIT Government Money Market	0.26%
Franklin VIP Small Cap Value Securities	5.19%
T. Rowe Price Blue Chip Growth	34.28%
Participants who elect to defer compensation under the Deferred Compensation Plan also select when the deferred amounts will be distributed to them. Distributions may be made in a specific year, or at a specified time that begins on or after the participant’s retirement. Distributions are paid in a lump sum or in quarterly installments, depending on the participant’s election at the time of deferral. However, if a participant’s employment ends prior to retirement, a distribution is made promptly in a lump sum or in quarterly installments, depending on their initial election and account balance.
We do not provide employer-matching contributions for amounts deferred under the plan. Participants are fully vested in their contributions.

73	2021 Proxy Statement

Potential Payments Upon Termination or Change-of-Control
Upon termination of employment or in the event the Company experiences a change-of-control, our NEOs may be eligible to receive certain payments and their outstanding equity awards may be impacted. Following is a summary of the effects of various termination and change-of-control scenarios for each form of compensation, including a quantitative disclosure of the estimated payments and realizable value for each scenario assuming an effective date of January 30, 2021, the end of fiscal 2021, for each NEO with the exception of Mr. Saksena, whose employment with us ended in November 2020.
When Mr. Saksena’s employment terminated on November 1, 2020, he was eligible for and received a lump sum severance payment under the Company’s severance plan, which was subject to Mr. Saksena entering into a separation agreement containing confidentiality and non-solicitation restrictive covenants, as discussed in the Restrictive Covenants section below. The severance payment, as quantified in the Summary Compensation Table, was equal to two years of base salary; a payment equal to 150% of the cost of 24 months of the basic employee benefits (such as medical, dental and life insurance) that Mr. Saksena was enrolled in at the time of his termination; and payment of $25,000 in lieu of providing outplacement services. None of Mr. Saksena’s outstanding equity awards were modified upon his departure. See the Outstanding Equity Awards at Fiscal Year-End section for additional detail regarding Mr. Saksena’s outstanding performance share awards.
Cash compensation. Pursuant to the terms of the Company’s severance plan as of the end of fiscal 2021, and subject to entering into a separation agreement with us, our executive officers are generally eligible for: severance pay equal to two years of base salary; a payment equal to 150% of the cost of 23 months of medical, dental and vision benefits; a payment equal to 17 months of basic life insurance coverage and payment of $25,000 in lieu of providing outplacement services and other tax and financial assistance upon involuntary termination due to job elimination, reduction in force, business restructuring or other circumstances as we determine at our discretion. For more detail regarding our severance plan, see the Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation — Severance Plan section.
Ms. Barry’s employment agreement entitles her to participate in the Company’s severance plan, as detailed above, but also provides that she is eligible for the same severance pay if she were to be involuntarily terminated without Cause or were to voluntarily terminate her employment for Good Reason. Additionally, upon involuntary termination without Cause or voluntary termination for Good Reason on or within 12 months following a change-of-control, Ms. Barry is eligible for enhanced severance equal to (a) two times the sum of base salary plus target bonus and (b) a pro-rata annual bonus payment, dependent on actual performance under the Company’s short-term incentive plan for the fiscal year in which the termination occurs.
The following table provides, for the specified NEOs, as of the end of fiscal 2021, the potential severance amount they are eligible for under the scenarios discussed above.
Name	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Involuntary Termination — under Severance Plan(1)	Termination following Change-of-Control
Ms. Barry	$2,404,667	$2,404,667	$2,404,667	$9,364,667
Mr. Bilunas	—	—	1,634,571	—
Mr. Hartman	—	—	1,490,968	—
Mr. Mohan(2)	—	—	2,087,414	—
Ms. Scarlett	—	—	1,717,981	—
(1)
Pursuant to our Severance Plan, our NEOs are eligible for cash severance, as detailed above the table, if they are involuntarily terminated as a result of job elimination, reduction in force or business restructuring (or other circumstances at our discretion).

(2)
On April 29, 2021, we announced on a Form 8-K that Mr. Mohan will be stepping down from his role as President and Chief Operating Officer, effective on July 1, 2021. The amount reported here reflects the severance payment Mr. Mohan would have been entitled to as of the end of fiscal 2021. When Mr. Mohan's role terminates on July 1, 2021, he will be eligible for a similar separation payment which will be calculated using Mr. Mohan's then-current salary and benefits elections. The Company has also agreed to pay Mr. Mohan a one-time cash payment of $1,000,000 on or after his termination date in lieu of fiscal 2022 short-term and long-term incentive compensation.

Under our STI plan, which is discussed in more detail in the Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive section, our NEOs must remain employed with us through the end of the performance period in order to receive any payouts under the plan. If an NEO is terminated with Cause, they are not eligible for any STI plan payments. In fiscal 2021, all of the specified NEOs other than Mr. Saksena were employed with us through the end of fiscal 2021, which was the end of the fiscal 2021 STI plan. Each of their fiscal 2021 payments are discussed in the Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive and Summary Compensation Table sections.

2021 Proxy Statement	74

Nonqualified stock options. Our award agreements dictate what happens to unvested stock options and how long vested stock options are exercisable following different types of termination events. The following chart illustrates these various treatments under each possible scenario for stock options granted to our NEOs under our long-term incentive award programs.
Event	Effect on Vested Stock Options(1)	Effect on Unvested Stock Options
Voluntary termination	Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.	All stock options are forfeited.
Involuntary termination for Cause	Not exercisable.	All stock options are forfeited.
Involuntary termination without Cause	Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.	All stock options are forfeited.
Termination(2) within 12 months of a change-of-control	Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.	All stock options vest 100%.
Death or disability	Generally exercisable for a one-year period.	All stock options vest 100%.
Qualified retirement(3)	Generally exercisable for a one- to three-year period depending on the terms and conditions of the respective award agreement.	Continue to vest according to their normal vesting terms.
(1)	Stock options may not be exercised after their expiration dates under any circumstance.
(2)
For awards granted prior to fiscal 2015, this means involuntary termination without Cause or voluntary termination for Good Reason. Good Reason is usually deemed to exist if the Company makes a material adverse change to the NEO’s title, responsibilities or salary or requires the NEO to work more than 50 miles from the corporate office location in Richfield, MN (except for temporary business-related travel). For awards granted in fiscal 2015 and thereafter, this means only involuntary termination without Cause.

(3)
Qualified Retirement is defined in our employment and award agreements as: retirement by an employee, including our NEOs, on or after their 60th birthday, so long as they have been employed with the Company continuously for at least the five-year period immediately preceding their retirement date.

The table below provides, for the specified NEOs, as of the end of fiscal 2021, the value of their unvested, in-the-money stock options (as detailed in the Outstanding Equity Awards at Fiscal Year End section), under the situations discussed above. All values below were calculated using the closing price of our common stock as quoted on the NYSE on January 29, 2021, the last business day in fiscal 2021.
Name	Death or Disability	Termination following Change-of-Control(1)
Ms. Barry	$7,645,990	$7,645,990
Mr. Bilunas	3,097,807	3,097,807
Mr. Hartman	718,798	718,798
Mr. Mohan	5,266,186	5,266,186
Ms. Scarlett	7,674,757	7,674,757
(1)
Specifically, termination on or within 12 months of a change-of-control. For awards granted prior to fiscal 2015, this means involuntary termination without Cause or voluntary termination for Good Reason. For awards granted in fiscal 2015 and thereafter, this means only involuntary termination without Cause.

Restricted share awards. Pursuant to our award agreements, all unvested restricted share and restricted stock unit awards (including both time-based awards and time-based awards subject to performance conditions) held by our NEOs fully vest in the event of death or termination due to disability. Additionally, upon qualified retirement any unvested restricted shares and restricted stock units would continue to vest according to their normal vesting schedule, subject to achievement of performance conditions (where applicable). Under all other termination scenarios, unvested restricted shares and restricted stock units are forfeited and there are no change-of-control provisions which impact them.

75	2021 Proxy Statement

The table below provides, for the specified NEOs, as of the end of fiscal 2021, the value of their unvested restricted share and restricted stock unit awards (as detailed in the Outstanding Equity Awards at Fiscal Year End section) in the event of their death or disability. All values below were calculated using the closing price of our common stock as quoted on the NYSE on January 29, 2021, the last business day in fiscal 2021.
Name	Death or Disability
Ms. Barry	$9,298,451
Mr. Bilunas	2,400,678
Mr. Hartman	1,954,625
Mr. Mohan	11,216,404
Ms. Scarlett	3,604,880
Performance share awards. The following chart illustrates the treatment of outstanding performance share awards under various scenarios pursuant to our award agreements.
Event	Effect on Unearned Shares
-Death or disability
-Deemed earned on a pro-rata basis (number of days employed through termination / total number of days in performance period) based on the level of performance achieved as of the termination date (as determined as of the last completed fiscal quarter or fiscal year, depending on the performance metric)

-Involuntary termination without Cause -Qualified retirement
-Deemed earned on a pro-rata basis (number of days employed through termination / total number of days in performance period) based on the level of performance achieved as of the end of the performance period

-Change-of-control
-Deemed earned based on the level of performance achieved or at target, whichever is greater, as of the date of the change-of-control (as determined as of the last completed fiscal quarter or fiscal year, depending on the performance metric). Issuance of earned shares is subject to the NEO’s continued employment through the end of the performance period

-Termination following a change-of-control due to: death or disability, involuntary termination without Cause or qualified retirement
-A pro-rata portion (determined by number of days employed through termination / total number of days in performance period) of those shares deemed earned as of the date of the change-of-control are issued to the NEO

The table below provides, for the specified NEOs, as of the end of fiscal 2021, the value of their outstanding performance share awards (as detailed in the Outstanding Equity Awards at Fiscal Year End section), under the situations discussed above, with the exception of qualified retirement which does not currently apply to any of our NEOs. All values below were calculated using the closing price of our common stock as quoted on the NYSE on January 29, 2021, the last business day in fiscal 2021, and assume the same vesting percentage (150%) as reflected in the Outstanding Equity Awards at Fiscal Year End section.
Name	Death or Disability	Involuntary Termination without Cause	Change-of-Control(1)
Ms. Barry	$14,871,458	$14,871,458	$27,900,360
Mr. Bilunas	2,368,517	2,368,517	4,994,403
Mr. Hartman	1,268,256	1,268,256	2,763,103
Mr. Mohan(2)	11,928,368	11,928,368	21,086,323
Ms. Scarlett	2,614,883	2,614,883	4,508,902
(1)	Reflects value realizable upon a change-of-control event, but assumes that the NEO will stay with the Company through the end of the performance period of each outstanding performance share award.
(2)
Upon Mr. Mohan's departure, outstanding performance share awards held by Mr. Mohan will be deemed earned on a pro-rata basis based on the level of performance achieved as of the end of the performance period for each award.

2021 Proxy Statement	76

Restrictive Covenants. As further described in the Compensation Discussion and Analysis – Executive Compensation Elements – Other Compensation – Clawback and Restrictive Covenant Provisions section, our executive officer separation agreements and LTI award agreements generally include confidentiality, non-compete, and non-solicitation provisions as generally described below:
Confidentiality. Award recipients agree to maintain the confidentiality of Best Buy’s “confidential information” and to use such information for the exclusive benefit of Best Buy. This obligation has the appropriate application to the post-termination period.
Non-Compete. Award recipients agree not to engage in “competitive activity” for a period of one year following the later of termination of employment for any reason, or the last scheduled award vesting date.
Non-Solicitation. Award recipients agree not to solicit Company employees for employment or parties with which we do business from engaging such business for a period of one year following the later of termination of employment for any reason, or the last scheduled award vesting date.
Upon violation of a restrictive covenant, unexercised options and unvested shares related to the respective award agreement under which they were issued may be canceled and forfeited, and likewise, the Company may require that the related issued shares (or their fair market value, as measured on the option exercise date or share vesting date) must be returned to the Company. Additionally, the Company may seek injunctive or other appropriate equitable relief.
Director Compensation
Overview
Each year, the Compensation Committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board’s duties, and to fairly compensate directors for their service. As part of their analysis, the Compensation Committee considers the total value of the compensation as compared with director compensation at other Fortune 100 companies and our peer group of companies, which is described in Compensation Discussion and Analysis — Factors in Decision-Making. In March 2020, the Compensation Committee and Board reviewed and approved the fiscal 2021 compensation for non-management directors, including the value and terms of the equity compensation component, as described in more detail below.
Cash Compensation
The fiscal 2021 cash compensation for our non-management directors consisted of the following annual retainers:
Annual Amount
Annual retainer	$100,000(1)
Lead independent director stipend	100,000
Non-executive chair retainer	65,000(2)
Annual committee chair retainer - Audit	25,000
Annual committee chair retainer - Compensation & Human Resources	20,000
Annual committee chair retainer - Nominating, Corporate Governance and Public Policy	20,000
Annual committee chair retainer - Finance and Investment Policy	15,000
(1)	Increased from $95,000 in fiscal 2020.
(2)
In June 2020, the board transitioned from being led by an executive chair and a lead independent director to being led by an independent non-executive chair. In this regard, the Compensation Committee approved an additional $200,000 in compensation for the non-executive chair, one-third of which is in the form of a cash stipend (as reflected here) and two-thirds of which is in the form of equity (as discussed below).

All annual retainers are paid in quarterly installments and annual retainers for non-management directors who serve on the Board or as chair of a committee for only a portion of a fiscal year are prorated. Additionally, in April 2020, the Compensation Committee approved adjustments to the annual retainers detailed above in light of the COVID-19 national emergency and the Company’s response to the national emergency. All annual retainers were reduced by 50% for the second and third quarters of fiscal 2021.

77	2021 Proxy Statement

Equity Compensation
On June 11, 2020, the Compensation Committee approved an annual equity award for each of the then-serving non-management directors in the form of restricted stock units. The awards each had a value of $195,000, which translated into 2,525 restricted stock units. The Compensation Committee also approved an additional equity award for the non-executive chairman having a value of $165,000, which translated into 1,747 restricted stock units. The restricted stock units are entitled to dividend equivalents, which are subject to the same restrictions and vesting criteria as the underlying units. All restricted stock units granted to our directors fully vest one year from the grant date and must be held until the director leaves the Board. Director equity awards are prorated through a director’s termination date if a director leaves the Board before the restricted stock units have vested, unless the director is terminated for Cause, in which case all unvested restricted stock units are forfeited.
The Compensation Committee also considers prorated equity awards for new directors who are appointed to the Board between each annual grant. As such, the Compensation Committee approved prorated equity awards for new directors, Mr. Marte (906 restricted stock units) and Mr. Rendle (430 restricted stock units) in March 2021.
Director Compensation Table
The following table summarizes the compensation earned during fiscal 2021 by our non-management directors:
Name(1)	Fees Earned or Paid In Cash	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Lisa M. Caputo(5)	$81,209	$195,056	$—	$—	$276,265
J. Patrick Doyle(6)	134,423	330,012	—	—	464,435
Russell P. Fradin(7)	30,495	—	—	63,593	95,088
Kathy J. Higgins Victor(8)	52,747	195,056	—	66,623	314,426
David W. Kenny(9)	90,000	195,056	—	—	285,056
Cindy R. Kent(10)	30,495	—	—	—	30,495
Mario J. Marte(11)	6,593	—	—	—	6,593
Karen L. McLoughlin(12)	86,250	195,056	—	—	281,306
Thomas L. Millner(13)	93,750	195,056	—	—	288,806
Claudia F. Munce	75,000	195,056	—	—	270,056
Richelle P. Parham	75,000	195,056	—	—	270,056
Steven E. Rendle(14)	—	—	—	—	—
Eugene A. Woods	75,000	195,056	—	—	270,056
(1)	Ms. Barry and our former executive chairman and CEO Mr. Joly, our only management directors during fiscal 2021, did not receive any compensation for serving as directors.
(2)
The amounts in this column reflect the aggregate grant date fair value for restricted stock units granted to our non-management directors during fiscal 2021, measured in accordance with ASC Topic 718. As of January 30, 2021, our non-management directors held outstanding stock units including both unvested restricted stock units and restricted stock units that have vested, but that are subject to a holding requirement until the director leaves the board (“deferred units”) as follows: Ms. Caputo — 2,568 unvested units and 33,665 deferred units; Mr. Doyle — 4,345 unvested units and 24,287 deferred units; Mr. Fradin — 0 unvested units and 0 deferred units; Ms. Higgins Victor — 0 unvested units and 0 deferred units; Mr. Kenny — 2,568 unvested units and 29,642 deferred units; Ms. Kent — 0 unvested units and 0 deferred units; Mr. Marte – 0 unvested units and 0 deferred units; Ms. McLoughlin — 2,568 unvested units and 19,505 deferred units; Mr. Millner — 2,568 unvested units and 28,129 deferred units; Ms. Munce — 2,568 unvested units and 17,282 deferred units; Ms. Parham — 2,568 unvested units and 5,971 deferred units; and Mr. Woods — 2,568 unvested units and 4,977 deferred units.

(3)	We did not grant stock option awards to our non-management directors in fiscal 2021. As of January 30, 2021, none of our non-management directors held outstanding stock options.
(4)
Pursuant to the terms of the restricted stock units granted to our non-management directors on June 19, 2013, directors are entitled to an accrual of dividend equivalents from the vesting date (June 14, 2014) through the date the restricted stock units are issued to the director as shares (upon their departure from the Board). These dividend equivalent accruals are settled in cash at the time the shares are delivered to the departing director. The amounts in this column reflect the dividend equivalent payments to Mr. Fradin and Ms. Higgins Victor following their departures this year.

(5)	On September 17, 2020, Ms. Caputo became chair of the Nominating Committee.
(6)	Mr. Doyle served as our Lead Independent Director through June 11, 2020, when he became our non-executive Chairman.
(7)	Mr. Fradin’s Board service ended on June 11, 2020, at the conclusion of our 2020 Regular Meeting of Shareholders.
(8)	Ms. Higgins Victor’s Board service ended on September 17, 2020, when she retired from the Board for personal reasons. She was also chair of the Nominating Committee through that date.
(9)	Mr. Kenny is chair of the Compensation Committee.
(10)	Ms. Kent’s Board service ended on June 11, 2020, at the conclusion of our 2020 Regular Meeting of Shareholders.
(11)	Mr. Marte was appointed to the Board on January 7, 2021.

2021 Proxy Statement	78

(12)	Ms. McLoughlin is chair of the Finance and Investment Policy Committee.
(13)	Mr. Millner is chair of the Audit Committee.
(14)	Mr. Rendle was appointed to the Board on March 18, 2021. He was not a director during fiscal 2021.
Director Stock Ownership Guidelines
The Compensation Committee has established stock ownership guidelines requiring our non-management directors to own, indirectly or directly, 10,000 shares. Historically, we have expected that, until the ownership target is met, directors would retain 50% of their granted equity (net of taxes). In further support of director stock ownership, we began in fiscal 2014 granting director equity subject to a holding requirement for the duration of a director’s service on the Board. In fiscal 2021, all of our non-management directors were in compliance with the ownership guidelines, either by meeting the ownership target or by making progress towards the ownership target. Our stock ownership guidelines for executive officers are discussed in the Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation section.
Deferred Compensation Plan
Each calendar year, we offer our directors the opportunity to defer up to 100% of their annual and committee chair retainers under the Deferred Compensation Plan which is described in the section Compensation of Executive Officers — Nonqualified Deferred Compensation. No Company contributions or matching contributions are made for the benefit of directors under the Deferred Compensation Plan.
Other Benefits
We reimburse all directors for travel and other necessary business expenses incurred in performance of their services for us. In addition, all directors are covered under a directors’ and officers’ indemnity insurance policy.
CEO Pay Ratio
Pursuant to SEC rules, we are providing the following information about the ratio of the annual total compensation of our median employee to the annual total compensation of Ms. Barry, our CEO. Due to the flexibility afforded by the rules of the SEC in calculating the pay ratio amount, the ratio we calculated may not be comparable to the CEO pay ratio presented by other companies.
For fiscal 2021, our last completed fiscal year, Ms. Barry had annual total compensation of $12,033,503 as reflected in the Compensation of Executive Officers — Summary Compensation Table section of this proxy statement. Our median employee’s annual total compensation for fiscal 2021 was $30,542. As a result, we estimate that Ms. Barry’s annual total compensation was approximately 394 times that of our median employee.
In determining the median employee:
•
We prepared a list of all Best Buy employees as of January 30, 2021. As of January 30, 2021, we had approximately 101,680 employees, including 89,950 U.S. employees, and 11,730 non-U.S. employees. In identifying our median employee, we included our approximately 10,610 Canadian employees, but, in accordance with SEC rules, we excluded our employees in China and Mexico, where we have about 140 and 980 employees, respectively, representing approximately 1.1% in the aggregate of our worldwide workforce. After excluding employees in these countries, as of January 30, 2021, we had 100,560 employees.

•
As permitted under SEC rules, we used compensation that would equate to W-2 wages for the prior twelve months as our consistently applied compensation measure, which we believe provides a reasonable estimate of annual compensation for our employees. We annualized W-2 wages for employees, other than occasional/seasonal employees, who were not employed for the full twelve months. The median amount was then identified from the annualized list.

79	2021 Proxy Statement

ITEM OF BUSINESS NO. 4 — RIGHT TO ACT BY WRITTEN CONSENT
General Information
The Best Buy Board recommends a vote AGAINST this proposal and its opposition statement can be found below the proposal.
This shareholder proposal has been submitted by John Chevedden, 2215 Nelson Avenue, No. 205 Redondo Beach, CA 90278 (the beneficial owner of no less than 50 shares of Best Buy Common Stock). The proponent has requested we include the proposal and supporting statement in this proxy statement, and, if properly presented, the proposal will be voted on at the Regular Meeting of Shareholders.
This proposal and supporting statement are quoted verbatim below, and Best Buy is not responsible for any inaccuracies contained in them.
Summary of the Shareholder Proposal - Adopt a Mainstream Shareholder Right—Written Consent
Shareholders request that our board of directors take the steps necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.
Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 large companies in a single year. This included 67%-support at both Allstate and Sprint. This proposal topic also won 63%-support at Cigna Corp. (CI) in 2019. This proposal topic would have received higher votes than 63% to 67% at these companies if more shareholders had access to independent proxy voting advice.
The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special meeting. This also seems to be the conclusion of the Intel Corporation (INTC) shareholder vote at the 2019 Intel annual meeting.
The directors at Intel apparently thought they could divert shareholder attention away from written consent by making it less difficult for shareholders to call a special meeting. However Intel shareholders responded with greater support for written consent in 2019 compared to 2018.
After a 45%-vote (less than a majority vote) for a written consent shareholder proposal The Bank of New York Mellon Corporation (BK) said it adopted written consent in 2019.
A shareholder right to act by written consent affords Best Buy management strong protection for a holdout management mentality during the current rapid changing business environment. Due to the low shareholder participation in BBY annual meeting elections any action taken by written consent would still need 60% supermajority approval from the shares that normally cast ballots at the BBY annual meeting to equal a majority from the BBY shares outstanding.
The avalanche of bare bones online shareholder meetings in 2020 makes the shareholder right to act by written consent more valuable. Shareholders are so restricted in online meetings that management will never want a return to the more transparent in-person shareholder meeting format.
Shareholders are restricted in making their views known at online shareholder meetings because all constructive questions and comments can be screened out by management. For instance the Goodyear shareholder meeting was spoiled by a trigger-happy management mute button for shareholders. And AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak.
Please vote yes:
Adopt a Mainstream Shareholder Right — Written Consent — Item 4

2021 Proxy Statement	80

Statement in Opposition
The Board has carefully considered this proposal and does not believe that its adoption is in the best interests of Best Buy and its shareholders. The Board therefore unanimously recommends a vote AGAINST this proposal.
•	Action by Written Consent is Duplicative of Best Buy Shareholders’ Robust Right to Call Special Meetings. Best Buy shareholders have the right to call a special meeting:
○	At a 25% threshold with respect to a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a merger; and
○	At a 10% threshold for all other matters.
A right to act by written consent is duplicative of the existing shareholder right to call a special meeting. Our 10% stock ownership threshold for calling a special meeting (other than in connection with mergers) is lower than the most common threshold among S&P 500 companies that provide the right for shareholders to call a special meeting, which is 25% for all matters.
•
Shareholder Action by Written Consent Circumvents the Deliberative Shareholder Meeting Process. The Board believes that a shareholder meeting framework (whether at an annual or specially called shareholder meeting) better serves shareholders’ interests than action by written consent as it is an inherently more structured, democratic and open process. Action by written consent does not require that all shareholders receive notice of the written consent proposal, be given adequate time to review the subject matter of the proposal, be given the opportunity to consider alternative views on the proposal or be afforded the opportunity to debate the merits of the proposal at an open meeting. Shareholders also have greater ability in a meeting framework to change their minds and their votes prior to action being effective. Complete information about the proposed shareholder action is widely distributed beforehand through proxy statement materials, facilitating open and informed discussion prior to and in connection with the meeting. The meeting process also gives the Board time to analyze and provide a recommendation on the proposal and promotes well informed decision-making by shareholders and directors.

•
Written Consent Rights May Disenfranchise Shareholders and Have Other Potentially Negative Consequences. Unlike a shareholder meeting, the written consent process does not guarantee that all shareholders are informed of the proposed action or can participate in the decision. The proposal does not impose any ownership requirements on the shareholders soliciting written consent and, as a result, could be initiated by a single shareholder holding a very small number of shares. Written consent rights of the type proposed may encourage accumulation of short-term share ownership by a small group of investors (including those who accumulate a short-term voting position through borrowed shares) to advance a special agenda that may be contrary to the long-term best interests of Best Buy and its shareholders.

Additionally, a written consent process could lead various groups of shareholders to solicit written consents at the same time, potentially on a nearly continuous basis as different shareholder groups select their own special interest causes that may not be in the best long-term interests of all shareholders. These solicitations may be duplicative or conflicting. Addressing these solicitations would impose significant administrative and financial burdens on the Company without necessarily providing any corresponding benefit to shareholders.
•
Best Buy Has a Long-Standing Commitment to Sound Corporate Governance Practices and an Active Shareholder Engagement Program to Ensure Board Accountability. The ability to act by written consent is unnecessary because Best Buy continually evaluates shareholder feedback and developments in corporate governance, and implements appropriate changes to its corporate governance policies and practices that it believes are in the best interests of Best Buy and its shareholders. Best Buy has taken several actions in prior years in consideration of shareholder feedback elicited during its shareholder

81	2021 Proxy Statement

engagement process, including, among other actions, eliminating supermajority shareholder vote requirements in its Amended and Restated Articles of Incorporation in fiscal 2021, adopting proxy access and declassifying the Board. Our continual engagement with shareholders complements Best Buy’s good governance practices, which include the following:
✔	Proxy Access for Director Nominations – Eligible shareholders can include their own nominees for the Board in our proxy statement and ballot in accordance with our By-laws.
✔	Independent Board Leadership – The roles of Chair of the Board and CEO are separate at Best Buy. The Chairman of the Board is an independent director, as are all chairs of Board committees.
✔	Annual Election of Directors – All Best Buy directors are elected annually by the shareholders.
✔	Majority Voting for Election of Directors – Best Buy has a majority voting standard for election of directors in uncontested elections.
✔	Majority Voting for Charter and By-law Amendments – As discussed above, Best Buy has no supermajority voting provisions; shareholders can approve charter and bylaw amendments with a majority vote.
✔
Active Board Oversight on Environmental, Social and Governance Initiatives – The Board, with oversight by the Nominating, Corporate Governance and Public Policy Committee, is integrally involved in the Company’s ESG initiatives.

For all of the above reasons, the Board believes that this proposal is not in the best interest of all of our shareholders because of the risk of abuse associated with shareholder action by written consent, including bypassing procedural protections that offer transparency and advance notice, both of which are afforded with a shareholder meeting, as well as Best Buy shareholders’ existing right to call a special meeting with a 10% threshold (for all matters other than in connection with a merger), Best Buy’s commitment to good corporate governance and Best Buy’s strong shareholder engagement program.
Board Voting Recommendation
The Board recommends that you vote AGAINST this proposal.
IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED “AGAINST” THE PROPOSAL TO ACT BY WRITTEN CONSENT.

2021 Proxy Statement	82

OTHER BUSINESS
Management and the Board are not aware of any other item of business that will be addressed at the Meeting. If an item properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Meeting Notice, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting, the Proxy Agents will vote the shares subject to your proxy in their discretion. Discretionary authority for them to do so is contained in the proxy.
PROPOSALS FOR THE NEXT REGULAR MEETING OF SHAREHOLDERS
Any shareholder proposal intended to be presented for consideration at our 2022 Regular Meeting of Shareholders and to be included in our proxy statement for that meeting must be received by our Secretary no later than January 5, 2022, at our principal executive office, addressed as follows:
Mr. Todd G. Hartman
General Counsel, Chief Risk Officer and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423
Our By-laws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors and the proposal of any business not intended to be included in the corporation’s proxy statement, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a shareholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the immediately preceding annual meeting of shareholders. Accordingly, such proposals will be considered untimely if received before January 17, 2022, or after February 16, 2022. Any such shareholder proposal must also comply with the procedural requirements of our By-laws. The advance notice requirement in our By-laws supersedes the notice period in Rule 14a-4(c)(1) of the Securities Exchange Act of 1934 regarding discretionary proxy voting authority with respect to shareholder business.
By Order of the Board of Directors

Todd G. Hartman
Secretary
May 5, 2021

83	2021 Proxy Statement

Reconciliation of Non-GAAP Financial Measures
Reconciliations of operating income as a percent of revenue and diluted earnings per share (“EPS”) (GAAP financial measures) to non-GAAP operating income as a percent of revenue and non-GAAP diluted EPS (non-GAAP financial measures) were as follows:
	Fiscal Year
	2021	2020
Operating income as a % of revenue	5.1%	4.6%
Restructuring charges(1)	0.5%	0.1%
Intangible asset amortization(2)	0.2%	0.2%
Non-GAAP operating income as a % of revenue	5.8%	4.9%

Diluted EPS	$6.84	$5.75
Restructuring – inventory markdowns(3)	0.09	—
Price-fixing settlement(4)	(0.08)	—
Restructuring charges(1)	0.97	0.15
Intangible asset amortization(2)	0.30	0.27
Acquisition-related transaction costs(2)	—	0.01
Gain on investments, net(5)	(0.05)	—
Income tax impact of non-GAAP adjustments(6)	(0.16)	(0.11)
Non-GAAP diluted EPS	$7.91	$6.07
For additional information regarding the nature of charges discussed below, refer to Note 2, Restructuring; Note 3, Acquisitions; Note 4, Goodwill and Intangible Assets; and Note 11, Income Taxes, of the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for fiscal 2021.
(1)
Represents charges associated with actions taken to better align the Company’s organizational structure with its strategic focus and the decision to exit operations in Mexico in fiscal 2021, and charges and subsequent adjustments associated with U.S. retail operating model changes in fiscal 2020.

(2)
Represents charges associated with acquisitions, including (1) the non-cash amortization of definite-lived intangible assets, including customer relationships, tradenames and developed technology, and (2) acquisition-related transaction costs primarily comprised of professional fees.

(3)	Represents inventory markdowns recorded within cost of sales associated with the decision to exit operations in Mexico in fiscal 2021.
(4)	Represents a price-fixing litigation settlement received in relation to products purchased and sold in prior fiscal years.
(5)	Represents an increase in the fair value of a minority equity investment included in Investment income and other on our Consolidated Statements of Earnings.
(6)
Represents the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. The non-GAAP adjustments primarily relate to the U.S. and Mexico. As such, the income tax charge is calculated using the statutory tax rate of 24.5% for all U.S. non-GAAP items for all periods presented. There is no income tax charge for Mexico non-GAAP items, as there was no tax benefit recognized on these expenses in the calculation of GAAP income tax expense.

2021 Proxy Statement	84

BEST BUY

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 15, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 14, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BBY2021**

You may attend the Meeting via the Internet and vote during the Meeting if you hold shares directly. Plan shareholders may attend the Meeting but should vote as instructed above. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 15, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 14, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D51277-P49513

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

BEST BUY CO., INC.

The Board of Directors recommends a vote FOR all the listed nominees.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a) Corie S. Barry	☐	☐	☐
1b) Lisa M. Caputo	☐	☐	☐
1c) J. Patrick Doyle	☐	☐	☐
1d) David W. Kenny	☐	☐	☐
1e) Mario J. Marte	☐	☐	☐
1f) Karen A. McLoughlin	☐	☐	☐
1g) Thomas L. Millner	☐	☐	☐
1h) Claudia F. Munce	☐	☐	☐
1i) Richelle P. Parham	☐	☐	☐
1j) Steven E. Rendle	☐	☐	☐
1k) Eugene A. Woods	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022	☐	☐	☐
3. To approve in a non-binding advisory vote our named executive officer compensation	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 4.	**For**	**Against**	**Abstain**
4. To vote on a shareholder proposal entitled "Right to Act by Written Consent"	☐	☐	☐

NOTE: In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting.

If you vote by mail, please date and sign exactly as your name appears and return this card promptly in the accompanying postage-paid envelope. If shares are held by joint tenants or as community property, both shareholders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BEST BUY CO., INC.

REGULAR MEETING OF SHAREHOLDERS

Dear Best Buy Shareholder:

Your vote is important! We encourage you to vote promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week. Please note voting deadlines on the reverse side of this proxy card.

Vote by Internet:	Go to *www.proxyvote.com* and follow the prompts.
Vote by Telephone:	Call 1-800-690-6903 if you are in the U.S. or Canada, and follow the prompts.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the reverse side to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

D51278-P49513

BEST BUY CO., INC.

7601 Penn Avenue South, Richfield, Minnesota 55423

This proxy is solicited on behalf of the Board of Directors for use at the Regular Meeting of Shareholders to be held on June 16, 2021

The undersigned appoint(s) J. Patrick Doyle and/or Todd G. Hartman, each with the power of substitution, as their proxies ("Proxy Agents") to vote as directed on the reverse side of this proxy card, all the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of April 19, 2021, at the Regular Meeting of Shareholders (the "Meeting") to be held on Wednesday, June 16, 2021, at 9:00 a.m. Central Time. The undersigned shareholder of Best Buy Co., Inc. acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on Wednesday, June 16, 2021, via the Internet at www.virtualshareholdermeeting.com/BBY2021.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS PROXY CARD, THE PROXY AGENTS WILL VOTE FOR THE ELECTION OF ALL THE NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4, AND IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ADJOURNMENT OF THE MEETING AND ANY OTHER MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

If you participate and hold shares in the Best Buy stock fund within the Best Buy 401(k) Retirement Savings Plan (the "401(k) Plan"), as of the record date, April 19, 2021, this proxy covers all shares for which the undersigned has the right to give voting instructions to State Street Bank and Trust Company, Trustee of the Best Buy stock fund within the 401(k) Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on June 14, 2021, the Trustee will vote the shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan, unless otherwise required by law.